As Filed:  September 8, 1998                             SEC File No.333-59715



                       SECURITIES AND EXCHANGE COMMISSION

                         Post-Effective Amendment No. 1

                                       to
                                    Form S-1

            Registration Statement Under the Securities Act of 1933


                                EUROGAS, INC.
            (Exact name of registrant as specified in its charter)

                                     Utah
        (State or other jurisdiction of incorporation or organization)

                                     1311
           (Primary Standard Industrial Classification Code Number)

                                  87-0427676
                     (I.R.S. Employer Identification No.)

       942 East 7145 South, #101A, Midvale, Utah 84047  (801) 255-0862
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Hank Blankenstein, 942 East 7145 South, #101A, Midvale, Utah 84047
                               (801) 255-0862
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                              Keith L. Pope, Esq.
                         Kruse, Landa & Maycock, L.L.C.
                          Eighth Floor, Bank One Tower
                                50 West Broadway
                        Salt Lake City, Utah  84101-2006
                           Telephone: (801) 531-7090
                           Telecopy:  (801) 531-7091

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

      This Post-Effective Amendment No. 1 to the Registration Statement shall become effective in accordance with Section 8(c) of the Securities Act of 1993, as amended.

                                     CALCULATION OF REGISTRATION FEE
                                                      Proposed Maximum     Proposed Maximum
Title of Each Class of Securities    Amount to be     Offering Price     Aggregate Offering       Amount of
          to be Registered           Registered(1)      Per Unit(2)              Price         Registration Fee
---------------------------------    -------------    ----------------   ------------------    ----------------
         Common Stock                 10,000,000          $3.6875             $36,875,000           $10,879

[FN]
(1) There are also registered pursuant to Rule 416 such additional number of securities as may be issuable under the antidilution provisions of the Company's Warrants and Options to purchase Common Stock.
(2) Estimated solely for purposes of calculating the registration fee. The last price of the Common Stock was $3.6875 as reported by the Bulletin Board on July 17, 1998.


                                                                      Prospectus

                               10,000,000 Shares
                                 EUROGAS, INC.
                                  Common Stock


     This Prospectus relates to a public offering by certain shareholders (the "Selling Shareholders") of (i) up to 10,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"), of EuroGas, Inc. (the "Company"), issued or issuable on the conversion of 1998 Series B Convertible Preferred Stock currently issued and outstanding or issuable in the future. (See "SELLING SECURITY HOLDERS" and "PLAN OF DISTRIBUTION.") The number of shares of Common Stock into which the 1998 Series B Convertible Preferred Stock are convertible will vary based on the trading price for the Company's Common Stock in the over-the-counter market at the time of conversion. (See "DESCRIPTION OF SECURITIES TO BE REGISTERED: 1998 Series B Convertible Preferred Stock.") The Common Stock is quoted on the Bulletin Board maintained by NASD, Inc. (the "Bulletin Board"), under the trading symbol "EUGS." The last price for the Common Stock as of August 31, 1998, as reported by the Bulletin Board was $2.00.

This Offering Involves Substantial Risks.  (See the discussion under the caption
                      "RISK FACTORS" beginning on page 6.)

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR OTHER
              REGULATORY AUTHORITY, NOR HAS THE COMMISSION OR ANY
               STATE OR OTHER REGULATORY AUTHORITY PASSED ON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                   Underwriting Discounts     Proceeds to Selling
             Price to Public(1)      and Commissions(2)         Shareholders(3)
             ------------------    ----------------------     -------------------
Per Share       $2.00                       -                     $2.00
Total           $20,000,000                 -                     $20,000,000

[FN]
(1) The price per share for the securities offered by the Selling Shareholders is estimated at the last price for the Common Stock of $2.00 per share as reported by the Bulletin Board on August 31, 1998.
(2) It is anticipated that the securities being sold by the Selling Shareholders will be sold in privately-negotiated transactions or through broker-dealers in individual transactions in which normal commissions and other charges will be made by the broker-dealer. There is no agreement between any broker-dealer and the Company with respect to such sales.
    (See "PLAN OF DISTRIBUTION.")
(3) All amounts received on the sale of the Common Stock will be paid to the Selling Shareholders, and there will be no proceeds to the Company. The Company anticipates that it will incur costs related to this offering of approximately $100,000. (See "USE OF PROCEEDS" and "PLAN OF DISTRIBUTION.")


 The date of this Prospectus is August 7, 1998, as amended September    , 1998.


     The Selling Shareholders may offer the Common Stock through or to securities brokers or dealers designated by them in the trading market for the Common Stock or in other transactions negotiated by the Selling Shareholders. Any such sale of Common Stock by the Selling Shareholders must be accompanied by, or follow the delivery of, a prospectus that is part of the current registration statement relating to the Common Stock being offered, unless the Selling Shareholder elects to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. The Selling Shareholders and any broker, dealer, or agent that participates with the Selling Shareholders in the sale of the Common Stock offered hereby may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions under the Securities Act. (See "SELLING SECURITY HOLDERS" and "PLAN OF DISTRIBUTION.")

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. In connection with this offering, the Company estimates that it will incur costs of approximately $100,000 for filing and listing fees, legal, accounting, printing, and other matters associated with the preparation, filing, and distribution of the registration statement and prospectus. Any separate costs of the Selling Shareholders will be borne by them. Commissions or discounts paid in connection with the sale of securities will be paid by the Selling Shareholders and will be determined by agreement between the Selling Shareholders and the broker-dealer through, or to, which the securities are to sold and may vary depending on the broker-dealer's commission or mark-up schedule, the size of the transaction, and other factors. (See "PLAN OF DISTRIBUTION.")

                             ADDITIONAL INFORMATION

     The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago Illinois 60661. Copies can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a Web site that contains the reports and other information regarding registrants, such as the Company, which file reports electronically with the Commission at http://www.sec.gov.

     The Company will provide, without charge, a copy of the information incorporated in this Prospectus by reference, including copies of the periodic reports of the Company filed with the Commission (not including the exhibits thereto), to anyone requesting a copy. Requests should be directed to Hank Blankenstein, EuroGas, Inc., 942 East 7145 South, #101A, Midvale, Utah 84047, telephone (801) 255-0862.

     No person is authorized to provide any information or to make any representation not contained in this Prospectus and any such information or representation made or given must not be relied on as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale under this Prospectus shall, under any circumstance, create any implication that the information in this Prospectus is current as of such date.


                               TABLE OF CONTENTS

Caption                                                       Page
PROSPECTUS SUMMARY..........................................   5
   THE COMPANY..............................................   5
   THE OFFERING.............................................   5
   USE OF PROCEEDS..........................................   6
   RISK FACTORS.............................................   6
RISK FACTORS................................................   7
   THE COMPANY'S ACTIVITIES.................................   7
  Need for Significant Funds ...............................   7
  Lack of Revenues .........................................   7
  Exploration Risks ........................................   7
  Lack of Infrastructure ...................................   7
  Location of the Company's Interests ......................   8
  Future Licenses ..........................................   8
  SEC Investigation and Other Legal Matters ................   8
  Dependence on Texaco .....................................   8
  No Assurance of Commercial Production From the Company's
    Projects ...............................................   9
  Dependence on Officers, Key Employees, and Consultants ...   9
  Risk of Impairment of Recorded Value of Unproved
    Properties .............................................   9
  Risks of Adverse Weather .................................   9
  Forward Looking Information May Prove Inaccurate .........  10
   FACTORS RELATED TO THE OIL AND GAS INDUSTRY..............  10
  Volatility of Commodity Prices and Markets ...............  10
  Operating Hazards and Uninsured Risks ....................  10
  Intense Competition in the Oil and Gas Industry ..........  10
  Environmental Regulations ................................  11
   GENERAL RISKS RELATING TO OFFERING.......................  11
  Market Impact of Offering ................................  11
  Lack of Due Diligence Review .............................  11
  Shares Eligible for Future Sale ..........................  11
  Substantial and Immediate Dilution .......................  11
  Substantial Warrants and Options Outstanding .............  12
  Issuance of Additional Common Stock ......................  12
  Determination of Purchase and Exercise Price .............  12
  No Dividends .............................................  12
USE OF PROCEEDS.............................................  12
DETERMINATION OF OFFERING PRICE.............................  13
DILUTION....................................................  13
SELLING SECURITY HOLDERS....................................  13
PLAN OF DISTRIBUTION........................................  14
   GENERAL..................................................  14
   RESTRICTED NATURE OF SECURITIES..........................  14
   SALE OF COMMON STOCK.....................................  15
   DETERMINATION OF OFFERING PRICE..........................  15
DESCRIPTION OF SECURITIES TO BE REGISTERED..................  15
   GENERAL..................................................  15
   COMMON STOCK.............................................  15
   1998 SERIES B CONVERTIBLE PREFERRED STOCK................  16
   1995 SERIES PREFERRED STOCK..............................  16
   OTHER PREFERRED STOCK DESIGNATIONS.......................  17
   SELECTED PROVISIONS OF THE ARTICLES OF INCORPORATION.....  17
   TRANSFER AGENT...........................................  17
INTERESTS OF NAMED EXPERTS AND COUNSEL......................  17
INFORMATION WITH RESPECT TO THE REGISTRANT..................  18
   DESCRIPTION OF BUSINESS AND PROPERTIES OF THE COMPANY....  18
  General ..................................................  18
  Forward Looking Information May Prove Inaccurate .........  19
  Activities in Poland .....................................  19
     General ...............................................  19
     The Pol-Tex Concession and Related Matters ............  20
  Activities in Slovakia ...................................  21
     Slovakian Oil & Gas Joint Venture .....................  22
     Slovakian Talc Deposit ................................  23
  Activities in the Sakha Republic .........................  24
  Activities in Canada .....................................  25
  Activities in the Ukraine ................................  25
  Risks Associated With the Stage of Exploration and
    Location of Company's Interests ........................  26
  Environmental Compliance .................................  26
  Competition ..............................................  27
  Employees and Consultants ................................  27
  Operational Hazards and Insurance ........................  27
  Office Space .............................................  27
  History ..................................................  28
   LEGAL PROCEEDINGS........................................  30
   MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.  31
  Market for Common Stock ..................................  31
  Sale of Unregistered Securities ..........................  32
   SELECTED FINANCIAL DATA..................................  34
  Certain Financial Data ...................................  34
  Statement of Operations Data .............................  34
  Balance Sheet Data .......................................  34
   MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF
     OPERATION .............................................  34
  General ..................................................  34
  Recent Developments ......................................  35
     Funding Activities ....................................  35
     Financial Position ....................................  35
  Results of Operations ....................................  35
  Capital and Liquidity ....................................  36
  Year 2000 ................................................  37
   FINANCIAL STATEMENTS.....................................  37
   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
     ACCOUNTING AND FINANCIAL DISCLOSURE....................  37
   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
     PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE
     EXCHANGE ACT...........................................  37
  Company Control ..........................................  38
  Key Consultants and Employees ............................  39
  Section 16(a) Beneficial Ownership Reporting Compliance ..  40
   EXECUTIVE COMPENSATION...................................  41
  Executive Employment and Consulting Arrangements .........  41
  Compensation of Directors ................................  41
  Board Compensation Committee Report on Executive
    Compensation ...........................................  42
SECURITY ONWERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT ...............................................  43
   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........  44
  Dr. Reinhard Rauball and Wolfgang Rauball ................  44
  Relationship With Oxbridge and Chemilabco ................  44
  Herbert Zimmer ...........................................  44
  Loan Transactions ........................................  45
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES................................  45


                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by detailed information and financial statements appearing elsewhere in this Prospectus and the periodic reports of the Company filed with the Commission that are incorporated into this Prospectus by reference.

                                  The Company

     The Company is engaged in the acquisition of rights to explore for and exploit natural gas and coal bed methane gas in various parts of the world. The Company currently has interests in several projects, including a coal bed methane gas project in Poland that has been farmed out to a subsidiary of Texaco, Inc. ("Texaco"), a natural gas project in Slovakia, a natural gas project in Canada, and, as a result of an acquisition of a subsidiary of OMV Aktiengesellschaft ("OMV"), an Austrian gas transmission company, a natural gas project in the Sakha Republic, a member of the Russian Federation located in eastern Siberia. In addition, the Company has an exclusive right to negotiate the terms of a joint venture arrangement with the Polish Oil & Gas Company ("POGC") concerning a separate natural gas project in Poland, has recently entered into agreements with respect to two natural gas projects in Ukraine, and has entered into a cooperation agreement with National Power International Limited, a United Kingdom based power company, to submit a bid on the construction of a power plant in Poland. The Company has also recently acquired a controlling interest in a company that is a minority partner in the proposed development of a talc deposit in Slovakia.

     The Company had historically suffered from a shortage of capital. However, it had working capital of approximately $9,366,000 and $5,920,000 at December 31, 1997, and June 30, 1998, respectively. Most of the projects in which the Company is involved will require significantly more capital than is currently available to the Company. While the Selling Shareholders have committed to provide the Company with up to an additional $22,000,000 in equity financing, the Company anticipates that it will continue to seek equity and debt financing from others and participation in its projects by industry partners in order to provide the necessary financing and expertise for the long-term development of the various projects. (See "INFORMATION WITH RESPECT TO THE REGISTRANT.")

     The Company's principal executive offices are located at 942 East 7145 South, #101A, Midvale, Utah 84047. The Company's telephone number at that location is (801) 255-0862.

                                  The Offering

     This offering relates to the sale by the Selling Shareholders of up to 10,000,000 shares of Common Stock, either issued or issuable on the conversion of currently issued and outstanding 1998 Series B Convertible Preferred Stock or issuable on the conversion of shares of 1998 Series B Convertible Preferred Stock that may be issued in the future. The 1998 Series B Convertible Preferred Stock was and will be issued in private placements (the "Private Placements") to a limited number of investors in transactions intended to be exempt from the registration requirements of the Securities Act. As a result, the Common Stock issued on the conversion of the 1998 Series B Convertible Preferred Stock will be restricted securities and will not be transferable, except pursuant to a registration statement or an available exemption from registration.

     This Prospectus is part of a registration statement filed to meet the Company's contractual obligations to permit the sale by the Selling Shareholders of the Common Stock received by them on conversion of the 1998 Series B Convertible Preferred Stock. (See "PLAN OF DISTRIBUTION.")

Securities offered                                10,000,000 shares of Common Stock.  (See "PLAN OF
                                                  DISTRIBUTION.")

Common Stock outstanding before offering          66,889,628 shares(1)

Common Stock outstanding after offering           74,746,934 shares(2)

No Net Proceeds                                   The Company will not receive any proceeds from the
                                                  sale of the Common Stock by the Selling Shareholders.
                                                  (See "USE OF PROCEEDS.")

Trading Symbol                                    The Common Stock of the Company is traded on the
                                                  Bulletin Board under the symbol EUGS, on the Frankfurt
                                                  Exchange under the symbol EUGS.F, the Berlin Exchange
                                                  under the symbol EUGS.BE, the Stattgart Exchange under
                                                  the symbol EUGS.S, and the Hamburg Stock Exchange under
                                                  the symbol EUGS.H.

[FN]

(1) Includes 1,995,194 shares issued on the conversion of 5,350 shares of 1998 Series B Convertible Preferred Stock and accrued interest through
    August 31, 1998, at a weighted average conversion price of $2.71 per share. Does not include options to acquire up to 13,450,000 shares at a weighted option exercise price of $3.55 per share or the shares of Common Stock issuable on the conversion of the 1998 Series B Convertible Preferred Stock. (See "PRINCIPAL SECURITY HOLDERS" and "PLAN OF DISTRIBUTION.")
(2) Does not include options to acquire up to 13,450,000 shares with a weighted option exercise price of $3.55 per share. The actual number of shares of Common Stock into which the 1998 Series B Convertible Preferred Stock is convertible will vary depending on the market price for the Company's Common Stock immediately preceding the election of the Selling Shareholders to convert. (See "DESCRIPTION OF SECURITIES TO BE REGISTERED: 1998
    Series B Convertible Preferred Stock.")

                                Use of Proceeds

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. If the Selling Shareholders meet their commitment to the Company to acquire the remaining shares of the Series B Convertible Preferred Stock, the Company would receive additional gross proceeds of $22,000,000. (See "USE OF PROCEEDS.")

                                  Risk Factors

     The acquisition of Common Stock involves substantial risk. (See "RISK FACTORS.")


                                  RISK FACTORS

     The acquisition of the Common Stock involves certain risks. The following factors, in addition to the other information and financial data set forth elsewhere in this Prospectus or incorporated herein by reference, should be considered carefully in evaluating the Company and its business before making an investment in the Common Stock offered hereby.

THE COMPANY'S ACTIVITIES

Need for Significant Funds

     The Company has historically been undercapitalized, although it had working capital of approximately $9,366,000 and $5,920,000 at December 31, 1997, and June 30, 1998, respectively. While the extent of the Company's additional funding needs for development of its interests cannot currently be estimated, it is likely that the interest of the Company's shareholders will continue to be diluted as the Company seeks funding through the sale of additional securities or through joint venture or industry partnering arrangements. The Company has an agreement with the Selling Shareholders to provide it with an aggregate of up to $22,000,000 in additional gross proceeds from the issuance of the remaining 22,000 shares of Series B Convertible Preferred Stock in tranches of $4,000,000 under certain market conditions. One of these conditions is that the price of the Company's Common Stock in the public market be at least $3.00 per share, a condition the Company currently fails to meet. Even if these funds are available, the Company anticipates that it will need funds in addition to these in order to develop its projects. There can be no assurance that the Company will continue to have available to it a source of equity financing or that, if required, it will be able to borrow the funds necessary to continue its activities. In addition, even if such funds are available, there can be no assurance that the necessary financing can be obtained on terms acceptable or favorable to the Company.

Lack of Revenues

     The Company has not had any revenues since its incorporation, except for $500,000 received in connection with transferring certain interests to Texaco. The Company does not currently have a source of revenues, and does not anticipate any revenues in the near term. Consequently, the Company is entirely dependent on its existing working capital, obtaining financing from the sale of securities in the future, and/or amounts made available to the projects of the Company by industry partners in the future. The Company anticipates that it will continue to incur significant losses. The Company anticipates significant costs in connection with its ongoing development of the projects in which it currently holds an interest and does not anticipate that these costs will be able to be met from revenues for the foreseeable future.

Exploration Risks

     Exploration and, if justified, development of the Company's interests involve significant risks. There can be no assurance that the exploration of these projects will result in the location of recoverable hydrocarbons. There is no way to know in advance of drilling and testing whether any prospect will encounter hydrocarbons or will yield gas in sufficient quantities to be economically viable. Several test wells are typically required to explore each prospect or exploration area. The Company may continue to incur significant exploration costs in specific areas, even if initial test wells are plugged and abandoned or, if completed for production, do not result in production of commercial quantities of natural gas. The Company drilled a number of test wells in Poland, none of which resulted in the establishment of commercial production or reserves.

Lack of Infrastructure

     The Company's prospects are located in areas of the world in which it believes there is the potential for significant reserves of natural gas. However, these areas are also in locations in which the necessary infrastructure for transporting, delivering, and marketing any natural gas that may be recovered are significantly underdeveloped or, in some cases, nonexistent. Consequently, even if the Company is able to locate hydrocarbons in commercial quantities, it may be required to invest significant amounts in developing the infrastructure necessary to support the marketing of the gas or may be unable to economically market such gas. The Company does not currently have a source of funding available to meet these costs.

Location of the Company's Interests

     The Company's operations in Poland, Slovakia, Ukraine, and the Sakha Republic carry with them certain risks in addition to the risks normally associated with the exploration for, and development of, hydrocarbons. Although recent political and socio-economic trends in these countries toward the development of a capitalistic economy provide opportunities for foreign investment, the risks of political instability, a change of government, unilateral renegotiation of concessions or contracts, nationalization, foreign exchange restrictions, and other uncertainties must be taken into account when operating in these areas of the world. The terms of the governing agreements are subject to administration by the various governments and are, therefore, subject to changes in the government itself, changes in government personnel, the development of new administrative policies or practices, the adoption of new laws, and many other factors. The Company will be required to obtain additional licenses and permits on an ongoing basis to permit the drilling of wells, the construction of transportation facilities and pipelines, the marketing of any hydrocarbons that may be produced, and financial transactions necessary for all of the foregoing. The rules, regulations, and laws governing all of these matters are subject to change by the various governmental agencies involved. There can be no assurance that the laws, regulations, and policies applicable to the interests held by the Company will not be adversely changed at some future date.

Future Licenses

     In most cases, the Company has the right to conduct basic exploration on the prospects in which it owns an interest. In order to drill for, test, recover hydrocarbons, transport any hydrocarbons recovered, or sell such hydrocarbons, the Company will typically be required to obtain additional licenses and permits and to enter into agreements with various land owners. These licenses, permits, and agreements would include the terms of a development/exploitation fee, typically based on the market value of the economically recoverable reserves, which will affect the commercial viability of any hydrocarbons that may be discovered. In addition, the granting of additional licenses and permits will require the consent of national and local governments having jurisdiction over the production area. There is no assurance that the Company will be able to obtain the necessary licenses, permits, and agreements. Even if the Company can obtain the required items, it may be subject to significant delays in doing so, which would adversely affect the development of the Company's interests.

SEC Investigation and Other Legal Matters

     The Company is the subject to a formal order of investigation issued by the United States Securities and Exchange Commission (the "Commission") on August 1, 1995, to investigate whether violations of applicable law may have occurred.
The Company has produced numerous documents pursuant to extensive subpoenas from the Commission and the oral testimony of its officers and directors and the Commission has obtained similar information from some of the Company's former officers and directors and the former independent public accountants of the Company. While the Company has not been contacted by the Commission with respect to this matter for more than 18 months, the Company cannot currently predict the duration or outcome of this investigation. If the Commission concludes that there have been violations of the securities laws, it has available a large range of civil and criminal remedies up to and including the suspension of trading in the Company's Common Stock or the exclusion of the current officers and directors of the Company from participating in a public company. In addition, the Company is subject to certain other pending or threatened legal claims. (See "INFORMATION WITH RESPECT TO THE REGISTRANT:
Legal Proceedings.") If these or other matters are resolved adversely to the Company, the resolution could have a material negative impact on the Company and its business and proposed business.

Dependence on Texaco

     The Company has granted the exclusive license to Texaco to develop its coal bed methane gas interests in Poland. Texaco has committed to expending certain funds in connection with the acquisition of data and the initial exploration of this project and will be required to pay additional amounts to the Company if it elects to continue to proceed. However, Texaco also has the option at various intervals to withdraw from future participation in the project. In addition, control of the timing and breadth of any development has, in large part, been turned over to Texaco which may make such decisions based on larger corporate policies unrelated to the merits of the coal bed methane gas project. If Texaco elects not to proceed at some point or elects to delay, for any reason, the development of any coal bed methane that may be located on the concession, the Company would not recognize any return on its significant investment in this project to date. In such event, the Company would seek to locate an alternative strategic partner. However, there can be no assurance that the Company would be successful in obtaining the participation of another partner, that the terms of any such arrangement would be favorable to the Company, or that such efforts would not significantly delay the exploration and development of the coal bed methane project.

No Assurance of Commercial Production From the Company's Projects

     Other than its interest in Canada, there has not been any commercial production of gas from any of the areas in which the Company owns an interest, even though various governmental agencies have previously drilled exploratory wells in certain of the areas located in Eastern Europe. Texaco is currently drilling test wells on the concession in Poland which it controls and in which the Company owns an interest, and the Company has drilled test wells on its Slovakia concessions. However, none of these wells have been completed for production, and there can be no assurance concerning the resources that may ultimately be recovered from the Company's activities. Even when the Company intersects a structure that contains hydrocarbon reservoirs, there can be no assurance that the porosity, permeability, or other characteristics of any reservoir formation will support the production of hydrocarbons in commercial quantities for any extended period or at all.

Dependence on Officers, Key Employees, and Consultants

     The Company is dependent on the services of Dr. Reinhard Rauball, the chairman of the board of directors, Mr. Wolfgang Rauball, the Company's chief consultant, Mr. Paul Hinterthur, the president of the Company, and Mr. Hank Blankenstein, the Vice-President of the Company. The Company has also been dependent on certain of these individuals for obtaining the necessary equity financing received by the Company to date. In addition, the Company is dependent on certain of its key employees, including Andrew J. Andraczke and J. Tony Preuss, in connection with its business activities. Mr. Andraczke has been instrumental in assisting the Company in establishing its operations in Poland. The loss of one or more of these individuals could materially adversely impact the Company. The Company has not entered into employment agreements with any of the individuals and does not maintain key-man life insurance on its officers. (See "MANAGEMENT: Executive Officers and Directors.")

Risk of Impairment of Recorded Value of Unproved Properties

     The Company capitalizes costs related to unproved hydrocarbon properties and recognizes the expenses for costs to drill exploratory wells that do not result in proved reserves at the time the well is plugged and abandoned. The Company reviews its unproved properties periodically to assess whether an impairment allowance should be recorded. At June 30, 1998, the Company had capitalized costs related to the acquisition of unproved properties in the amount of approximately $24,405,000. Should future events such as the drilling of dry holes evidence that an impairment of recorded value has taken place, the adverse impact on the Company's results of operations for the period in which the impairment is recognized could be significant. As a result of the foregoing, the results of operations of the Company for any particular period may not be indicative of the results that could be expected over longer periods. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.")

Risks of Adverse Weather

     A significant portion of the Company's projects are subject to periodic interruptions due to weather conditions that may be quite severe in the areas in which such activities are conducted. Heavy precipitation may make travel to exploration sites or drilling locations difficult or impossible. Extremely cold temperatures may delay or interrupt drilling, well servicing, and production. The temperatures in the Sakha Republic are especially extreme and include some of the coldest areas of the northern hemisphere. The average temperature of the entire region from October to April is below freezing with winter temperatures dipping to minus 70 to 80 degrees Fahrenheit. The foregoing may reduce production volumes or increase production costs and may make activities impractical or impossible during certain portions of the year.

Forward Looking Information May Prove Inaccurate

     This Prospectus contains certain forward looking statements and information relating to the Company and its business that are based on the beliefs of management of the Company and assumptions made based on information currently available to management. Such statements reflect the current views of management of the Company and are not intended to be accurate descriptions of the future. The discussion of the future business prospects of the Company is subject to a number of risks and assumptions, including establishing beneficial relationships with industry partners to provide funding and expertise to the projects of the Company, locating commercial deposits of methane and natural gas on the Company's concessions and licenses, the successful negotiation of additional licenses and permits for the exploitation of any reserves located, the successful completion of wells, the economic recoverability of in-place reservoirs of hydrocarbons, the successful addressing of technical problems in completing wells and producing gas, the success of the marketing efforts of the Company, the ability of the Company to establish required facilities to gather and transport any hydrocarbons that may be produced, and the ability of the Company to obtain the necessary financing to successfully complete its goals. Should one or more of these or other risks materialize or if the underlying assumptions of management prove incorrect, actual results of the Company may vary materially from those described. The Company does not intend to update the forward looking statements, except as may occur as part of its ongoing periodic reports filed with the Commission.

FACTORS RELATED TO THE OIL AND GAS INDUSTRY

Volatility of Commodity Prices and Markets

     Oil and gas prices have been, and are like to continue to be, volatile and subject to wide fluctuations in response to any of the following factors: relatively minor changes in the supply and demand for oil and gas; market uncertainties; political conditions in international oil producing areas; the extent of domestic production and importation of hydrocarbons in certain relevant markets; the level of consumer demand; weather conditions; the competitive position of hydrocarbons as a source of energy as compared to other energy sources; the refining capacity of crude purchasers; and the effect of governmental regulation on the production, transportation, and sale of hydrocarbons. Adverse changes in the market or the regulatory environment would likely have an adverse effect on the Company's ability to obtain capital from lending institutions, industry participants, private or public investors, or other sources. In addition, such adverse changes would have a negative impact on the business activities of the Company.

Operating Hazards and Uninsured Risks

     The exploration for hydrocarbons, drilling of wells, and production of hydrocarbons involve hazards such as fire, explosions, blowouts, pipe failures, casing collapses, unusual or unexpected formations and pressures, and environmental hazards such as spills, leaks, ruptures, and discharges of toxic substances, any one of which may result in environmental damage, personal injury, and other harm that could result in substantial liabilities to third-parties and losses to the Company. The Company does not maintain insurance against these risks. Even if it obtained insurance, the Company may not be insured against all losses or liabilities which may arise from such hazards because such insurance may be unavailable at economic rates, because of limitations in the insurance policies, or because of other factors. Any uninsured loss could have a material adverse impact on the Company.

Intense Competition in the Oil and Gas Industry

     The oil and gas industry is highly competitive. Most of the Company's current and potential competitors have far greater financial resources and a greater number of experienced and trained managerial and technical personnel than the Company. There can be no assurance that the Company will be able to compete effectively with such firms.

Environmental Regulations

     The Company's operations are subject to environmental laws and regulations in the various countries in which they are conducted. These environmental laws and regulations may provide for restrictions and prohibitions on spills, releases, or emissions of various substances produced in association with hydrocarbon exploration and development. Certain aspects of the Company's proposed operations may require the submission and approval of environmental impact assessments to governmental authorities prior to commencing operations. The Company has only recently commenced field activities and has not incurred material environmental remediation costs to date. Management believes the Company is currently in material compliance with applicable laws and regulations. However, there can be no assurance of such compliance or that applicable regulations or administrative policies or practices will not be changed by the various governments. The cost of compliance with current regulations or any changes in environmental regulations could require significant expenditures and breaches of such regulations may result in the imposition of funds and penalties, any of which may be material. There can be no assurance that these environmental costs will not have a material adverse impact on the Company's financial condition or results of operations in the future.

GENERAL RISKS RELATING TO OFFERING

Market Impact of Offering

     This Prospectus relates to the sale of up to 10,000,000 shares of Common Stock by the Selling Shareholders. While the Company will receive gross proceeds of $30,000,000 in the event that all of the shares of the 1998 Series B Convertible Preferred Stock are sold, the Company will not receive any proceeds from the sale of the Common Stock issuable on conversion and has prepared this Prospectus in order to meet its contractual obligations to the Selling Shareholders. The shares that can be sold by the Selling Shareholders under this Prospectus represent approximately 15% of the currently issued and outstanding Common Stock. The sale of such a significant block of stock, or even the possibility of its sale, may adversely affect the trading market for the Common Stock and reduce the prices available in the market.

Lack of Due Diligence Review

     The Selling Shareholders reviewed certain information concerning the Company, its business, and its proposed activities in connection with their execution of the Subscription Agreement and the initial acquisition of shares of 1998 Series B Convertible Preferred Stock. However, no securities broker-dealer or any other person has been engaged to perform any due diligence or a similar review of this offering or of the Company on behalf of the Selling Shareholders, persons who may purchase Common Stock in this offering, or any other person.

Shares Eligible for Future Sale

     Substantially all of the approximately 66,889,628 shares of the Common Stock currently issued and outstanding: (i) are free-trading; (ii) have been held for in excess of one year and are eligible for resale under Rule 144 promulgated under the Securities Act; or (iii) will be registered for resale in a registration statement that the Company is contractually obligated to file. Although the resale of certain of these shares are subject to the volume limitations and other restrictions under Rule 144, the possible resale of the remaining shares may have a depressive affect on the public trading market for the Common Stock.

Substantial and Immediate Dilution

     Persons purchasing the Common Stock will suffer a substantial and immediate dilution based on the net tangible book value of their shares. (See "DILUTION.")

Substantial Warrants and Options Outstanding

     The Company has issued and outstanding Warrants and Options to purchase up to 13,450,000 shares of Common Stock at exercise prices ranging from $1.50 to $11.79 with a weighted average exercise price of $3.55 per share. The existence of such Warrants and Options may hinder future financings by the Company and the exercise of such Warrants and Options may further dilute the interests of all stockholders. Possible future resale of Common Stock issuable on the exercise of such Warrants and Options could adversely affect the prevailing market price of the Common Stock. Further, the holders of Warrants and Options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

Issuance of Additional Common Stock

     The Company has authorized capital of 325,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of August 31, 1998, 66,889,628 shares of Common Stock and 2,392,128 shares of preferred stock were issued and outstanding, with an additional 13,450,000 shares of Common Stock reserved for issuance on the exercise or conversion of the Warrants, Options, and other outstanding rights to acquire Common Stock. The Company's board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares. Any such issuance will dilute the percentage ownership of shareholders and may dilute the book value of the Company's Common Stock.

Determination of Purchase and Exercise Price

     The terms of the 1998 Series B Convertible Preferred Stock were determined by negotiations between the Company and the Selling Shareholders holding such Preferred Stock. These negotiations took into account the history of, and recent prices for, the Common Stock as quoted on the Bulletin Board, the business history and prospects of the Company, an assessment of the Company's management, the Company's need for capital, the number of securities to be offered, and the general condition of the securities market. The prices at which the Selling Shareholders may sell shares of Common Stock in this offering will be individually negotiated or based on the market price for the Common Stock at the time of the transactions. Such prices do not necessarily bear a relationship to the assets, earnings, or book value of the Company or any other traditional criteria of value.

No Dividends

     The Company has not paid, and does not plan to pay, dividends on its Common Stock in the foreseeable future, even if it were profitable. Earnings, if any, are expected to be used to advance the Company's activities and for general corporate purposes, rather than to make distributions to shareholders.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders. The Company anticipates that it will incur costs of approximately $100,000 in connection with this Prospectus, including filing fees, transfer agent costs, printing costs, listing fees, and legal and accounting fees. If the remaining shares of authorized Series B Convertible Preferred Stock are subsequently acquired by the Selling Shareholders in order to permit the sale of all of the Common Stock subject to this Prospectus, the Company would receive additional gross proceeds of approximately $22,000,000.
To the extent that net proceeds from the issuance of additional shares of 1998 Series B Convertible Preferred Stock are received by the Company, such proceeds will be used to fund the expansion of the business of the Company, to provide funding for the existing projects of the Company, and general and administrative expenses.


                        DETERMINATION OF OFFERING PRICE

     With respect to the shares of Common Stock offered for sale by the Selling Shareholders, such shares shall be sold from time to time at such prices as the Selling Shareholders shall determine may be in their best interests and at which a willing buyer can be found. Such prices may not be related to the assets, earnings, or book value of the Company or any other recognized criteria of value. There can be no assurance that the Selling Shareholders will sell any or all of the Common Stock subject to this Prospectus.


                                    DILUTION

     As of June 30, 1998, the Company had stockholders' equity of $39,847,318 resulting in a book value of the Company of approximately $0.60 per share of Common Stock. The sale of Common Stock by the Selling Shareholders pursuant to this Prospectus will be at negotiated prices for individual transactions or at the trading price for the Common Stock at the time of the sale, which will vary. Any purchaser of the Common Stock will be buying such stock at a value substantially in excess of the per share book value. In the event that the Company is unable to continue as an operating business for any reason, it is unlikely that there will be significant assets available for distribution to the holders of Common Stock in connection with any liquidation.


                            SELLING SECURITY HOLDERS

     The following table sets forth certain information concerning the registered holder of the issued and outstanding 1998 Series B Convertible Preferred Stock. This stock is held for the benefit of three beneficial investors as set forth in footnote 1.

                                                                 Securities
                                 ----------------------------------------------------------------------
                                         Now Owned                                   After Offering
                                 -------------------------                        ---------------------
        Shareholders                 Number        Percent       To Be Sold       Number      Percent
-----------------------------    -------------     -------       ----------       ------      -------
Thomson Kernaghan & Co., Ltd.    10,000,000(2)      15.0%        10,000,000         0           0%
365 Bay Street, 10th Floor
Toronto Ontario MSH2V2(1)

[FN]
(1) Thomson Kernaghan & Co., Ltd. is the registered owner of the issued and outstanding 1998 Series B Convertible Preferred Stock and serves as agent for the beneficial owners, Canadian Advantage LP, Dominion Capital Fund Limited, and Sovereign Partners LP. These three entities have committed, through Thomson Kernaghan & Co., Ltd., to acquire all of the 30,000 shares of Series B Convertible Preferred Stock authorized by the Company for an aggregate gross purchase price of $30,000,000. To date, the entities have acquired 8,000 shares for $8,000,000 with Canadian Advantage LP acquiring 500 shares, Dominion Capital Fund Limited acquiring 4,500 shares, and Sovereign Partners LP acquiring 3,000 shares. Subject to certain market conditions, the Company has the right to require additional funding in tranches of $4,000,000 during each 30 day period following August 7, 1998, the effective date of the registration statement of which this Prospectus forms a part.
(2) This is the number of shares of Common Stock the Company is contractually obligated to register. The number of shares of Common Stock issuable on conversion of the 1998 Series B Convertible Preferred Stock is based on the trading price for the Company's Common Stock immediately prior to conversion, and will vary from time to time. The Selling Shareholders have converted 5,350 shares of 1998 Series B Convertible Preferred Stock to date at a weighted average conversion price of $2.71 per share (80% of the average closing price for the five days preceding the conversion), resulting in the issuance of 1,995,194 shares of Common Stock. The election to convert is at the discretion of the Selling Shareholders, except in limited circumstances. The total number of shares of Common Stock issued on conversion of the 1998 Series B Convertible Preferred Stock could be greater or less than 10,000,000 shares. If greater, the Company would be obligated to file an additional registration statement for the excess shares. If less, the Company will deregister the shares included in this registration statement that are not issued. (See "DESCRIPTION OF SECURITIES TO BE REIGSTERED: 1998 Series B Convertible Preferred Stock.")


                              PLAN OF DISTRIBUTION

GENERAL

     The shares of Common Stock being offered by the Selling Shareholders may be acquired from time to time on conversion of the 1998 Series B Convertible Preferred Stock held by the Selling Shareholders. The Selling Shareholders, through their agent, Thomson Kernaghan & Co., Ltd., have entered into a Subscription Agreement pursuant to which they have agreed to purchase up to 30,000 shares of the Company's 1998 Series B Convertible Preferred Stock at a purchase price of $1,000 per share. The Selling Shareholders have already acquired 8,000 shares for an aggregate gross purchase price of $8,000,000. The Company may request additional funding tranches in the amount of not more than $4,000,000 for every 30 day period subsequent to the effectiveness of the Registration Statement of which this Prospectus forms a part so long as (i) the closing bid price for the Company's Common Stock is at or above $3.00; and (ii) the daily trading volume for the Company's Common Stock on the Bulletin Board or a stock exchange on which the Common Stock is then traded is at or above 75,000 shares during any five-day trading period in the preceding 30 days; and (iii) there is no materially adverse change in the business of the Company. The Company may request additional tranches of $4,000,000 during each 30 day period until the entire $30,000,000 financing commitment is satisfied.

     The Selling Shareholders have represented to the Company that they have acquired the shares of 1998 Series B Convertible Preferred Stock without any present intention of effecting a distribution of those shares or the shares of Common Stock issuable on conversion. However, in accordance with the Subscription Agreement and Registration Rights Agreement, the Company agreed to register the resale of the shares of Common Stock by the Selling Shareholders to permit such resales from time to time in the market or in privately-negotiated transactions. The Company is committed, and will prepare and file, such amendments and supplements to the Registration Statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep the Registration Statement effective until the shares of Common Stock have all been sold or are available for sale without registration. The Company will bear all expenses (other than broker discounts and commissions, if any) in connection with filing the Registration Statement, obtaining its effectiveness, and filing any necessary amendments or supplements to keep it effective. The Company agreed to pay a financing fee in connection with the sale of the 1998 Series B Convertible Preferred Stock equal to 7-1/2% of the gross sales price and to issue 50,000 shares of restricted Common Stock to a third party which assisted in facilitating the financing.

     The Selling Shareholders have converted 5,350 shares of 1998 Series B Convertible Preferred Stock to date. These shares, plus accrued dividends, were converted into an aggregate of 1,995,194 shares of Common Stock, based on a weighted average conversion factor of $2.71 per share, 80% of the average closing bid price of the Common Stock for the five days preceding the various elections. The actual number of shares of Common Stock issuable on conversion of the remaining shares of the 1998 Series B Convertible Preferred Stock is indeterminate, since it is in part based on the future market price of the Common Stock. (See description under "DESCRIPTION OF SECURITIES TO BE
REGISTERED: 1998 Series B Convertible Preferred Stock.") In addition, the conversion ratio is subject to adjustment by reason of any stock split, stock dividend, or similar transaction with respect to the Common Stock, in order to prevent dilution to the Selling Shareholders. In accordance with Rule 416 under the Securities Act, such additional shares are included in this Registration Statement.

RESTRICTED NATURE OF SECURITIES

     The shares of 1998 Series B Convertible Preferred Stock and the Common Stock issuable on conversion were and will be issued in private placements and are restricted securities as that term is defined in the rules and regulations adopted under the Securities Act. These securities may not be transferred in the absence of registration under the Securities Act or the availability of an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The registration statement of which this Prospectus forms a part is filed to register the sale by the Selling Shareholders of the Common Stock to be issued on the conversion of the 1998 Series B Convertible Preferred Stock.

SALE OF COMMON STOCK

     The Common Stock may be sold from time to time by the Selling Shareholders or by pledgees, transferees, or other successors in interest, on the Bulletin Board or such other exchange on which the Common Stock is listed at the time of sale, at prices and on terms then prevailing or related to the then current market price, or directly to purchasers in privately negotiated transactions. The Common Stock may be sold by various methods, including, but not limited to,
(a) directly to a purchaser in a privately negotiated transaction; (b) to securities brokers or dealers as principals; (c) in market transactions through broker-dealers that may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Common Stock for whom they may act as agents; (d) on the closing of a put position held by the Selling Shareholder or a call position granted by the Selling Shareholders; (e) in block transactions in which a broker or dealer may act as an agent of the Selling Shareholder or may position and resale all or a portion of the block as a principal in order to facilitate the transaction; (f) in connection with a foreclosure or other transaction by the holder of a security interest in the stock; or (g) in transactions exempt from the registration requirements of the Securities Act, including transactions made in reliance on Rule 144. The Selling Shareholders, and any dealers or brokers that participate in the distribution of the Common Stock, may be deemed to be "underwriters" as that term is defined in the Securities Act, and any profit on the sale of the Common Stock by them and any discounts, commissions, or concessions received by any such dealers or brokers, may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has no understandings or arrangements with broker-dealers in connection with such sales.

     The Common Stock may be sold by the Selling Shareholders from time to time in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale, or at negotiated prices. The Company will pay the expenses of this offering incident to the registration of the offer and sale of the Common Stock to the public, other than commissions and discounts of broker-dealers through which such Common Stock may be sold. The Company does not intend to enter into any agreement with any securities dealer concerning solicitation of offers to purchase the Common Stock.

DETERMINATION OF OFFERING PRICE

     With respect to the shares of Common Stock offered for sale by the Selling Shareholders, such shares shall be sold from time to time at such prices as the Selling Shareholders shall determine may be in their best interests and at which a willing buyer can be found. Such prices may not be related to the assets, earnings, or book value of the Company or any other recognized criteria of value. There can be no assurance that the Selling Shareholders will sell any or all of the Common Stock subject to this Prospectus.


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

GENERAL

     The Company is authorized to issue 325,000,000 shares of Common Stock, $0.001 per share par value, and 5,000,000 shares of preferred stock, $0.001 per share par value. The Company's Common Stock is currently listed on the Bulletin Board. The board of directors of the Company can authorize the issuance of additional shares, up to the amount of the authorized capital set forth in the articles of incorporation, without further action by or approval of the shareholders.

COMMON STOCK

     As of August 31, 1998, the Company had 66,889,628 shares of Common Stock issued and outstanding. The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Holders of Common Stock do not have cumulative voting rights and, therefore, a majority of the shares represented, in person or by proxy, at a meeting of stockholders at which a quorum is present are able to elect all members of the board of directors then standing for election, and if they do so, minority stockholders would not be able to elect any members to the board of directors. The Company's bylaws provide that one-third of the issued and outstanding shares of the Company constitutes a quorum for stockholders' meetings, except to the extent that a greater percentage quorum is required by statute.

     Holders of the Common Stock have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities of the Company and the payment of any liquidation preferences.

     The Common Stock is subject to any voting, dividend, or liquidation preferences that may be established by the board of directors of the Company in designating a class of preferred stock. The Company currently has outstanding shares of preferred stock with rights, privileges, and preferences superior to those of the Common Stock.

     Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends, subject to the preferential rights of holders of outstanding preferred stock. The Company has not paid dividends with respect to its Common Stock. Management anticipates retaining any potential earnings for working capital and investment in growth and expansion of the business of the Company and does not anticipate paying dividends on the Common Stock in the foreseeable future.

1998 SERIES B CONVERTIBLE PREFERRED STOCK

     The Company has designated 30,000 shares of Preferred Stock as its 1998 Series B Convertible Preferred Stock. The shares have a par value of $0.001 per share and a liquidation preference of $1,000 per share, plus all accrued but unpaid dividends. The shares of 1998 Series B Convertible Preferred Stock bear a dividend of 6% per annum, pro rated to the date of conversion. The Company has the option to pay such dividend in cash or by delivery of shares of Common Stock at the time of conversion. The Company is prohibited from paying dividends or making other distributions on any stock ranking, as to dividends or liquidation, junior to the 1998 Series B Convertible Preferred Stock so long as any shares of the 1998 Series B Convertible Preferred Stock are outstanding.

     Each share of 1998 Series B Convertible Preferred Stock currently outstanding is convertible into that number of shares of Common Stock determined by taking the sum of $1,000 plus, at the election of the Company to pay dividends by the issuance of Common Stock, the amount of any accrued but unpaid dividends through the conversion date and dividing the sum by the lesser of (i) 125% of the average closing bid price of the Common Stock, as reported by Bloomberg, for the five trading days preceding the issuance of the shares of 1998 Series B Preferred Stock then being converted; or (ii) 80% of the average closing bid price, as reported by Bloomberg, for the five trading days preceding the conversion date. After the initial 8,000 shares are converted, the remaining 22,000 shares of 1998 Series B Convertible Preferred Stock shall, if and when issued and converted, be converted into that number of shares of Common Stock determined by taking the sum of $1,000 plus any accrued but unpaid dividends to be paid in Common Stock and dividing the sum by the lesser of (i) 125% of the average closing bid price of the Common Stock, as reported by Bloomberg, for the five trading days preceding the issuance of each respective block of 1998 Series B Convertible Preferred Stock; or (ii) 85% of the average closing bid price of the Common Stock, as reported by Bloomberg, for the five trading days preceding the conversion date.

     The 1998 Series B Convertible Preferred Stock does not have voting rights, except to the extent that the consent of the holders is specifically required by the governing provisions of the corporate law of the state of Utah as now existing or as they may hereafter be amended.

1995 SERIES PREFERRED STOCK

     The Company designated 2,391,968 shares as its 1995 Series Preferred Stock. The shares have a par value of $0.001 per share and a liquidation preference of $0.10 per share plus all accrued but unpaid dividends. The shares of 1995 Series Preferred Stock bear a dividend of $0.05 per share per annum, payable 30 days after the end of each calendar year, with the first payment to be made on January 31, 1996. The Company is prohibited from paying dividends or making other distributions on any stock ranking, as to dividends or liquidations, junior to the 1995 Series Preferred Stock so long as shares of such stock remain outstanding. The 1995 Series Preferred Stock is convertible into Common Stock at the rate of two shares of Common Stock for each share of 1995 Series Preferred Stock. The 1995 Series Preferred Stock does not have voting rights, except to the extent that the consent of the holders is specifically required by the provisions of the corporate laws of the state of Utah as now existing or as they may hereafter be amended. The Company has the right to redeem the 1995 Preferred Stock on not less than 30 days written notice at a price of $36.84 per share, plus any accrued but unpaid dividends.

OTHER PREFERRED STOCK DESIGNATIONS

     In connection with the acquisition of Danube, the Company authorized the 1996 Series Preferred Stock consisting of 1,250, 000 shares, all of which were converted to 2,500,000 shares of common stock in 1997.

     On May 29, 1997, the Company authorized the 1997 Series A Convertible Preferred Stock. This series of preferred stock is nonvoting and accrues dividends at 6% annually. The preferred stock has a liquidation of preference of $1,000 per share plus unpaid dividends before liquidation payments applicable to common shares but after liquidation payments to other previously issued and outstanding preferred stock series. The 1997 Series Preferred Stock along with unpaid dividends thereon is convertible into common stock at the rate of $1,000 plus accrued dividends divided by the lessor of 125% of the average closing bid price for five trading days prior to issuance or 82% of the average closing bid price for five trading days prior to conversion. At December 31, 1997, 14,740 of the 15,000 shares of 1997 Preferred Stock, together with accrued dividends, had been converted into 2,763,165 shares of common stock.

     During 1997 and 1996, the Company accrued dividends of $423,153 and $150,592, respectively, with respect to the Preferred Stock outstanding. Of this amount, $305,325 was paid in 1997 by the issuance of common stock and $120,000 was paid in 1996 in cash. The cash payment may have been inappropriate under Utah law due to the existence of a stockholders' deficit, which could create a right to recover the payment. The Company has not yet paid all of the accrued dividends with respect to the preferred stock and, until it does so, is prohibited from paying dividends on any other class of security.

SELECTED PROVISIONS OF THE ARTICLES OF INCORPORATION

     Under the Company's Articles of Incorporation, the Company's board of directors is authorized, without shareholder action, to issue shares of Common Stock and to designated shares of preferred stock into one or more series and to fix the number of shares and rights, preferences and limitations of each series. Among the specific matters that may be determined by the board of directors are the dividend rate, the redemption price and terms of a sinking fund, if any, conversion rights, if any, the amount payable in the event of any voluntary or involuntary liquidation or dissolution of the Company, and voting rights, if any.

TRANSFER AGENT

     The transfer agent for the Company's Common Stock is Interwest Transfer Company, 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone
(801) 277-1400.

                 INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the issuance of the Common Stock offered hereby will be passed on for the Company by Kruse, Landa & Maycock, L.L.C.

     The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in this Prospectus, have been audited by Hansen, Barnett & Maxwell, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance on the authority of such firm as experts in accounting and auditing.

     Certain information concerning proved reserves with respect to the Company's Slovakian interests has been included based on a report from Ryder Scott Company, Petroleum Engineers, and is included in reliance on their report and the authority of such firm as experts in petroleum reserves.


                   INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS AND PROPERTIES OF THE COMPANY

General

     EuroGas, Inc. (the "Company"), is primarily engaged in the acquisition of rights to explore for and exploit natural gas, coal bed methane gas, and other hydrocarbons. The Company has acquired interests in several large concessions and is in various stages of identifying industry partners, farming out exploration rights, undertaking exploration drilling, and seeking to develop production. One of the Company's early projects was a coal bed methane gas concession in Poland that was sold, with a retained interest, to a subsidiary of Texaco, Inc. ("Texaco"). In connection with this transaction, the Company gave Texaco a right of first refusal to acquire a controlling interest in two other coal bed methane concessions the Company holds in Poland. The Company has subsequently been granted another concession in Poland and has entered into an agreement with Polish Oil and Gas Company ("POGC") to jointly explore 1.9 million acres in which POGC holds, or has the right to acquire, interests. The Company has also recently entered into an agreement with Zahidukrgeologia, an Ukrainian state geological enterprise, and a joint venture agreement with Makyivs'ke Girs'ke Tovarystvo ("MGT"), both to expand the Company's potential exploration into Ukraine.

     The Company also holds an interest in a potential natural gas field located in Slovakia (the "Trebisov Area"). It is a joint venture partner there with NAFTA Gbely a.s. ("NAFTA"), an energy concern that was formerly part of the national oil and gas company. The Company has drilled five wells on this location and is currently drilling a sixth. On completion of all six wells, the installation of a production gathering system, and the construction of a pipeline to an existing transmission facility, the Company anticipates commencing natural gas production from this area.

     In June 1997, the Company acquired EuroGas Jakutien Exploration GmbH ("EJ"), formerly known as OMV (Jakutien) Exploration GmbH, from OMV Group ("OMV"). EJ holds a 50% interest in a joint venture established to explore for oil and gas in the Sakha Republic in northeastern Siberia. The Company also holds an interest in an oil and gas project in Canada and, in March 1998, purchased an interest in a talc deposit located in Slovakia. During 1997, the Company terminated an earlier interest it held in the Czech Republic. Finally, the Company has entered into a letter of intent to acquire an interest in a concession located close to the Trebisov Area.

     The Company is in the early stages with respect to its exploration interests and has not yet established production or a source of revenues. The Company has been dependent to date on equity financings to meet its funding needs and anticipates that it will continue to be so for the foreseeable future.

     As a result of amounts spent in obtaining its concessions and its interests in the joint ventures, negotiating and completing the acquisition of businesses and exploration interests, completing exploration work to date, and funding the ongoing activities of the Company, the Company had an accumulated deficit of $36,563,247 at June 30, 1998. The Company did have working capital of approximately $5.9 million at June 30, 1998. Due to the substantial drilling and exploration commitments of the Company and its current lack of production, the Company expects that it will continue to incur losses and that its accumulated deficit will increase. The Company has not had recurring revenues and does not currently have established production or any other source of operational revenues. The Company has funded its cash flow requirements to date through a series of equity and debt transactions. There can be no assurance that this source of funding will continue to remain available to the Company.
If available, there is no assurance that it will provide the level of financing necessary for the Company to meet its business objectives or even the Company's existing obligations. (See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.")

     When used herein, the "Company" includes EuroGas, Inc., and its wholly-owned subsidiaries, Danube International Petroleum Company ("Danube"), EuroGas Europe B.V. ("EuroGas Europe"), EuroGas Jakutien Exploration GmbH ("EJ," previously OMVJ), EuroGas Polska Sp. zo.o., Beaver River Resources, Ltd. ("BRRL"), and Energy Global A.G. ("Energy Global"), and the subsidiaries of each of these subsidiaries, including GlobeGas B.V. ("GlobeGas"), Pol-Tex Methane, Sp zo.o. ("Pol-Tex"), McKenzie Methane Ribnik Sp. zo.o. ("MMR"), McKenzie Methane Jastrebie Sp. zo.o. ("MMJ"), Danube International Petroleum Holding B.V. ("Danube Netherlands"), Central European Petroleum N.V. ("Central European"), the TAKT Joint Venture ("TAKT"), and the NAFTA Danube Association ("Danube Slovakia"). The Company also holds a 55% interest in RimaMuran s.r.o. ("RimaMuran"), and a minority interest in United Gunn Resources, Ltd. (See the discussion under "History" below.)

Forward Looking Information May Prove Inaccurate

     This Prospectus contains certain forward looking statements and information relating to the Company and its business that are based on the beliefs of management of the Company and assumptions made based on information currently available to management. Such statements reflect the current views of management of the Company and are not intended to be accurate descriptions of the future. The discussion of the future business prospects of the Company is subject to a number of risks and assumptions, including establishing beneficial relationships with industry partners to provide funding and expertise to the projects of the Company, locating commercial deposits of methane and natural gas on the Company's concessions and licenses, the successful negotiation of additional licenses and permits for the exploitation of any reserves located, the successful completion of wells, the economic recoverability of in place reservoirs of hydrocarbons, the successful addressing of technical problems in competing wells and producing gas, the success of the marketing efforts of the Company, the ability of the Company to establish required facilities to gather and transport hydrocarbons that may be produced, and the ability of the Company to obtain the necessary financing to successfully complete its goals. Should one or more of these or other risks materialize or if the underlying assumptions of management prove incorrect, actual results of the Company may vary materially from those described. The Company does not intend to update the forward looking statements contained in this report, except as may occur as part of its ongoing periodic reports filed with the Securities and Exchange Commission.

Activities in Poland

     General

     The Company believes that Poland offers an attractive environment in which to explore for and develop methane gas. The Republic of Poland is bordered on the north by the Baltic Sea and Russia, on the west by Germany, on the south by the Czech Republic and the Slovak Republic, and on the east by Lithuania, Belarus, and Ukraine. Poland is comprised of approximately 120,000 square miles, with a population of approximately 40 million people. Between 1945 and 1989, Poland's communist political and economic systems were directly influenced by the former Soviet Union. In 1989, Poland peacefully asserted its independence, adopted a new constitution which established a parliamentary democracy, and began its transition to a market based economy.

     In August 1991, the United States Environmental Protection Agency (the "EPA") and the United States Agency for International Development ("AID") published a joint study on the possibility of economic recovery of methane gas associated with Poland's extensive hard coal reserves. The joint study concluded that coal bed methane was an abundant underdeveloped natural gas resource in Poland and that the development and exploitation of this resource would provide a source of energy for Poland that was much less environmental harmful than its extensive reliance on coal. The joint study stated that the potential methane reserves were significant, estimating a total methane resource associated with all coal mine concessions in Poland (both active and inactive mines) of in excess of 1.3 trillion cubic meters. Shortly thereafter, Poland began to solicit bids for concessions to explore for coal bed methane gas.

     Coal bed methane gas production has been occurring for some time in the United States and has drawn attention recently in Poland due in part to the joint EPA/AID study. The Polish Concessions were originally pursued by management of GlobeGas as they realized that there was a growing demand in Europe for this type of fuel that is a cleaner and more efficient source of energy than coal. The Polish government adopted the position that production of the potential methane reserves would not only benefit the country economically but could also significantly reduce air pollution and acid rain in the country.

     Methane is a component of natural gas that is used as a fuel in various industries and as a source of residential heating. Before natural gas is used as a fuel, heavy hydrocarbons such as butane and propane are separated to meet pipeline specifications. The "heavy hydrocarbons" are typically sold separately. The remaining gas constitutes "dry gas" composed of methane and ethane. Once produced and separated, there is no substantial difference between natural gas and methane. The demand in Europe for both natural and methane gas has been traditionally high and the price generally runs significantly higher than prices in the United States, although the price for natural gas in Poland is generally lower than in the rest of the European market. Gas production typically competes with coal and oil but is generally considered to be a preferred product because of recent environmental concerns expressed by governments in Europe.

     Poland has an extensive collection pipeline network readily accessible to it that should facilitate the transmission and sale of any gas discovered on the concessions in which the Company holds an interest.

     The Pol-Tex Concession and Related Matters

     In January 1993, the Company's wholly-owned subsidiary, Pol-Tex, was awarded exploration rights for coal bed methane gas in a concession located in the Upper Silesian Coal Basin in Poland (the "Pol-Tex Concession"). In September 1993, the Company's wholly owned subsidiary, GlobeGas, entered into a joint venture agreement with Rybnicka Spolka Weglowa SA to form McKenzie Methane Ribnik Sp. zo.o. ("MMR") to exploit a second concession located in the Upper Silesian Coal Basin. The interest of Rybnicka Spolka Weglowa SA was subsequently purchased by Pol-Tex and the concession held by MMR was relinquished to Pol-Tex and is now included in the new concession held by Pol-Tex (see discussion below). In March 1996, the Company's 85%-owned subsidiary, McKenzie Methane Jastrzebie Sp. zo.o. ("MMJ"), entered into a joint venture agreement with Jastrzebska Spalka Weglowa with respect to a third concession in the same area. These concessions are located in south central Poland.

     In August of 1997, the Company completed an agreement with a subsidiary of Texaco Incorporated ("Texaco") to sell the Pol-Tex Concession, the largest of the coal bed methane gas concessions in Poland then held by the Company, to Texaco in exchange for an initial payment $500,000. The agreement granted Texaco the right to commence an initial drilling program to appraise the concession and then to proceed to develop the concession, if warranted. The agreement also grants a first right of refusal to Texaco to obtain a controlling interest in two other Polish concessions (the MMR and MMJ concessions) upon which EuroGas intends to conduct exploration activities. The transaction included the sale of approximately $200,000 in fair market value of assets and equipment.

     Since August of 1997, Texaco has drilled five exploratory wells and a disposal well on the Pol-Tex Concession. Texaco is seeking approval to install gas and water separators in order to begin test production on these wells.

     At the end of an 18-month period (approximately February of 1999), Texaco can elect to continue to work on the Pol-Tex Concession in exchange for a $2,500,000 payment to the Company. If Texaco elects to proceed, it has up to 30 months to undertake development work on the Pol-Tex Concession and then Texaco must elect whether or not to complete the acquisition of the Concession. If Texaco then elects to proceed, it must pay the Company an additional $2,500,000 and 14% of the net profit from the sale of the first 500 billion cubic feet of methane gas; 16% of the net profit from the sale of the next 500 billion cubic feet; 18% of the net profits of the next 1 trillion cubic feet sold; and 20% of the net profits thereafter. If Texaco elects not to proceed after the initial 18 months, the Company would receive the Concession back, with any improvements, subject to the approval of the Polish Ministry. If Texaco elects not to proceed after the development phase, the Company can reacquire the Concession at a price to be determined by the parties or a third party appraiser, again subject to approval by the Polish Ministry.

     In addition, the Company also granted Texaco the first right of refusal to acquire control of its coal bed methane concessions in Poland known as the MMR and MMJ concessions, at a price to be determined either by the parties or a third party appraiser. For now, the Company will continue to operate the MMR and MMJ concessions.

     On October 13, 1997, the Company received an additional concession from the Polish Ministry of Environmental Protection of Natural Resources and Forestry to explore and potentially develop 110 square kilometer coal bed methane concession. At the same time, MMR relinquished its concession and this is now included in the larger concession held by Pol-Tex. The Company plans to conduct a feasibility study to explore the possibilities of drilling gas wells for a combined heat and power plant project or other uses. The terms of the concession only requires the expenditure of $40,000 per year pending completion of a feasibility study and negotiations with third parties for the eventual purchase of natural gas, if found.

     On October 23,1997, the Company completed an agreement with Polish Oil & Gas ("POGC") to undertake additional appraisal and development activities for a large area located in the Carpathian Flysch and tectonic Foredeep areas of Poland. The agreement contemplates a total expenditure by the Company of $15 million (US) over a three-year period. The parties established a joint team whose initial work is the interpretation of the data generated by a $1.5 million
(US) wide-line seismic work program which was conducted in the Rymanow-Leske area of the Carpathian Mountains in southeastern Poland. The technical team expects to use the interpreted data to select the site for drilling a deep well (5,000 to 5,500 meters) later in 1998.

     Since the Company does not currently have the funds necessary to meet the proposed development budget, it may seek to obtain an established industry partner to participate in the proposed joint venture. There can be no assurance that the Company will be able to do so or that such participation would be on terms favorable to the Company.

     The Company has also been investigating the formation of a consortium of power companies to purchase methane gas that may be produced from the Polish concessions in which it holds an interest (excluding the concession sold to Texaco) and to fund the construction of a proposed power plant. In June 1998, the Company entered into a co-operation agreement with National Power International Limited, a United Kingdom based power company, to investigate the commercial viability of submitting an offer to Elektrocieplowna Zieona Gora S.A., a state-owned entity in Poland that owns and operates energy plants ("ECZG"), to jointly develop and build a gas-steam energy plant that would produce both electricity and thermal heat. The Company and National Power have committed, under the terms of the co-operation agreement, to make the decision whether to submit a bid to ECZG by August 31, 1998. If the parties decide to proceed, they will be equal partners in a new joint venture formed for submitting the bid, although National Power will retain control of the entity and the project, subject to National Power carrying a portion of the Company's costs equal to 5% of the project.

Activities in Slovakia

     As part of its intent to diversify and expand its interests in Europe, in July 1996, the Company acquired Danube International Petroleum Company ("Danube") which held rights to participate in the exploration for natural gas in the Slovak Republic and the Czech Republic. (See discussion under "History" below.) The Company has focused on the development of the Slovakian project, and abandoned its interest in the Czech Republic during 1997. Danube is a partner in a joint venture agreement (the "Slovakian Oil & Gas Joint Venture") with NAFTA Gbely A.S. ("NAFTA") organized for natural gas exploration and development under a license covering 128,000 acres located in the East Slovakian Basin, a northeastern extension of the Pannonian Basin which covers large parts of Hungary and the southeastern part of Slovakia. The joint venture now operates pursuant to an exploration permit that expires April 24, 1999. The Slovakian Oil & Gas Joint Venture recently drilled five exploration wells and has commenced a sixth well. In late 1996, NAFTA and the Company agreed to add an additional area of mutual interest to their joint activities (sometimes referred to as the Lipany area).

     In March 1998, the Company acquired a 55% interest in RimaMuran s.r.o. ("RimaMuran"), a closely-held entity whose principal asset is a 43% interest in Rozmin s.r.o., a joint venture which holds the Gemerska Talc Deposit located near Roznava, Slovakia.

     Slovakia was until recently part of Czechoslovakia. On January 1, 1993, the Czech Republic and the Slovak Republic emerged as separate independent nations. Slovakia is bounded on the north by Poland, on the east by Ukraine, on the south by Hungary, and on the west by Austria and the Czech Republic. Slovakia has an area of approximately 19,000 square miles and a population of approximately 5.5 million people. Slovakia has not been as quick to adopt free market reforms as Poland and the Czech Republic and the former communist party, Party of the Democratic Left, remains a major political force. The Slovak Republic is a member of the International Monetary Fund and the European Bank for reconstruction and development and an associate member of the European Union. Bratislava is the capital of Slovakia and its largest city.

     The main economic segments of Slovakia are agricultural and manufacturing. Various foreign companies have located manufacturing plants in Slovakia, taking advantage of skilled, cheap professionals and other labor, as well as the close proximity to "Western" Europe. A prime example of this is Volkswagen A.G., which has located manufacturing facilities in Slovakia. Energy in Slovakia is primarily provided by massive gas and oil imports from countries formerly a part of the Soviet Union. Domestic production of oil and gas cover only a small percentage of Slovakia's energy needs.

     Slovakian Oil & Gas Joint Venture

     The activities of the Slovakian Oil & Gas Joint Venture with NAFTA are conducted pursuant to a three-year exploration permit granted on April 24, 1996 (the "License"). As it continues its exploration and development on the area subject to the License, the Joint Venture will seek to acquire additional permits that have not yet been granted. Recently, an area known as Lipany was added to the Slovakian Joint Venture. Prior to the Company acquiring its interest in the Slovakia Oil & Gas Joint Venture 11 wells were drilled in the area covered by the License between 1960 and 1982. All of these wells had gas shows, though none were completed for commercial production. The Company believes that new wells can be drilled offsetting the old wells that, if they have similar gas shows, can be completed with routine techniques that now exist for the recovery of gas from these types of formations.

     The Slovakian Oil & Gas Joint Venture drilled its initial well, Trebisov 5R in what is known as the South Cluster, which encountered a 980 meter thick gas column subdivided into an upper interval (appearing at 1575 meters - 2100 meters below ground level) and a lower interval (2100 meters - 2555 meters deep). In December of 1996, after hydrological fracturing, the upper interval tested 1 million cubic feet of gas ("MMcf") per day through a 10 millimeter choke with a flowing pressure of 450 pounds per square inch ("psi") and the lower interval tested 0.4 MMcf per day through a 8 millimeter choke, with a flowing pressure of 275 psi. The tests were preliminary and were conducted prior to the cleaning up of the well and removing water from the well.

     Subsequently, the Joint Venture has completed the drilling of four additional wells and is currently drilling a sixth well. In consultation with its technical consultant, Schlumberger, the joint venture has decided to complete all the wells drilled, construct a processing plant and tie production to a nearby gas pipeline by the end of the 1998 year or in the first quarter of 1999. This schedule is dependent, among other things, on being able to obtain the necessary construction permits. The Company recently engaged Ryder Scott Company, a petroleum engineering firm, to prepare a reserve analysis on the Trebisov reservoir. The reserve report concluded that the Company had total proved reserves of 94,880 barrels of oil/condensate and 5,487 million cubic feet of natural gas. Of this amount, 15,824 barrels of oil/condensate and 868 million cubic feet of natural gas are undeveloped proved reserves. Based on the report, the proved reserves have a net present value, holding costs steady and using a net present value discount factor of 10%, of approximately $7.3 million.

     The joint venture is also completing 3D seismic surveys in the northern Trebisov area and if the results warrant, plans to drill an exploration well in that area. The Company has recently reduced its projected budget for this area and currently expects to spend approximately $5 million during the remainder of 1998 for its share of the costs in Slovakia. These expenditures should permit the Company to meet all its contractual commitments outlined below.

     Under the terms of the agreement, the Company was obligated to provide 75% ($4.98 million) of the projected initial test phase funding of $6.64 million and 60% ($4.08 million) of the projected capital investment cost for the initial production phase of $6.8 million. In addition to the wells, the Company is obligated to complete a seismic program to collect additional geophysical data. All funds required for the initial test phase have been expended and the drilling is now being paid 60% by the Company and 40% by NAFTA. When the cost of development and production exceeds $6.8 million, additional funds will be paid 50% by the Company and 50% by NAFTA. The current projections indicate that this limit will be exceeded later this year. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.")

     In late 1996, the Company and NAFTA agreed to add an additional area in the Lipany region of Slovakia as part of the joint venture. This area consists of approximately 26,000 acres located in the northeastern part of Slovakia and lies within a geological structure known as the Central Carpathian Paleogene Basin. Six wells were drilled by the Communist regime in Lipany and tested with either gas and/or oil showings. Those wells have not been plugged and the joint venture may investigate re-entering those wells. The Company had originally intended to farm out this additional area to a third party, but has determined not to complete the farm out as previously contemplated.

     During March of 1998, the Company was informed by NAFTA that there may be certain title problems related to areas of mutual interest proposed to be explored and developed by the Slovakian Oil & Gas Joint Venture outside of the Trebisov area. All of the wells drilled by the Company to date are located in the Trebisov area and the Company is not aware of any title problems with these wells. The disputed area is located in the southern portion of the property covered by the joint venture agreement and is subject to a competing claim of ownership by a private Slovakian company. The Company has notified the former shareholders of Danube of a claim against them by reason of this recent problem. (See "LEGAL PROCEEDINGS.") The Company has also entered into a letter of intent to acquire the rights to the disputed area. The closing of the transaction is subject to the meeting of certain conditions but provides for the acquisition of the rights in exchange for the issuance of 2,500,000 shares of restricted common stock and a warrant to acquire up to an additional 2,500,000 shares of restricted Common Stock at an exercise price of $5.00 per share. The Company would acquire a 67.5% working interest in the area and agree to pay the costs of the 22.5% working interest holder for the initial two wells drilled.

     The Slovakian Oil & Gas Joint Venture is managed by a joint management committee consisting of four appointees of each of the joint venture participants. Major decisions with respect to the development and operation of the Slovakian Concession require the approval of the joint management committee. Action taken by the joint management committee is required to be unanimous. The Company, through its subsidiary, Danube, acts as the operator of the Slovakian Concession during the initial test phase and for all subsequent drilling and testing operations. NAFTA acts as the operator for production operations. All of the assets acquired by the joint venture are owned 50% by each of the participants. If one of the participants wishes to undertake any drilling, testing, production, or exploration work on the Slovakian Concession and is unable to obtain the approval of the joint management committee, it can proceed with the work at its own expense and risk. Any party drilling a successful well under such conditions is entitled to recover 200% of the direct investment in the well if it is drilled in an existing field or 400% of the direct investment if the well is a wildcat well.

     The Slovakian Oil & Gas Joint Venture has not entered into any contracts for the sale or transportation of any gas that might be recovered. If the Joint Venture is unable to obtain the necessary permits or if it is unable to establish ongoing production and sell the gas at a sufficiently high price to pay the associated production costs, provide a return on the capital expenditures made, provide funds for ongoing activities, and provide a profit, it may be unable to continue its exploration and development activities or successfully produce any natural gas that may exist on the concessions.

     Slovakian Talc Deposit

     In March 1998, the Company acquired a 55% interest in RimaMuran s.r.o. ("RimaMuran"), a closely-held entity whose sole asset is a minority interest in a talc deposit (the "Gemerska Poloma-Talc Deposit") located approximately 50 kilometers west of Kosice in eastern Slovakia. The majority interests are held by Thyssen Schachtbau GmbH, a leading international mining engineering company, and Dorfner AG, a leading German processing and refining company for industrial minerals. Exploratory holes drilled between 1987 and 1994 confirmed the existence of a large talc deposit located approximately 350 meters, or 1150 feet, below the surface. A feasibility study has been completed, and the parties to the venture have received an indication that the project may be financed in part by a German development bank, in exchange for the grant of an equity interest to the bank, but no final agreement for such financing has been reached.

     RimaMuran currently has the obligation to fund 43% of the projected $12 million of capital costs over the next two and one-half years. RimaMuran does not have the assets necessary to meet this obligation, and it is anticipated that the necessary funding will be provided by a third-party financing source or by the Company. While initial exploration activities have indicated the existence of a large talc deposit, the commercial recovery of the talc has not been established.

Activities in the Sakha Republic

     On June 11, 1997, the Company acquired all of the issued and outstanding stock of OMV (Jakutien) Exploration GmbH from OMV A.G., Austria's largest industrial concern, in exchange for $6,252,754 (US), an option to acquire up to 2,000,000 shares of the Company's common stock, a 5% interest in the acquired company's net profits from identified preliminary oil and gas licenses, and 1% of gross production of the TAKT Joint Venture outside such licenses. Subsequently, the subsidiary's name was changed to EuroGas Jakutien Exploration GmbH ("EJ").

     EJ's primary asset is a 50% interest in the joint venture (known as "TAKT") with Sakhaneftegas, the national oil and gas company of the Sakha Republic. The conversion of TAKT to a joint stock company with limited liability was approved by the Company and Sakhaneftegas on December 1, 1997. TAKT was formed to appraise, explore, and develop, and, when appropriate, exploit oil and gas reserves, in two large areas of interest located in Yakutia (officially known as the Sakha Republic and often referred to as "Jakutien" in German and "Yakutia" or "Yakut" in English). Yakutia has the largest land area of the members of the Russian Federation and is located in the far eastern portion of what was formerly the Soviet Union. TAKT has negotiated a detailed agreement with the Sakha Republic and the Russian Federation for the exploration, production, and development of hydrocarbons located in the areas of interest. This agreement is subject to execution and approval by the legislative bodies of the Sakha Republic and the Russian Federation, which approval is currently being sought. One of the concessions held by TAKT encompasses approximately 14,400 square kilometers and is located approximately 325 kilometers to the northeast of Lensk. The other smaller block which covers approximately 6,900 square kilometers is located approximately 75 kilometers north of Lensk.

     Yakutia is thinly populated (just over 1,000,000 people) and covers approximately 3,100,000 square kilometers that the United States Geological Service has rated as extremely rich in natural resources. There has been limited commercial exploitation of hydrocarbons in Yakutia. Current production is generally limited to providing fuel for heat and energy to local urban and industrial complexes, partly because of the general remoteness of the area and the poor transportation network currently in existence. Since 1991, the Yakutian government has put in place an economic and legal system that is designed to encourage foreign investment and the export of hydrocarbons. The Company's interest in acquiring EJ was based in large part on the Company's belief that TAKT is well-positioned to participate in the perceived international gas export project which has been envisioned pursuant to feasibility studies conducted by Korean, Chinese, and Japanese consortiums.

     The two exploration blocks held by TAKT which cover a combined area of approximately 23,300 square kilometers (approximately 8,225 square miles) are geologically located in the southeast of the East Siberian platform or East Siberian Basin. An application to extend the two exploration licenses for an additional 20 years was submitted to the Sakha Ministry of Justice in January 1998. TAKT also holds first right refusal on adjoining exploration blocks.
TAKT has been conducting activities within the two blocks for the past six years, employing modern seismic and exploration techniques with encouraging results. The exploration for and, if justified, the production of, hydrocarbons, in Yakutia is made more difficult by the climatic conditions, the general remoteness of the area, and the lack of infrastructure. The area is subject to extreme arctic conditions and does not have any facilities for transporting hydrocarbons to existing markets. The Company's ability to exploit any potential benefit from this project will rely in part on the activities of other independent entities in constructing the necessary infrastructure and establishing markets for hydrocarbons.

     Under the terms of the proposed Exploration and Production Sharing Contract, the exploration phase, which is expected to last for another three to five years, is estimated to cost in its entirety approximately $28 million (US) of which EJ's share would be $14 million (US). At the time of the acquisition of EJ, OMV informed the Company that approximately $6,000,000 had previously been spent by EJ. Under the proposed agreement, TAKT has also agreed with the Yakutian government to spend 2.5% of its budget in the exploration phase and another 2.0% of the development stage expenditures for environmental and social concern obligations, but in no event will these collective commitments exceed $30 million (US). Such expenses are recoverable against royalties and profits payable. The production carries with it an 8% royalty and a 40% net profit interest payable to the Yakutian and Russian Federation governments.

     Principal work which should be undertaken during 1998 will be to reprocess 17 kilometers of seismic information. The reprocessing work will be done by Yakutskgeofisika, the geophysical arm of Sakhaneftegas. The parties are now discussing whether or not a second well could be spudded prior to year-end.

     EJ and Sakhaneftegas each appoint two members to the board of directors of TAKT with EJ having the right to nominate the chairman who holds the tie-breaking vote. Unanimous votes are required for any amendments of the joint venture itself, the admission of new partners, any buying or selling of shares, reappointment or dismissal of the director general, and certain other specified actions.

     EuroGas has selected Wolfgang Rauball and J. Toni Preuss as its representatives, with Wolfgang Rauball to serve as the chairman.

Activities in Canada

     The Company has acquired an interest in the Beaver River natural gas field located in northeastern British Columbia. The gas field was originally developed by Amoco Canada in the 1960s and was one of the largest producing gas fields in British Columbia. Technical problems led to excess water production and Amoco shut-in the field in 1978. However, a subsidiary of Canadian Occidental Petroleum has entered into an agreement to reenter the field in an attempt to reestablish commercial natural gas production using up-to-date technology. It will, if warranted, spend up to $13 million (US) on the project before requiring any participation from the other working interests. The contracting parties amended the terms and structure of the transaction to some degree so that the Company has exercised a portion of its option by first purchasing 993,333 units of United Gunn Resources, Ltd. (one share of common and one warrant), for a total of $962,398 (US). Subsequently, the Company purchased an additional 528,500 shares of United Gunn in market purchases to increase its ownership to approximately 8.7%. United Gunn Resources, Ltd. holds an approximately 12% working interest in the project. The Company completed the exercise of its option by acquiring an entity with a direct 16% working interest in the project in exchange for $300,000 and the issuance of 2,400,000 shares of restricted common stock. The Company will retain the right to sell back the working interest in exchange for the return of 1,900,000 of the 2,400,000 shares of restricted common stock, any time prior to April 15, 1999 if the Company determines that the results produced do not warrant the continued holding of the 16% interest.

Activities in the Ukraine

     The Company has entered into an Agreement on Joint Investment and Production Activities with an Ukrainian state-owned company, Zahidukrgeologia, to explore and, if justified, develop a license area currently held by Zahidukrgeologia. The agreement also provides for the potential expansion of its scope to cover an additional nine prospects on the joint agreement of the parties and the approval of the State Committee of Geology. Zahidukrgeologia contributed its existing license, existing geological data, and its experience in facilitating the approval of the proposed projects. The Company will be responsible for all of the future costs associated with exploration, drilling, completing, and equipping wells. Any profits of the joint venture will be split 70% to the Company and 30% to Zahidukrgeologia until the Company has received an amount equal to the amount it has spent and 50% to each of the parties thereafter. The Company is looking for an industry partner to participate in the exploration activities and has recently signed a Confidentiality Agreement with a major European energy concern concerning its possible participation in this and other Ukrainian projects.

     The Company has also entered into a Statutory Agreement of Association of Limited Liability Company with Foreign Investments with MGT to form a limited liability company under the name "Eurodongas." The limited liability company will be formed for the purpose of exploring and, if justified, developing three methane gas prospects. The Company will hold a 50% interest in this limited liability company with administrative control and will be obligated to fund the operations. The Company is entitled to receive 70% of the distributions until its contributions have been returned and then profits will be split 50% to each participant.

     Finally, the Company has an agreement with Ukrnafta, a joint stock company, to explore and, if justified, develop a concession located in the Ukraine which is, in part, a continuation of the geological formation underlying the Company's interests in Poland. This concession is in the very early stages of exploration.

     The Company has very recently entered into a joint venture with RWE-DEA Altiengesellschaft for Mineraloel and Chemie AG ("RWE-DEA") that gives RWE-DEA the right to select which of the Company's Ukrainian properties that the joint venture will explore and, if justified, develop. Under the terms of the joint venture, the Company and RWE-DEA will be equal owners, although RWE-DEA will maintain administrative control and will be the operator of any proposed activities.

Risks Associated With the Stage of Exploration and Location of Company's
Interests

     The Company has acquired interests in potential oil and gas projects that are in the very early stages of exploration based on management's belief that these projects have sufficient potential for reserves to justify the acquisition and exploration costs. However, none of these projects, other than the Trebisov Area in the Slovak Republic, have been sufficiently developed to establish the existence of recoverable hydrocarbons, and the Company does not currently have production or established revenues. The value of the interests held by the Company is entirely dependent on the successful completion of its exploratory activities, of which no assurance can be given.

     The Company's activities carry with them certain risks in addition to the risks normally associated with the exploration and development of hydrocarbons. Each of the eastern European and former Soviet Union countries in which the Company has obtained or is obtaining concessions (Poland, Slovakia, Yakutia, and the Ukraine) are in the process of developing capitalistic economies. Many of their laws, regulations, and practices with respect to the exploration and development of hydrocarbons have not been time tested or may not yet be complete or fully adopted. Each of the governments have announced attempts to provide opportunities for foreign investment which has been one of the factors encouraging the Company's attention to oil and gas development in eastern Europe. Additionally, each of the governments, state agencies, and national companies with which the Company now deals have demonstrated a significant degree of stability and reliability. Nonetheless, there remains a risk that any change in the government itself, changing government personnel, or the development of new policies and practices may adversely effect the Company's holdings at some future date.

     Furthermore, the Company's concessions and licenses are often subject, either explicitly or implicitly, to ongoing review by governmental ministries. In the event that any of the countries elect to change the governing laws and regulations, it is possible that the government might seek to annul or amend the governing agreements in a manner unfavorable to the Company or impose additional taxes or other duties on the activities of the Company. As a result of the potential for political risks in these countries, it remains possible that the governments might seek to nationalize or otherwise cause the interest of the Company in the various concessions and licenses to be forfeited.

Environmental Compliance

     Each of the countries in which the Company holds interests has, and continues to adopt, laws governing environmental concerns and the Company's drilling and exploration activities are required to be conducted in accordance with these laws. While these laws are not usually as fully developed and detailed as similar laws that exist in the United States, the Company is required to conduct its operations in compliance with such laws and must prepare and submit to the appropriate agency various operational plans, including a discussion of environmental matters, which must be approved before the Company can proceed. The Company may incur significant liabilities in connection with its operations in the event that it does not fully comply with the environmental regulations.

Competition

     In seeking to explore for, develop, and produce oil and gas, the Company competes with some of the largest corporations in the world, in addition to many smaller entities involved in oil and gas exploration. Many of the entities that the Company competes with have access to far greater financial and managerial resources than the Company. As a result of the exclusive nature of the concessions held by the Company, to the extent that it is able to successfully explore for, develop, and produce hydrocarbon resources, the Company will be able to exclude any competitor from production of the resources located on the concessions, but it cannot exclude competitors from providing natural gas or other energy sources at prices or on terms that purchasers deem more beneficial.

Employees and Consultants

     The Company has two administrative employees located in Salt Lake City, Utah; six technical and field workers in Poland; one project manager in Slovakia, and an engineer located in Vienna, Austria. The Company's four principal consultants are located in Europe. None of the Company's employees is represented by a collective bargaining organization, and the Company considers its relationship with its employees to be satisfactory. In addition to its employees, the Company regularly engages technical and other consultants to provide specific geological, geophysical, and other professional services. Because the Company has concentrated primarily on acquiring concessions for later exploitation rather than operating them during 1997, the Company has relied principally on consultants who are paid one-time fees for their work and assistance. The Company expects to rely substantially on consultants for 1998, but expects thereafter to rely more on employees and permanent operating personnel.

Operational Hazards and Insurance

     The Company is engaged in the exploration for methane and natural gas and the drilling of wells and, as such, its operations are subject to the usual hazards incident to the industry. These hazards include blowouts, cratering, explosions, uncontrollable flows of gas or well fluids, fires, pollution, releases of toxic gas, and other environmental hazards and risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, and suspension of activities. The Company has not as yet obtained any hazard insurance although it has applications pending. The occurrence of a significant adverse event that is not covered by insurance would have a material adverse effect on the Company.

Office Space

     The Company leases the 35th floor and penthouse of the building located at 80 Broad Street, New York, New York, consisting of approximately 8,800 square feet, under the terms of a sublease ending on August 31, 2000. The rent under this lease is $11,025 per month and required an initial prepaid rent of $481,100 on execution. The Company received a rent allowance equal to the first four months of the lease term commencing on September 1, 1996. The monthly lease payments are subject to annual escalation, based on the operating expenses of the building. The offices are currently occupied by the Company's public and shareholder relations firm that currently provides services to the Company in lieu of rent. The Company expects to use more of the space itself as its operations expand.

     The New York office maintains the Company's Website at http://www.eugs.com and also has available, for interested stockholders, maps and other material concerning the Company's activities.

     On September 3, 1996, the Company entered into a three-year lease for property located at 942 East 7145 South, #101A, Midvale, Utah, that provides for monthly payments of $1,631.40. The lease provides for annual increases in the lease payment in an amount equal to the increase in Consumer Price Index; provided that, such annual increase shall be not less than 6% or greater than 10%.

     The Company maintains an office (approximately 600 square feet) at Parkring 10 A-1010 Vienna, Austria, that has a monthly rental of approximately $3,240
(US). The Company also has an office located at Chilehaus A Fischertwiete 2, 20095, Hamburg, Germany, with a monthly rent of approximately $2,603 (US) that the Company anticipates it will terminate later in 1998. The Company also rents 105 square meters of space located in Dusseldorf, Germany, under the terms of a six-year lease expiring March 31, 2004. The monthly rent is approximately $2,180, subject to cost of living adjustments. Finally, the Company owns an office with approximately 2,230 square feet in Warsaw, Poland.

History

     The Company was incorporated in the state of Utah under the name Northampton, Inc. ("Northampton"), on October 7, 1985. On August 3, 1994, Northampton entered into a share exchange agreement with Energy Global, the initial step in the Company becoming an oil and gas development stage entity, which turned control of the Company over to the former owners of Energy Global. Energy Global had been formed as a holding company for GlobeGas, an operating entity in which it held a minority interest. The minority interest in GlobeGas was initially reported on the equity method on Northampton's financial statements.

     The agreement with Energy Global required that Northampton complete a stock consolidation of one share for each twenty-four shares previously issued and outstanding and deliver a sufficient number of post-consolidation shares of common stock to the former owners of Energy Global to reduce the prior shareholders' interest to approximately 10%. Thus the former shareholders of Energy Global became the controlling shareholders of the Company, which changed its name to EuroGas, Inc. Merlin V. Fish and Mark Burdge of the United States, officers and directors of Northampton, continued to act as officers and directors until December of 1995. (See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.")

     The original asset of Energy Global was a 16% minority interest in GlobeGas, a Netherlands corporation that held, through a joint venture, concessions in Poland. (GlobeGas was an 85% partner with a formerly state owned Polish coal company and held three different concessions for the exploration and exploitation of methane coal bed gas reserves in the Upper Silesian region of Poland.) From September of 1994 through May of 1995, the Company delivered $3,380,963.00 in cash in exchange for additional interests in GlobeGas, which raised the Company's participation in GlobeGas to 19.13%. In May 1995, the Company acquired the remaining 80.87% interest in GlobeGas in exchange for $1,150,000 in cash, the issuance of 2,256,560 shares of restricted common stock, and the issuance of 2,391,968 shares of newly created preferred stock (the "1995 Preferred Stock"), convertible at the rate of two shares of common stock for each share of 1995 Preferred Stock. The Company originally booked its interest in GlobeGas as an interest in a minority-held subsidiary, but since the acquisition of the remaining interest in GlobeGas has restated its financial presentation to reflect the historical cost basis of the assets held by GlobeGas rather than the Company's purchase price, substantially reducing the carrying value of these assets on the Company's balance sheets. Since the operations of Energy Global and Northampton prior to the reorganization were immaterial, the transaction was accounted for as if GlobeGas were the acquiring entity.

     In May of 1996, the Company acquired the 15% interest in the Pol-Tex Concession held by the Polish state coal company in exchange for a cash payment of $25,000 and the release of the obligation of the Polish state coal company to reimburse GlobeGas, the Company's then wholly-owned subsidiary, approximately $1,200,000 for drilling and related costs.

     In August of 1997, the Company completed an agreement with a subsidiary of Texaco Incorporated ("Texaco") to sell the Pol-Tex concession, the largest of the coal bed methane gas concessions held by the Company, to Texaco in exchange for an initial payment $500,000. The agreement also grants a first right of refusal to Texaco to obtain a controlling interest in two other Polish Concessions (the MMR and MMJ concessions). The transaction included the sale of approximately $200,000 in assets and equipment.

     At the end of an 18-month period (approximately February of 1999), Texaco can elect to continue to work on the Pol-Tex Concession in exchange for a $2,500,000 payment to the Company. If Texaco elects to proceed, it has up to 30 months to undertake development work on the Concession and then Texaco must elect whether or not to complete the acquisition of the Concession. If Texaco then elects to proceed, it must pay the Company an additional $2,500,000 and 14% of the net profit from the sale of the first 500 billion cubic feet of methane gas; 16% of the net profit from the sale of the next 500 billion cubic feet; 18% of the net profits of the next 1 trillion cubic feet sold; and 20% of the net profits thereafter. If Texaco elects not to proceed after the initial 18 months, the Company would receive the Concession back, with any improvements, subject to the approval of the Polish Ministry. If Texaco elects not to proceed after the development phase, the Company can reacquire the Concession at a price to be determined by the parties or a third party appraiser, again subject to approval by the Polish Ministry.

     In addition, the Company also granted Texaco the first right of refusal to acquire control of its other coal bed methane concessions in Poland known as the MMR and MMJ Concessions, at a price to be determined either by the parties or a third party appraiser. For now, the Company will continue to operate the MMR and MMJ Concessions.

     In July 1996, the Company continued in its quest to acquire additional gas interests in Eastern Europe by acquiring Danube. Danube was a participant in joint ventures for the exploration and production of natural gas in Slovakia and the Czech Republic. Danube was acquired for $3,000,000 in cash ($500,000 paid at closing and $2,500,000 which was eventually converted into 383,790 shares of common stock), the issuance of 2,500,000 shares of the Company's restricted common stock, the issuance of 1,250,000 shares of a newly created preferred stock (the "1996 Preferred Stock"), which was converted into an aggregate of 2,500,000 additional shares of the Company's common stock, and the issuance of warrants to purchase up to 5,000,000 shares of common stock at $3.00 per share during the five years subsequent to the closing. The Company has recently lodged an indemnity claim against the former Danube shareholders. (See "LEGAL PROCEEDINGS.")

     In connection with the transaction, the Company also issued 12,500,000 shares of common stock to Chemilabco, which held an interest in the operating subsidiaries of Danube and options to participate in the Czech and Slovakian operations of Danube. An outside investment group held a 5% interest in the gas projects of Danube that it received in exchange for a $1,000,000 investment and which was granted prior to the acquisition of Danube by the Company. The 5% minority interest was subsequently acquired by the Company for 250,000 shares of restricted common stock. As part of the acquisition, Danube agreed to pay advisory fees to SBC Warburg, a United Kingdom investment bank, and Moyes Newby & Company.

     In July of 1996, the Company added Dr. Martin A. Schuepbach, the President of Danube, as a director of the Company and appointed him as the Company's president and chief executive officer. Mr. Schuepbach subsequently resigned as a director and officer of the Company.

     On June 11, 1997, the Company acquired all of the issued and outstanding stock of EJ from OMV Inc., Austria's largest industrial concern, in exchange for $6,252,754 (US), an option to acquire up to 2,000,000 shares of the Company's common stock, a 5% interest in EJ's net profits from identified preliminary oil and gas licenses, and 1% of gross production of the TAKT Joint Venture outside such licenses.

     EJ's primary asset is a 50% interest in the joint venture (known as "TAKT") with Sakhaneftegas, the national oil and gas company of the Sakha Republic.

     On October 13, 1997, the Company received an additional concession from the Polish Ministry of Environmental Protection of Natural Resources and Forestry to explore and potentially develop a 110 square kilometer coal bed methane concession located near the MMR and MMJ concessions. The Company plans to conduct a feasibility study to explore the possibilities of drilling gas wells for a combined heat and power plant project or other uses. The agreement requires expenditure of only $40,000 per year pending completion of feasibility study and negotiations with third parties for the eventual purchase of natural gas if found.

     On October 23 ,1997, Pol-Tex completed an agreement with Polish Oil & Gas ("POGC") to undertake additional appraisal and development activities for a large area located in the Carpathian Flysch and tectonic Foredeep areas of Poland. The agreement contemplates a total expenditure by the Company of $15 million over a three-year period. The parties established a joint team whose initial work is the interpreting of the data generated by a $1.5 million (US) wide-line seismic work program which was conducted in the Rymanow-Leske area of the Carpathian Mountains in southeastern Poland. The technical team expects to use the interpreted data to select the site for drilling a deep well (5,000 to 5,500 meters) later this year.

     In late 1997, the Company entered into an option agreement to acquire an interest in the Beaver River natural gas field located in northeastern British Columbia. The gas field was originally developed by Amoco Canada in the 1960s and was one of the largest producing gas field in British Columbia. Technical problems led to excess water production and Amoco shut-in the field in 1978. However, a subsidiary of Canadian Occidental Petroleum has entered into an agreement and is working to establish commercial natural gas production in the project using up-to-date technology and may, if warranted, spend up to $13 million (US) on the project before requiring any participation from the other working interests. The Company has proceeded to exercise its options by first purchasing 993,333 units of United Gunn Resources, Ltd. (one share of common and one warrant), for a total of $950,000 (US). United Gunn Resources, Ltd. holds approximately a 12% working interest in the project. The Company completed the exercise of its option by exchanging $300,000 and 2,400,000 shares of restricted common stock for 16% direct working interest from a third party. EuroGas did retain the right to purchase back, in exchange for return of the working interest, 1,900,000 of the 2,400,000 shares of restricted common any time prior to April 15, 1999 if EuroGas determines that the results produced do not warrant the continued holding of the direct interest.

     In March 1998, the Company acquired a 55% interest in RimaMuran s.r.o. ("RimaMuran"), a closely-held entity whose principal asset is a 43% interest in Rozmin s.r.o., a joint venture which holds the Gemerska Talc Deposit located in Roznava, Slovakia. Thyssen Schachtbau GmbH, a leading international mining engineering company, and Dorfner AG, a leading German processing and refining company for industrial minerals, hold the majority interest in the Gemerska Talc Deposit. The Company purchased its interest for a nominal cash payment and will assume 43% of the development budget which is expected to be approximately $12 million over the next two and one-half years. (The Company's obligation will be approximately $5 million.)

LEGAL PROCEEDINGS

     On August 1, 1995, the United States Securities and Exchange Commission (the "SEC") issued a formal order In the Matter of EuroGas, Inc., to investigate whether violations of applicable law may have occurred. The Company has produced numerous documents pursuant to extensive subpoenas from the SEC and the oral testimony of its officers and directors. The SEC has obtained similar information from the Company's former independent public accountants. The Company has not been contacted by the SEC in connection with this matter for more than eighteen (18) months. However, the SEC has given no formal indication that it has completed its investigation and, the Company cannot predict the duration or outcome of this investigation.

     In 1996, KUKUI, Inc. ("KUKUI"), acting separately and on behalf of the Unsecured Creditors Trust of the Bankruptcy Estate of McKenzie Methane Corporation (McKenzie Methane Corporation was an affiliate of the former owner of Pol-Tex), asserted certain claims against Pol-Tex and GlobeGas in connection with lending activities between McKenzie Methane Corporation and the management of GlobeGas prior to its acquisition by the Company. The claim asserted that funds that were loaned to prior management may have been invested in GlobeGas and, therefore, McKenzie Methane Corporation might have had an interest in GlobeGas at the time of the acquisition of GlobeGas by the Company. These claims were resolved pursuant to a settlement agreement entered into in November 1996. Under the terms of the settlement agreement, the Company issued 100,000 shares of restricted Common Stock and an option to purchase up to 2,000,000 shares of Common Stock at any time prior to December 31, 1998, to the Bishop's Estate (KUKUI's parent). The option exercise price was $3.50 per share if exercised within 90 days of the execution of the agreement with Texaco; $4.50 per share if exercised prior to December 31, 1997; and $6.00 per share if exercised prior to December 31, 1998. The Company also granted registration rights with respect to the securities.

     In March of 1997, a trustee over certain of the individual McKenzies and other related entities asserted a claim to the proceeds that the Company would receive from the Texaco agreement and exploitation of the Pol-Tex Concession in an action entitled: Harven Michael McKenzie, debtor; Timothy Stewart McKenzie, debtor; Steven Darryl McKenzie, debtor (case no. 95-48397-H2-7, Chapter 7; case no. 95-48474-H2-7, Chapter 7; and case no. 95-50153-H2-7, Chapter 7, respectively) W. Steve Smith, trustee, plaintiff v. McKenzie Methane Poland Co., Francis Wood McKenzie, EuroGas, Inc., GlobeGas, B.V. and Pol-Tex Methane, Sp. zo.o., defendants (Adv. No. 97-4114 in the United States Bankruptcy Court for the Southern District of Texas Houston Division). The trustee's claim is apparently based upon the theory that the Company may have paid inadequate consideration for its acquisition of GlobeGas (which indirectly controlled the Pol-Tex Concession in Poland) from persons who were acting as nominees for the McKenzies or in fact may be operating as a nominee for the McKenzies and therefore McKenzies' creditors are the true owners of the proceeds received from the development of the Pol-Tex Concession in Poland. (KUKUI is also the principal creditor of the McKenzies in these other cases.) The Company plans to vigorously defend against such claims. The Company believes that the litigation is without merit based on its belief that the prior settlement with KUKUI bars any such claim, the trustee over the McKenzies has no jurisdiction to bring such claim against a Polish corporation (Pol-Tex) and the ownership of Polish mining rights, that the Company paid substantial consideration for GlobeGas, and that there is no evidence that the creditors of the McKenzies invested any money in the Pol-Tex Concession. The Company also believes that continued pursuit of the claim may give rise to a separate cause of action against third parties that the Company will pursue if necessary.

     On August 21, 1997, KUKUI, Inc. asserted a claim against EuroGas, Inc. in an action entitled KUKUI, Inc. v. EuroGas, Inc., Case No. H-972864 United States District for the Southern District of Texas, Houston Division. KUKUI's claim is based upon an alleged breach of the settlement agreement between the Company and KUKUI as a result of the Company's failure to file and obtain the effectiveness of a registration statement for the resale by KUKUI of 100,000 shares delivered to KUKUI in connection with the settlement. In addition, KUKUI has informed the Company and the court that Bishop's Estate, its parent, would be entering a claim for failure to register the resale of the shares subject to its option to purchase up to 2,000,000 shares in the Company's common stock. The Company has denied any liability, intends to vigorously defend the claim and recently filed a counterclaim against KUKUI and Bishop's Estate for breach of contract, in particular concerning its joint activities with the Trustee over the McKenzies.

     The Kingdom of the Netherlands had assessed a tax against the Company's operating subsidiary, GlobeGas in the amount of $911,051 even though it had significant operating losses. During 1997, the income tax liability was reduced on the financial statements of the Company to $753,306 due to different exchange ratios. The Company has appealed the assessment and has proposed a settlement with the Netherlands which would reflect a reduction in the tax to $42,000. Pending final resolution, a liability for the total amount assessed will continue to be reflected in the Company's financial statements.

     The holder of certain registration rights, Finance Credit & Development Corporation, Ltd., has requested that the Company provide it with information concerning the delay in filing a required registration statement. While Finance Credit & Development Corporation, Ltd., has not asserted a specific legal claim against the Company to date, it may elect to do so if the Company is unable to resolve this matter with it.

     As set forth in "BUSINESS: Slovakian Oil & Gas Joint Venture," the Company has been notified of a potential title problem with certain areas which the Company intended to explore and develop with NAFTA in the future. The area of concern relates to rights acquired through the acquisition of Danube. The Company believes that the owners of Danube knew or should have known about the problem prior to the acquisition of Danube and that no disclosure concerning the problem was made at the time of acquisition. The Company has initiated a further investigation concerning the matter and has notified the former Danube shareholders of a claim for indemnity to the extent that the Company suffers any damage by reason of the potential title problem. As the matter is in its initial stages, the Company cannot predict whether it will be ultimately damaged by the title problem or, if damaged, will be able to recover from the former Danube shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

     The common stock of the Company is traded on the Bulletin Board under the symbol "EUGS" under the symbol "EUGSF" on the Frankfurt Stock Exchange, the symbol "EUGSBE" on the Berlin Stock Exchange, EUGSS on the Stuttgart Exchange and EUGSH on the Hamburg Stock Exchange. As of August 31, 1998, there were 66,889,628 shares of the Company's common stock issued and outstanding.

     The following table sets forth the approximate range of high and low bids for the common stock of the Company during the periods indicated based on information concerning the trading of the common stock on the Bulletin Board. The quotations presented reflect interdealer prices, without retail markup, markdown, commissions, or other adjustments and may not necessarily represent actual transactions in the common stock.


           Quarter Ended            High Bid         Low Bid
         ------------------         --------         ---------
         March 31, 1996             $  3.25          $  1.125
         June 30, 1996              $  7.875         $  1.75
         September 30 1996          $  5.75          $  2.875
         December 31, 1996          $  5.00          $  2.875
         March 31, 1997             $  6.75          $  3.4375
         June 30, 1997              $ 12.50          $  4.375
         September 30, 1997         $ 10.6875        $  4.9375
         December 31, 1997          $  7.625         $  3.75
         March 31, 1998             $  6.8125        $  3.9375
         June 30, 1998              $  5.75          $  3.625

     The liquidity of the common stock may be limited, and the reported price quotes may not be indicative of prices that could be obtained in actual transactions. On August 31, 1998, the closing quotation for the Company's common stock in the over-the-counter market was $2.00.

     No dividends have been paid on the Company's common stock, and the Company does not have retained earnings from which to pay dividends. The Company accrued cumulative preferred dividends of $423,530 and $150,592 in 1997 and 1996, respectively. Of this amount, $305,325 was paid in 1997 by the issuance of common stock in connection with the conversion of a portion of the preferred stock. In 1996, the Company paid dividends on the preferred stock of $120,000 in cash at a time the Company had a stockholders' deficit. All cumulative dividends with respect to the Company's preferred stock would be required to be paid prior to the Company declaring or paying any dividend on its common stock. (See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.") Even if the Company was to generate the necessary earnings, it is not anticipated that dividends will be paid in the foreseeable future, except to the extent required by the terms of the cumulative preferred stock currently issued and outstanding.

Sale of Unregistered Securities

     In May 1998, the Company entered into a Subscription Agreement pursuant to which it agreed to sell up to 30,000 shares of its 1998 Series B Convertible Preferred Stock for an aggregate of $30,000,000 gross proceeds. At the time of the execution of the agreement, 8,000 shares were sold by the Company for gross proceeds of $8,000,000 to three sophisticated investors. The Company obtained representations that the purchasers were acquiring the securities for their own investment and without the intent to make a distribution of such securities, placed a restrictive legend on the certificates representing the securities, and relied on the non-public offering exemption to the registration requirements of the Securities Act in making this sale. The Common Stock issuable on conversion of the 1998 Series B Convertible Preferred Stock is also restricted, but the resale of such securities by the Selling Shareholders is covered by this Prospectus.

     During 1997, the Company sold or delivered 10,544,030 shares of common stock and 4,450,000 options in transactions that were not registered under the Securities Act as described in more detail below. Unless otherwise noted, the sales were made without the participation of underwriters and without the payment of any commission. The Company relied upon the exemptions from registration provided in Section 4(2) of the Securities Act and Regulation D.

     No placement of securities involved a public offering. The two offerings for cash proceeds were to sophisticated institutions. The balance of shares and options were delivered in connection with either a conversion of outstanding indebtedness or the acquisition of property or mineral interests. In each instance, the Company used the proceeds for general working capital.

     The following summary does not include two sales previously reported in which the Company relied principally on Regulation S as an exemption from registration. The reports considering those sales were on the Company's Form 8-K dated March 24, 1997, covering the sale of 500,000 shares for gross proceeds of $2.5 million and Form 8-K dated May 30, 1997, covering the issuance of a newly created preferred stock for gross proceeds of $15 million.

     On June 11, 1997, the Company delivered an option to OMV A.G. in connection with its purchase of a subsidiary of OMV A.G. whose principal asset was a joint venture in the Sakha Republic as described under "BUSINESS & PROPERTIES:
Activities in the Sakha Republic." The terms of the option provide for an exercise price of $4.00 per share until April 1, 1998, $5.00 per share until March 31, 1999, and $6.00 per share until March 31, 2000, at which time the unexercised portion expires.

     On June 30, 1997, the Company sold 1,430,000 shares of its restricted stock, at $7.00 per share, for a gross purchase price of $10 million (US) to Chemilabco B.V., a principal shareholder of the Company. (See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     Also on June 30, 1997, the Company sold to Finance Credit & Development Corporation, Ltd., in a transaction that amended a prior financing agreement, a total of 2,999,999 shares of restricted common stock for $7.5 million and converted a $1 million outstanding debenture into 333,334 shares of restricted common stock. In connection therewith, the Company also granted a warrant for the acquisition of 2,200,000 shares of the Company's common stock at $3.00 per share. The option expires December 31, 1998.

     During the 1997 fiscal year, holders of convertible debenture notes (proceeds of which were received prior to 1997), converted a total of $10,947,991 of principal and accrued interest into 2,646,907 shares of the Company stock pursuant to the terms of the various debentures.

     On July 3, 1997, 1,250,000 shares of the 1996 Preferred Stock were automatically converted into 2,500,000 shares of common stock. The shares were held by the former shareholders of Danube that the Company acquired during fiscal 1996.

     On August 9, 1997, the Company sold an option to purchase 250,000 shares to CIBC Oppenheimer in connection with the entering into of a financial advisory agreement. The option provides for an exercise price $11.79, expires August 9, 2002, and provides CIBC Oppenheimer with registration and cashless exercise rights.

     On August 30, 1997, the Company converted a promissory note held by the former Danube shareholders in the amount of $2,846,590 of principal and accrued interest into 383,790 shares of the Company's common stock.

     On November 11, 1997, the Company delivered 250,000 shares of restricted common stock for the acquisition of the 5% interest in the Danube subsidiary which had been held by two foreign individuals which had invested $1 million with the Danube project prior to its acquisition by the Company in 1996.

SELECTED FINANCIAL DATA

Certain Financial Data

     The following statement of operations and balance sheet data are not audited and are derived from the consolidated financial statements of the Company. The consolidated financial statements of the Company for the years ended December 31, 1993 through 1997, have been audited by the Company's independent certified public accountants. The selected financial data below should be read in conjunction with the consolidated financial statements of the Company and the notes thereto included with this filing and "ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

Statement of Operations Data

                                                           Year Ended December 31,
                            ---------------------------------------------------------------------------------
                                1997              1996              1995             1994             1993
                            ------------      -----------       -----------      -----------      -----------
Net Sales                   $    500,000      $         0       $         0      $         0      $         0

Loss Applicable to
  Common Shares             $(11,925,429)     $(6,413,183)      $(4,327,581)     $(3,699,439)     $(3,363,296)

Basic and Diluted Loss
  per Common Share          $      (0.22)     $     (0.16)      $     (0.13)     $     (0.15)     $     (0.18)


                                                      Three Months Ended                   Six Months Ended
                                                           June 30,                            June 30,
                                               -------------------------------    ------------------------------
                                                    1998              1997             1998             1997
                                               -------------     -------------    -------------    -------------
Net Sales                                      $       0.00      $       0.00     $       0.00     $       0.00

Loss Applicable to Common Shares               $ (2,552,102)     $ (2,454,037)    $ (4,365,941)    $ (3,736,662)

Basic and Diluted Loss per Common Share        $      (0.04)     $      (0.05)    $      (0.07)    $      (0.07)


Balance Sheet Data

                             At June 30,                                At December 31,
                           -------------                       ----------------------------------------------
                                1998             1997              1996             1995              1994
                           -------------     ------------      ------------     -----------       -----------
Total Assets               $ 47,144,362      $ 40,754,543      $ 15,902,139     $ 7,680,367       $ 7,599,962

Long-Term Obligations      $    496,584      $  3,157,789      $ 10,631,547     $ 4,011,750       $ 3,011,750

Cash Dividends
  per Common Share         $          0      $          0      $          0     $         0       $         0


MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

     The Company is primarily engaged in the acquisition of rights to explore for and exploit natural gas, coal bed methane gas, and other hydrocarbons in various parts of the world. The Company currently has several projects in various stages of development, including a coal bed methane gas project in Poland which has been sold to a subsidiary of Texaco, Inc. ("Texaco"), a natural gas project in Slovakia, a natural gas project in the Sakha Republic, a member of the Russian Federation located in eastern Siberia, a natural gas interest in Canada, and an interest in a Talc deposit in Slovakia.

     In addition, the Company has recently entered into a joint venture agreement with Polish Oil & Gas Company ("POGC") concerning a separate project in the Carpathian Flysch and Tectonic Foredeep formation located principally in southeastern Poland. The Company has also entered into agreements to explore and develop projects in the Ukraine.

Recent Developments

     Funding Activities

     Prior to the second quarter of 1997, the Company suffered from a lack of capital. The Company's activities to date have not generated revenue, except for the gross revenue of $500,000 recognized in connection with the sale of a single interest in property, so it is not able to meet any of its funding needs from operations. During the 1997 fiscal year, the Company completed a number of equity financings with cash proceeds to the Company of in excess of $31 million. In addition, the Company converted approximately $11 million of debt to equity. These transactions significantly improved the Company's working capital position and provided it with funds to complete its recent acquisitions and to meet its contractual obligations in the near term. At December 31, 1997, the Company had $17,247,667 in cash and cash equivalents and $9,365,940 in working capital available. At June 30, 1998, the Company had $11,157,986 in cash and cash equivalents and $5,919,572 in working capital available.

     Financial Position

     The Company had an accumulated deficit of $36,563,247 at June 30, 1998, most of which has been funded out of proceeds received from the issuance of stock or debt instruments (substantial portions of which were issued to related parties), loan proceeds, and incurring payables. The Company's financing activities provided net cash of approximately $31 million, $8.2 million, and $2.9 million during the years ended 1997, 1996, and 1995, respectively, and approximately $3.5 million for the six months ended June 30, 1998. During this same period, operating activities used net cash of $3.2 million, $4.0 million, and $2.4 million for the years ended December 31, 1997, 1996, and 1995, respectively, and $4.4 million for the six months ended June 30, 1998. The Company has also used cash to acquire mineral interests and property and equipment, either directly or indirectly through the acquisition of subsidiaries, with $11.2 million, $3.7 million, and $1.3 million used in investing activities for the years ended December 31, 1997, 1996, and 1995, respectively, and $5.1 million for the six months ended June 30, 1998. Of the amount used in investing activities during the six months ended June 30, 1998, $1,411,292 was used to acquire approximately an 8.7% equity interest in United Gunn, both directly from United Gunn and in open market purchases. At June 30, 1998, this investment had been written down to $953,413 to reflect the then current market price for United Gunn stock. The Company also advanced $1.1 million to Oxbridge, a principal shareholder of the Company, in connection with the payment of a $1,342,166 debt due to Oxbridge. This obligation is reflected as a related party receivable on the financial statements of the Company.

     The Company's principal assets consist of unproved and undeveloped gas properties. All costs incidental to the acquisition, exploration, and development of such properties are capitalized, including costs of drilling and equipping wells and directly related overhead costs which include the costs of Company owned equipment. Since the Company has not established production, these properties have not been amortized. In the event that the Company is ultimately unable to establish production or sufficient reserves on these properties to justify the carrying costs, the value of the assets will need to be written down and the related costs charged to operations, resulting in additional losses. The Company periodically evaluates its properties for impairment and if a property is determined to be impaired, the carrying value of the property is reduced to its net realizable amount.

Results of Operations

     The Company has not received any revenues since inception, except for the $500,000 received from Texaco during the year ended December 31, 1997. These revenues were offset against $500,000 of the cost of the property sold, and no gain or loss was recognized on the sale. The Company does not currently have a source of ongoing revenues.

     The Company had a net loss applicable to common shares of approximately $11,925,429 and $6,413,000, respectively, for the years ended December 31, 1997, and 1996, and $4,365,941 and $3,736,662 for the six months ended June 30, 1998, and 1997. The difference between the years ended December 31, 1997 and 1996, was due in large part to the expansion of the Company's activities, primarily as a result of acquisitions, the growth of the Company's administrative expenses, the Company's decision to write off the carrying value associated with its interests in the Czech Republic in the amount of $1,972,612, and additional interest expenses in 1997. The 1997 interest expense includes a reserve of $1 million, which is management's estimate of the amount due to a lender who provided funding from 1995 to 1997. This amount has not yet been finally determined. (See the Notes to the Financial Statements.) A substantial portion of the general and administrative expenses consist of payments to a limited number of officers, directors, and consultants.

     Due to the highly inflationary economies of the Eastern European countries in which the Company operates, the Company is subject to extreme fluctuations in currency exchange rates that can result in the recognition of significant gains or losses during any period. Approximately $332,000, ($401,000), and ($131,000) in gains (losses) were recognized as a result of currency transactions in the years ended December 31, 1997, 1996, and 1995, respectively, and a loss of approximately $10,414 was recognized during the six months ended June 30, 1998. The Company does not currently employ any hedging techniques to protect against the risk of currency fluctuations.

     Under the full cost method by which the Company accounts for its mineral interests in properties, costs of unproved properties are assessed periodically and any resulting provision for impairment would normally be charged to the proved property base. The impairment for unproved properties is charged to operations. The impact of such reassessment and resulting impairment charge could be significant during any particular period and resulted in a write down of $1,972,612 in the carrying value of the assets associated with the Company's interests in the Czech Republic during the year ended December 31, 1997.

     As of June 30, 1998, the Company's balance sheets reflected $24,405,418 in interests in unproved mineral properties and $8,503,935 in oil and gas properties subject to amortization. These properties are held under licenses or concessions that contain specific drilling or other exploration commitments and that expire within one to three years, unless the concession or license authority grants an extension or a new concession license, of which there can be no assurance. If the Company is unable to establish productions or resources on these properties, is unable to obtain any necessary future licenses or extensions, or is unable to meet its financial commitments with respect to these properties, it could be forced to write off the carrying value of the related property.

Capital and Liquidity

     Throughout its existence, the Company has relied on cash from financing activities to provide the funds required for acquisitions and operating activities. Such net cash has been used principally to fund cumulative net losses of approximately $37 million.

     During the years ending December 31, 1997 and 1996, operations required cash of approximately $3,245,000 and $3,985,000, respectively. Operations used net cash of $4,391,728 and $463,994 for the six months ended June 30, 1998 and 1997. Investing activities used net cash of approximately $11,205,000 for the year ended December 31, 1997, the largest component of which was the approximately $6,315,000 booked in connection with the acquisition of EJ, and $3,727,000 in 1996. Investing activities used net cash of $5,149,013 and $8,132,022 for the six months ended June 30, 1998 and 1997, respectively.

     Financing activities provided net cash of approximately $31,286,000 during the year ended December 31, 1997, as compared to $8,194,000 in the prior year and $3,548,986 for the six months ended June 30, 1998, as compared to $13,399,652 for the six months ended June 30, 1997.

     At June 30, 1998, the Company had total current assets of $12,720,032 and total current liabilities of $6,800,460, resulting in working capital of approximately $5,919,572 or a working capital ratio of 1.9-to-1.

     While the Company had cash of approximately $11.1 million at June 30, 1998, and a commitment from the Selling Shareholders to provide it with up to an additional $22 million under certain conditions, it has substantial financial commitments with respect to exploration and drilling obligations related to the mineral properties in which it has an interest. Many of the Company's projects are long-term and will require to expenditure of substantial amounts over a number of years before the establishment, if ever, of production and ongoing revenues. As noted above, the Company has relied principally on cash provided from equity and debt transactions to meet its cash requirements. While the Company currently has sufficient cash to meet its short-term needs, it will be required to obtain additional cash either from financing transactions or operating activities to meet its longer-term needs. Obtaining additional equity financing or structuring strategic relationships will continue to result in dilution of the percentage ownership of the Company by the current shareholders.

     If the Company is unable to establish production or reserves sufficient to justify the carrying value of its assets or to obtain the necessary funding to meet its short and long-term obligations or to fund its exploration and development program, all or a portion of the mineral interests in unproved properties will be charged to operations, leading to significant additional losses.

Year 2000

     The Company uses computers principally for processing and analyzing geophysical and geological data, and administrative functions such as word processing, accounting and management, and financial reporting. The Company's principal computer systems have been purchased since December 31, 1995. The software utilized by the Company is standard "off-the-shelf" software, typically available from a number of vendors. While the Company believes it is taking all appropriate steps to assure year 2000 compliance, it is dependent substantially on vendor compliance. The Company intends to modify or replace those systems that are not year 2000 compliant. The Company is requiring its systems and software vendors to represent that the services and products provided are, or will be, year 2000 compliant. The Company estimates that the cost to redevelop, replace, or repair its technology will not be material. In addition to its own computer systems, in connection with its business activities, the Company interacts with suppliers, customers, creditors, and financial service organizations domestically and globally who use computer systems. It is impossible for the Company to monitor all such systems, and there can be no assurance that the failure of such systems would not have material adverse impacts on the Company's business and operations.

FINANCIAL STATEMENTS

     The financial statements and supplementary data are set forth immediately following the signature page.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     The Company and its current auditors have not disagreed on any items of accounting treatment or financial disclosure.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH
SECTION 16(a) OF THE EXCHANGE ACT

     Set forth below is the name and age of each executive officer and director of the Company, together with all positions and offices of the Company held by each and the term of office and the period during which each has served:

        Name                 Age        Positions With the Company           Director Since
----------------------       ---       -----------------------------         --------------
Dr. Reinhard Rauball         52        Director                              1994 - August

Paul Hinterthur              60        President and Director                1995 - December

Hank Blankenstein            56        Vice-President and Director           1995 - December

Dr. Gregory P. Fontana       38        Director                              1996 - January

Dr. Hans Fischer             52        Director                              1996 - January

J. Toni Preuss               50        Managing Director of GlobeGas         N/A

     The current board of directors was elected at the December 12, 1997, shareholders' meeting. A director's regular term continues until the next annual meeting of shareholders and thereafter until his successor is duly elected and qualified. Officers serve at the pleasure of the board of directors. There is no family relationship among the current directors and executive officers.

     The Company's executive committee consist of three members, Paul Hinterthur, Hank Blankenstein, and J. Toni Preuss, an officer and director of the Company's subsidiary, GlobeGas. The executive committee is charged with overseeing the day-to-day management of the Company and with making all significant contractual and financial decisions.

Company Control

     Dr. Reinhard Rauball, the chairman of the board of directors, and Wolfgang Rauball, the Company's chief consultant, are brothers. Both gentlemen have been key figures in arranging the original transaction with Energy Global, the acquisition of the concessions in Poland, the later acquisition of Danube, which holds concessions in Slovakia, the acquisition of EJ and the Yakutia Concession, and the participation in the British Columbia project. From time to time, the Rauballs, principally Wolfgang Rauball, have also arranged for equity and debt financing for the Company through parties with whom they have previous business and personal relationships and have directly loaned some of their own funds to the Company. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.")

     While there is no formal agreement among the Rauballs and other debt and equity holders of Company, the practical result of the relationships is to vest control of the Company in the Rauballs.

     The following sets forth brief biographical information for each of the foregoing individuals.

     Dr. Reinhard Rauball is a director of the Company. He has been an attorney in Dortmund, Germany, since 1974, as well as a government appointed Notary since 1991. He was a law instructor at Bochum University from 1977 to 1979 and is the author of numerous legal publications and books on constitutional law in Germany. Dr. Rauball currently represents a number of prominent German industrial companies and acts as counsel to the German government on special projects. From 1983 to 1990, he was the chairman of the Supervisory Board of Etienne Aigner, AG, a publicly-held company in Munich, Germany, which is a leading international fashion concern with franchise shops in over 50 countries around the world. He was the president of Borussia Dortmund, a leading German soccer club, from 1979 to 1982 and 1984 to 1986.

     Wolfgang Rauball has acted as an independent consultant to the European subsidiaries of the Company since August 1994. He is president of Pol-Tex Methane Sp. zo.o. in Poland and also acts as a director of GlobeGas B.V. Amsterdam. Mr. Rauball attended Darmstadt Technical University in Germany from 1967 through 1971 but did not receive a degree. Thereafter, Mr. Rauball worked as a mining geologist in Canada from 1972 to the present date. During the period 1976 through 1986, his consulting activities were primarily for companies conducting exploration for gold ore bodies in Canada, the United States, and South America. Wolfgang Rauball arranges for financing for business enterprises, primarily public companies engaged in the mineral industry. In 1993, Wolfgang Rauball was convicted by a German court of negligently causing the bankruptcy of a German subsidiary of a Canadian company. Mr. Rauball was a managing director of the Canadian company. Beginning in 1987, he was involved in a contest for control of the Canadian company. During the contest, the German subsidiary used some of its capital to purchase restricted securities of an unrelated company, which purchase caused the German subsidiary to become insolvent from a balance sheet point of view. Prior to being able to solve the problem, Mr. Rauball was deprived of his ability to participate in management of the Canadian company (his right to participate in management was subsequently restored by the British Columbia Securities Commission in Canada). German law is very strict in this regard and generally holds managing directors of parent companies responsible for either infusing additional funds to make the subsidiary solvent or making the appropriate bankruptcy filings on behalf of the subsidiary, neither of which was done in this case. The German court held that Mr. Rauball was negligent in participating in the original stock purchase by the German subsidiary. Mr. Rauball received a suspended sentence and a monetary fine of approximately $70,000. This type of activity is not a crime in either the United States or Canada, where Mr. Rauball then resided, and therefore, the board of directors of the Company does not feel that this matter compromises in any way the value of Mr. Rauball's services.

     Paul Hinterthur is a director and president of the Company. He has held executive positions with the Company since 1995. After completing studies in Economics in Frankfurt, London and Paris, he served in executive positions for Dresdner Bank, one of the leading banks in the world from 1965 to 1984. During his tenure with Dresdner Bank, he served in the financial centers of Frankfurt, London, Tokyo, and Hong Kong. After retiring from the banking business, he has been an independent international business and finance consultant for many years. Mr. Hinterthur speaks five languages.

     Hank Blankenstein is a director and vice-president of the Company. He has had over 30 years experience in various levels of management positions. He served as an administrative financial officer for a large semiconductor facility from 1973 to 1985. Prior to that, he served in a number of operational positions for high tech industry companies, having engineering production supervising responsibilities, in charge of a 400-person division. He has been involved in several high tech start-up situations serving in senior management positions. He holds a bachelor of science degree in finance and banking from Brigham Young University that was awarded in 1966.

     Dr. Gregory P. Fontana is a director of the Company. He is currently an attending cardiothoracic surgeon at Brotman Medical Center and Cedars-Sinai Medical Center in California. He received his M.D. in 1984 at the University of California followed by ten years of postgraduate training at Duke University and University of California at Los Angeles. Some of his academic appointments include Clinical Fellow in Pediatric Cardiac Surgery at Harvard Medical School and Clinical Assistant Professor of Surgery at UCLA School of Medicine and he has received several research grants, including a National Research Service Award and Minimally-Invasive Cardiac Surgery Grant. He belongs to several professional organizations, including the American Heart Association, and has authored numerous scientific presentations and bibliographies. He is currently a consultant to Heartport, Inc., Redwood City, California.

     Dr. Hans Fischer is a director of the Company. He is currently Professor of Radiology at the University of California, Los Angeles, Harbor-UCLA Medical Center where he has been on the faculty since 1992. He has been a chair, member, and designated alternate on Research, Clinical Radiology, Quality Assurance and Ambulatory Care Committees for Harbor-UCLA Medical Center since 1990. He trained at Leibniz-Gymnasium, Dortmund West Germany, School of Medicine, University of Muenster West Germany and School of Sociology, University of Muenster West Germany. He received his M.D. in 1971 and Ph.D. in 1985 from University of Muenster.

     J. Toni Preuss serves on the executive committee of the Company and has been the managing director of GlobeGas, a Company subsidiary, since November 1995. Since 1970, he has been a representative of Idua Nova Insurance Company in Hamburg, Germany, specializing in investment strategies. In 1980, he established his own Sports Marketing Agency and Services Company which has an international reputation and operations in Russia, Czech Republic, Holland, Switzerland, and Turkey. He is the personal financial advisor for several international soccer players and coaches.

Key Consultants and Employees

     The following sets forth biographical information for certain of the Company's key employees and consultants.

     Andrew K. Andraczke, vice-president and secretary, and a member of the management committee of Pol-Tex Methane, is responsible for business development and coordination of administrative, legal, and political aspects of the venture in Poland. He also directs computer operations and system support for exploration and production.

     Mr. Andraczke holds B.Sc., M.Sc., and Ph.D degrees in computer science and application from Computer Science Institute of Polytechnical University in Warsaw where he also taught as an Associate Professor. He served as the General Manager of the Computing Center of the Center for Geological Research in the Central Office of Geology (Ministry of Geology) from 1972 to 1976 where he developed and implemented Poland's first general database of geological and mineral resources of Poland. He also implemented computer mapping systems, oil and gas reservoir simulations, and production control for mining operations.

     In 1976, he moved from Poland to accept consulting contracts in France and the United States. From 1976 to 1982, he worked for several oil and gas and mining firms, including OTC Oklahoma Production in Tulsa, Kansas Oil Consolidated in Tulsa, John W. Mecom Company in Houston, InteResources Group, Inc. in Houston, and British Sulphur Corporation in London, performing reservoir modeling of secondary and tertiary oil reservoirs, inorganic polymer floods, and underground coal gasification projects. During this time, he also developed data acquisition and reserve balance systems for mines in the U. S., Mexico, and Egypt.

     He joined Oil Exploration and Production Company in Houston in 1982 and served as an internal consultant and management advisor on computer applications and emerging technologies. He provided technical support for large projects including integrated exploration systems, reservoir simulation, enhanced oil recovery, and evaluation of production. He developed and supported reservoir models for some of Tenneco's largest oil and gas fields and authored numerous proprietary exploration and drilling systems for Tenneco.

     Dr. F. Horvath is currently Professor at the Eotvos University in Budapest. Dr. Horvath now acts as the Company's chief geological advisor. He is particularly familiar with many of the formations in which the Company has or is planning to obtain concessions. At Eotvos University, he specializes in instructing students in geophysics and geology for general and applied geophysics, basin research, petroleum exploration, and seismic interpretation. His primary field of research has always been the tectonic interpretation of geological and geophysical data, particularly in the evolution of sedimentary basins and the exploration for hydrocarbon resources. He is the principal investigator of eight major research projects and has worked with leading academic and industrial experts in Europe and the Americas. His contribution to earth sciences has been acknowledged by a number of awards, including an honorary fellowship in the European Union of Geosciences, Academia Europaea, and the Geological Society of America.

     Anka Ltd. The Company has retained Anka Ltd. to provide it with managerial and strategic assistance with respect to its European properties, particularly those located in the Republic of Slovakia. The Managing Director of Anka Ltd., Mr. Louis D. Good, has in excess of 35 years experience in the oil and gas industry and has been advising clients since 1980 on all aspects of the development, construction, and financing of oil and gas projects.

Section 16(a) Beneficial Ownership Reporting Compliance

     The Company's stock is not registered under Section 12 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, as a consequence, its officers, directors, and principal shareholders are not subject to the reporting obligations of Section 16 of the Exchange Act.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company and its subsidiaries for the fiscal years ended December 31, 1997, 1996, and 1995, to the chief executive officer of the Company and the other executive officers of the Company who received compensation in excess of $100,000. The Company also paid significant consulting fees as set forth below under "Executive Employment and Consulting Arrangements."

                                                     Summary Compensation Table
                                                                             Long Term Compensation
                                                                        -------------------------------
                                             Annual Compensation               Awards           Payoffs
                                       -------------------------------  ---------------------   -------
                                                              Other
                                                              Annual                                      All Other
                                                              Compen-    Restricted             LTIP        Compen-
        Name and                                              sation       Stock     Options/   Payouts     sation
   Principal Position          Year    Salary($)   Bonus($)     ($)       Awards($)  SARs(#)    ($)           ($)
---------------------------    ----    ---------   --------   --------   ----------  --------   -------   ---------
  President

       Paul Hinterthur         1997    $294,100       0          0            0          0         0          0
       CEO and director        1996    $ 27,000       0          0            0          0         0          0
                               1995    $      0       0          0            0          0         0          0

       Merlin V. Fish          1997    $      0       0          0            0          0         0          0
       Former CEO              1996    $      0       0          0            0          0         0          0
                               1995    $115,693       0          0            0          0         0          0

       Dr. Reinhard Rauball    1997    $874,120(1)    0          0            0          0         0          0
                               1996    $ 33,000       0          0            0          0         0          0
                               1995    $      0       0          0            0          0         0          0

       Hank Blankenstein       1997    $300,000       0          0            0          0         0          0
                               1996    $ 84,000       0          0            0          0         0          0
                               1995    $      0       0          0            0          0         0          0

       J. Toni Preuss          1997    $203,902       0          0            0          0         0          0
                               1996    $              0          0            0          0         0          0
                               1995    $              0          0            0          0         0          0

[FN]
(1) Dr. Rauball was paid fees for services rendered to the Company in connection with its acquisitions during 1997, particularly the negotiation of the business transaction in which the Company acquired EJ as a wholly-owned subsidiary.

Executive Employment and Consulting Arrangements

     The Company has relied heavily on consultants to identify potential projects, to negotiate the terms of acquisitions, to develop relationships with governmental regulators and industry partners, and to complete business and financing transactions. As a result of services in these areas, the Company paid $1,260,253 in 1997 and $479,166 in 1996 to Wolfgang Rauball, the brother of Reinhard Rauball, the Chairman of the Board of the Company. The Company did not make any payments to Wolfgang Rauball in 1995. The Company also paid $509,467 in 1997, $449,600 in 1996, and $69,447 in 1995 to Armando Ulrich. The Company also paid $273,113 during 1997 to Andrew K. Andraczke, a key employee in Poland who does not perform executive level functions. If the Company does not continue to make significant acquisitions and as revenues are developed, the Company anticipates that it will rely more on the services of employees and the amounts paid to consultants will be reduced.

Compensation of Directors

     The Company compensated its outside directors for service on the board of directors by payment of a monthly fee of $5,000 and reimbursement of expenses incurred in attending board meetings. The Company does not separately compensate its board members who are also employees of the Company for their service on the board.

Board Compensation Committee Report on Executive Compensation

     Management compensation is overseen by the board of directors of the Company. The board has not appointed a compensation committee. The board of directors consists of three members of executive management, Dr. Reinhard Rauball, Paul Hinterthur, and Hank Blankenstein, and two outside directors who are not employees of the Company.

     The Company has to date been involved in the acquisition of interests in potential hydrocarbon resources and in obtaining the necessary governmental approvals, industry partners, and financing for the exploration of such resources. The Company has compensated senior management based on the perceived contribution of each to the potential growth of the Company. The Company anticipates that it will continue to rely on both executive management and outside consultants in connection with the acquisition of additional projects and the initial development of existing projects. However, the Company anticipates that if it is able to establish ongoing revenues from production, it will retain management personnel as employees of the Company and compensate them on a salary basis, based on comparable compensation packages offered by employers within the Company's general industry and geographical area of operations.

     The Company approved a stock option plan in 1996 pursuant to which options to acquire 2,000,000 shares at $1.50 per share were issued to senior management and consultants of the Company. The Company did not issue any stock bonuses or grant stock options during 1997 and does not have a plan in effect currently that would permit it to do so in 1998. However, the Company may at some point propose and adopt such a plan.


                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of August 31, 1998, the number of shares of the Company's common stock, par value $0.001, held of record or beneficially by each person who held of record or was known by the Company to own beneficially, more than 5% of the Company's common stock, and the name and shareholdings of each officer and director and of all officers and directors as a group.

Name of Person or Group(1)         Common Stock      Options(2)       Percent(3)
------------------------------     ------------      ----------       ----------
Principal Shareholders:

Chemilabco, B.V.(4)                  10,540,000               0          15.8%
World Trade Center
Amsterdam Netherlands

Finance Credit & Development          2,688,333       2,200,000           7.3%
   Corporation, Ltd.
"Chateau Amiral"
Bloc B-42, Boulevard
d'Italic
MC 9800 Monaco

Thomson Kernaghan & Co., Ltd.        10,000,000               0          15.0%
365 Bay Street, 10th Floor
Toronto Ontario MSH2V2(5)

Officers, Directors, and
Controlling Persons:

Dr. Reinhard Rauball(6)                 579,000         250,000           1.2%

Wolfgang Rauball(7)                   1,100,000          50,000           1.7%

Paul Hinterthur(8)                      100,000         200,000           0.4%

Dr. Gregory P. Fontana                        0         100,000           0.2%

Dr. Hans Fischer                              0         100,000           0.2%

Hank Blankenstein                             0         200,000           0.3%

J. Toni Preuss                                0               0           0.0%
                                      ---------         -------           ----
All Officers, Directors, and          1,779,000         900,000           4.0%
Controlling Persons
as a Group (7 Persons)

[FN]
(1) Except as otherwise indicated, to the best knowledge of the Company, all stock is owned beneficially and of record by the listed shareholder, and each shareholder has sole voting and investment power.
(2) Represents options to acquire shares of Common Stock at an exercise price of $1.50 per share except for the option held by Finance Credit & Development Corporation, Ltd., which is exercisable at $3.00 per share. All options are currently exercisable.
(3) The percentage indicated represents the number of shares of Common Stock held by the indicated shareholder divided by the 66,889,628 shares of Common Stock issued and outstanding as of August 31, 1998.

(4) Includes shares held by Chemilabco's parent, Oxbridge, Ltd.

(5) The 10,000,000 shares reflects the number of shares of Common Stock issuable on conversion of the 1998 Series B Convertible Preferred Stock the Company is contractually obligated to register. The actual number of shares issuable on conversion will vary depending on the trading price of the Company's Common Stock immediately prior to conversion. Under the terms of the Subscription Agreement, Thomson, Kernaghan & Co., Ltd. has the right to acquire all 30,000 shares of the 1998 Series B Convertible Preferred Stock. To date, only 8,000 shares have been issued of which 5,350 shares and accrued dividends have been converted into 1,995,194 shares of Common Stock. If the remaining currently issued and outstanding 2,650 shares of 1998 Series B Convertible Preferred Stock were converted based on the trading price for the Common Stock of $2.00 as of August 31, 1998, Thomson Kernaghan & Co., Ltd. would be entitled to receive approximately 1,660,000 shares of Common Stock.

(6) Dr. Rauball is the record owner, as trustee, of an additional 50,000 shares, although he relinquished his trusteeship effective August 26, 1996, and consequently, these shares are not reflected on the foregoing table.
(7) These shares are held in the name of the spouse and children of Wolfgang Rauball. Wolfgang Rauball disclaims a direct economic interest in these shares, but may be deemed to beneficially own such shares under the guidelines of the Exchange Act.
(8) These shares are held in the name of the spouse of Mr. Hinterthur. Mr. Hinterthur disclaims a direct economic interest in these shares, but may be deemed to beneficially own them under the guidelines of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to January 1, 1997, the Company had a number of related party transactions, descriptions of which are set forth in the Company's reports filed with the Commission.

     Unless otherwise indicated, the terms of any of the following transactions were not the result of an arms-length negotiations because such transactions were between parties that were related or had other business, professional or personal relationships that may have affected the terms of such transaction.

Dr. Reinhard Rauball and Wolfgang Rauball

     Dr. Reinhard Rauball, the chairman of the board of directors, and Wolfgang Rauball, the Company's chief consultant, are brothers. Both gentlemen have been key figures in arranging the original transaction with Energy Global, the acquisition of the concessions in Poland, the later acquisition of Danube, which holds concessions in the Slovak Republic, the acquisition of EJ and the Yakutia Concession, and the participation in the British Columbia project. From time to time, the Rauballs, principally Wolfgang Rauball, have also arranged for equity and debt financing for the Company through parties with whom they have previous business and personal relationships and have directly loaned some of their own funds to the Company. (See Note 5 to the Financial Statements.)

     While there is no formal agreement among the Rauballs and other debt and equity holders of Company, the practical result of the relationships is to vest control of the Company in the Rauballs.

Relationship With Oxbridge and Chemilabco

     Chemilabco and its parent, Oxbridge, Ltd., constitute the largest single shareholder of the Company. (See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.")

     In 1997, Chemilabco and Oxbridge purchased 1,430,000 shares of the Company's restricted stock for a cash purchase price of $10 million.

     On December 31, 1997, the Company still owed Oxbridge an aggregate of $1,230,235. Oxbridge holds (with others) the shares of Pol-Tex Methane Sp. zo.o. as security for the debt. This debt was repaid during the six months ended June 30, 1998, and an additional $1,100,000 was advanced to Oxbridge by the Company. This is reflected as a related party receivable on the financial statements of the Company and is not secured.

Herbert Zimmer

     Herbert Zimmer, a certified accountant, holds 700,000 shares of common stock and represents some of the Company's shareholders and debenture holders. Mr. Zimmer has from time to time assisted the Company in completing its internal accounting. During 1997, Mr. Zimmer advanced $2,023,306 to the Company as a short-term loan. In connection with this loan, Mr. Zimmer deposited proceeds from the issuance of common stock by the Company and paid Company obligations from those proceeds for approximately 90 days. Thereafter, Mr. Zimmer returned control over any funds to the Company. In 1997, Mr. Zimmer received $104,493 for management services from these funds. Mr. Zimmer received compensation of $26,000 and $70,000 during 1996, and 1995, respectively, for accounting services.

Loan Transactions

     The Company has also funded part of its on-going operations requirements in funds advanced from related parties, including certain advances in 1997.

     At December 31, 1997, the Company owed $2,181,563 to related parties other than Chemilabco. Approximately $1,772,000 of this amount was owed to Wolfgang Rauball or his affiliates. These advances are evidenced by promissory notes that bear interest at the rate of 10% per annum and are due December 31, 1999.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The articles of incorporation of the Company provide for the indemnification of the officers and directors to the full extent permitted by Utah corporate law. Such indemnification includes the advancement of costs and expenses and extends to all matters, except those in which there has been intentional misconduct, fraud, a knowing violation of law, or the payment of dividends in violation of the Utah Revised Business Corporation Act and could include indemnification for liabilities under the provisions of the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities subject to this offering, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




                                 EUROGAS, INC.


                       10,000,000 Shares of Common Stock

                               ($0.001 Par Value)


                                   PROSPECTUS



No dealer, salesman, or other person has been
authorized in connection with this offering
to give any information or to make any
representation other than as contained in
this Prospectus and, if made, such
information or representation must not be
relied on  as having been authorized by the            August 25, 1998,
Company.   This Prospectus does not constitute   as amended September    , 1998
an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction.





                        EUROGAS, INC. AND SUBSIDIARIES


                        INDEX TO FINANCIAL STATEMENTS


                                                                      Page

      Report of Independent Certified Public Accountants               F-2

      Consolidated Balance Sheets--June 30, 1998 (Unaudited)
         and December 31, 1997 and 1996                                F-3

      Consolidated Statements of Operations for the Six Months
         Ended June 30, 1998 and 1997 (Unaudited), and for the
         Years Ended December 31, 1997, 1996 and 1995                  F-4

      Consolidated Statements of Stockholders' Equity (Deficit)
         for the Six Months Ended June 30, 1998 (Unaudited), and
         for the Years Ended December 31, 1995, 1996 and 1997          F-5

      Consolidated Statements of Cash Flows for the Six Months
         Ended June 30, 1998 and 1997 (Unaudited), and for the
         Years Ended December 31, 1997, 1996 and 1995                  F-6

      Notes to Consolidated Financial Statements                       F-9





HANSEN, BARNETT & MAXWELL
       A Professional Corporation
      CERTIFIED PUBLIC ACCOUNTANTS

                                                       (801) 532-2200
   Member of AICPA Division of Firms                 Fax (801) 532-7944
            Member of SECPS                     345 East 300 South, Suite 200
Member of Summit International Associates      Salt Lake City, Utah 84111-2693



              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders
Eurogas, Inc.


We have audited the accompanying consolidated balance sheets of Eurogas, Inc. (a Utah corporation) and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eurogas, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah
March 31, 1998


                        EUROGAS, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                                        June 30,           December  31,
                                          1998         1997          1996
                                     ------------  ------------  ------------
                                       (Unaudited)

                                    ASSETS

Current Assets
  Cash and cash equivalents          $ 11,157,986  $ 17,247,667  $    642,605
  Other receivables                       444,355       173,691       122,047
  Receivable from related party         1,100,000             -             -
  Other current assets                     17,691        29,370         4,942
                                     ------------  ------------  ------------
    Total Current Assets               12,720,032    17,450,728       769,594
                                     ------------  ------------  ------------
Investment in Securities Available
 -for-Sale                                953,413             -             -
                                     ------------  ------------  ------------
Property and Equipment
  Oil and gas properties subject
   to amortization                      8,503,935             -             -
  Oil and gas properties not subject
   to amortization                     24,405,418    22,723,660    14,252,754
  Other property and equipment          1,037,800     1,010,772     2,423,039
                                     ------------  ------------  ------------
                                       33,947,153    23,734,432    16,675,793
  Less: accumulated depreciation         (779,668)     (767,177)   (2,144,113)
                                     ------------  ------------  ------------
     Net Property and Equipment        33,167,485    22,967,255    14,531,680
                                     ------------  ------------  ------------
Other Assets                              303,432       336,560       600,865
                                     ------------  ------------  ------------
Total Assets                         $ 47,144,362  $ 40,754,543  $ 15,902,139
                                     ============  ============  ============

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
  Accounts payable                   $  1,459,738  $  1,532,949  $ 1,389,859
  Accrued liabilities                   3,378,712     3,420,042    2,659,721
  Accrued income taxes                    773,329       753,306      911,051
  Notes payable - current portion         349,284     1,107,944    3,688,788
  Notes payable to related parties -
   current portion                        839,397     1,270,547    1,062,091
                                     ------------  ------------  -----------
     Total Current Liabilities          6,800,460     8,084,788    9,711,510
                                     ------------  ------------  -----------
Long-Term Debt
  Notes payable                           496,584     2,246,773    5,733,702
  Notes payable to related parties              -       911,016    4,897,845
                                     ------------  ------------  -----------
     Total Long-Term Debt                 496,584     3,157,789   10,631,547
                                     ------------  ------------  -----------
Commitments and Contingencies
  - Notes 10 - 11

Minority Interest                               -             -      950,000
                                     ------------  ------------  -----------
Stockholders' Equity (Deficit)
  Preferred stock, $0.001 par value;
   3,661,968 shares authorized;
   2,400,228 shares,  2,392,228 shares
   and 3,641,968 shares issued and
   outstanding; $8,499,197 liquidation
   preference                               2,400         2,392        3,642
  Common stock, $0.001 par value;
   325,000,000 shares authorized;
   64,746,934 shares, 62,283,934
   shares and 49,143,862 shares
   issued and outstanding                  64,747        62,284       49,144
  Additional paid-in capital           76,956,124    61,659,345   14,842,922
  Accumulaated deeficit               (36,563,247)  (32,197,306) (20,271,877)
  Other comprehensive loss               (612,706)      (14,749)     (14,749)
                                     ------------  ------------  -----------

     Total Stockholders' Equity
      (Deficit)                        39,847,318    29,511,966   (5,390,918)
                                     ------------  ------------  -----------
Total Liabilities and Stockholders'
 Equity (Deficit)                    $47,144,362   $ 40,754,543  $15,902,139
                                     ===========   ============  ===========

The accompanying notes are an integral part of these financial statements.

                                     F-3

                        EUROGAS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                            For the Six Months                       For the Years Ended
                                              Ended June 30,                              December 31,
                                       -----------------------------    ---------------------------------------------
                                                1998            1997            1997             1996            1995
                                       -------------   -------------    ------------     ------------    ------------

                                       (Unaudited)     (Unaudited)
Sale of Mineral Interests and
 Equipment                             $          --   $          --    $    500,000     $         --    $         --

Operating Expenses
  Cost of mineral interests and
   equipment sold                                 --              --         500,000               --              --
  Impairment of mineral interests
     and equipment                                --              --       1,972,612               --              --
  Depreciation and amortization               11,750          42,536          25,637          132,459         480,999
  General and administrative               4,267,257       3,058,889       6,716,365        4,739,380       3,528,114

   Total Operating Expenses                4,279,007       3,101,425       9,214,614        4,871,839       4,009,113

Other Income (Expenses)
  Interest income                            313,962          12,250         517,845           18,588           9,580
  Interest expense                          (322,839)       (520,508)     (3,680,090)      (1,057,039)       (644,991)
  Foreign currency exchange
     gains (losses), net                     (10,414)         47,157         331,837         (401,141)        (81,213)
  Other income                                    --              --          43,123           48,840          16,184
                                       -------------   -------------    ------------     ------------    ------------
   Other Expenses, Net                       (19,291)       (461,101)     (2,787,285)      (1,390,752)       (700,440)
                                       -------------   -------------    ------------     ------------    ------------
Loss Before Income Taxes                  (4,298,298)     (3,562,526)    (11,501,899)      (6,262,591)     (4,709,553)
                                       -------------   -------------    ------------     ------------    ------------
Benefit from Income Taxes                         --              --              --               --         468,148
                                       -------------   -------------    ------------     ------------    ------------

Net Loss                                 (4,298,298)      (3,562,526)    (11,501,899)      (6,262,591)     (4,241,405)

Preferred Dividends                           67,643         174,136         423,530          150,592          86,176
                                       -------------   -------------    ------------     ------------    ------------

Loss Applicable to Common
 Shares                                $  (4,365,941)  $ (3,736,662)    $(11,925,429)    $ (6,413,183)   $  (4,327,581)
                                       =============   ============     ============     ============    =============

Basic and Diluted Loss Per
 Common Share                          $      (0.07)   $      (0.07)    $      (0.22)    $      (0.16)   $      (0.13)
                                       ============    ============     ============     ============    ============
Weighted Average Number of
 Common Shares Used In Per
 Share Calculation                       63,496,056      49,892,495       54,705,726       41,059,000      32,459,436
                                       ============    ============     ============     ============    ============

Net Loss Applicable to
 Common Shares                         $ (4,365,941)   $ (3,736,662)     (11,925,429)      (6,413,183)     (4,327,581)
                                       ============    ============     ============     ============    ============
Other Comprehensive Loss
  Net Change in Unrealized
     Loss on Securities Available
   for Sale                                (454,787)             --               --               --              --
Net Change in Cumulative
   Foreign Currency Translation
   Adjustment                              (143,170)             --               --               --              --
                                       ------------    ------------     ------------     ------------    ------------
Comprehensive Loss                     $ (4,963,898)   $ (3,736,662)    $(11,925,429)    $ (6,413,183)   $ (4,327,581)
                                       ============    ============     ============     ============    ============

The accompanying notes are an integral part of these financial statements.

                                      F-4


                        EUROGAS, INC. AND SUBSIDIARIES
                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)




                                                                                                        Other        Total
                            Preferred Stock           Common Stock       Additional                    Compre-   Stockholders'
                          -------------------   -----------------------    Paid-In      Accumulated    hensive       Equity
                            Shares    Amount      Shares      Amount       Capital        Deficit       Loss       (Deficit)
                          ---------  --------   ----------  -----------  -----------   -----------   ---------   -----------

Balance - December
 31, 1994                 2,391,968  $  2,392   31,932,314  $31,932,314  $ 9,369,945   $(9,531,113)  $ (14,749)  $  (141,593)
Issuance of common stock
 upon exercise of stock
 options for cash                --       --       157,793          158       38,648            --          --        38,806
Issuance of common
 stock for compensation
 to officer upon exercise
 of stock option                 --       --        41,667           42        9,958            --          --        10,000
Distribution to two
 shareholders                    --       --            --           --   (1,150,000)           --          --    (1,150,000)
Issuance of common stock
 for cash and conversion
 of a $1,671,567 debenture,
 $3.12 per share, net of
 $75,546 offering costs          --       --       842,259          842    2,626,520            --          --      2,627,362
Dividends on preferred
 shares                          --       --            --           --           --       (86,176)         --       (86,176)
Net loss                         --       --            --           --           --    (4,241,405)         --    (4,241,405)
                          ---------  --------   ----------  -----------  -----------   -----------   ---------   -----------

Balance - December
 31, 1995                 2,391,968     2,392   32,974,033       32,974   10,895,071    (13,858,694)   (14,749)   (2,943,006)
Issuance of common
 stock for cash                  --        --       18,912           19        6,789             --         --         6,808
 Issuance of common
 stock upon conversion
 of debentures                   --        --    1,128,917        1,129    3,340,621             --         --     3,341,750
Issuance of common stock
 as settlement costs             --        --       22,000           22      100,678             --         --       100,700
Issuance of preferred
 and common stock for
 purchase of subsidiary   1,250,000     1,250   15,000,000       15,000      499,763             --         --       516,013
 Dividends on preferred
 shares                          --        --           --           --           --       (150,592)        --      (150,592)
Net loss                         --        --           --           --           --     (6,262,591)        --    (6,262,591)
                          ---------  --------   ----------  -----------  -----------   ------------  ---------   -----------
Balance - December
 31, 1996                 3,641,968     3,642   49,143,862       49,144   14,842,922    (20,271,877)   (14,749)   (5,390,918)
Issuance upon exercise
 of stock options, $2.50
 per share                       --        --    2,999,989        3,000    7,497,000             --         --     7,500,000
Issuance of common
 stock and 2,200,000
 options for cash, net of
  $75,000 offering costs         --        --    1,930,000        1,930   12,673,070             --         --    12,675,000
Conversion of notes payable
 and related interest            --        --    2,646,907        2,647   10,945,344             --         --    10,947,991
Issuance for cash, net of
 $1,750,000 offering costs   15,000        15       50,000           50   13,249,935             --         --    13,250,000
Options granted in connection
 with acquisition of OMV
 (Jakutien) Exploration
 GmbH                            --        --         --             --    1,150,000             --         --     1,150,000
Conversion of 1996 Series
 Preferred shares and related
 accrued dividends       (1,250,000)   (1,250)  2,500,001         2,500       71,524             --         --        72,774
Conversion of 1997 Series
   Preferred shares and
   related accrued
   dividends                (14,790)      (15)  2,763,165         2,763      229,800             --         --       232,548
Issuance to acquire  minority
 interest in subsidiary          --        --     250,000           250      999,750             --         --     1,000,000
Dividends on preferred shares    --        --          --            --           --       (423,530)        --      (423,530)
Net loss                         --        --          --            --           --    (11,501,899)        --   (11,501,899)
                          ---------  --------   ---------   -----------  -----------   ------------  ---------   -----------
Balance - December
 31, 1997                 2,392,228     2,392  62,283,934        62,284   61,659,345    (32,197,306)   (14,749)   29,511,966
Issuance of common stock
 to acquire
 a 16% interest in
 Beaver River
 project (Unaudited)            --         --   2,400,000         2,400    7,572,600             --         --     7,575,000
Issuance of shares as financing
 and finders fees
 (Unaudited)                     --        --      63,000            63      324,187             --         --       324,250
Issuance of 1998 Series B
 Convertible Preferred Stock
 for cash, net of$600,000
 finders fees, May 29, 1998
 (Unaudited)                  8,000         8          --            --    7,399,992             --         --     7,400,000
Dividends on preferred shares
 (Unaudited)                     --        --          --            --           --        (67,643)        --      (67,643)
Unrealized loss in securities
 available-for-sale (unaudited)  --        --          --            --           --             --   (454,787)    (454,787)
Net change in cumulative foreign
 currency translation adjustment
 (Unaudited)                     --        --          --            --           --             --   (143,170)    (143,170)
Net loss (unaudited)             --        --          --            --           --     (4,298,298)        --   (4,298,298)
                          ---------  --------   ----------  -----------  -----------   ------------  ---------   -----------
Balance - June 30, 1998
 (Unaudited)              2,400,228  $  2,400   64,746,934   $   64,747  $76,956,124   $(36,563,247) $(612,706)  $39,847,318
                          =========  ========   ==========   ==========  ===========   ============  =========   ===========

The accompanying notes are an integral part of these financial statements.

                                                            F-5

                        EUROGAS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   For the Six Months                 For the Years Ended
                                      Ended June 30,                     December 31,
                              --------------------------   ---------------------------------------
                                     1998           1997           1997         1996           1995
                              -----------    -----------   ------------   ----------    -----------
                              (Unaudited)    (Unaudited)


Cash Flows From Operating
Activities
 Net loss                     $(4,298,298)   $(3,562,526)  $(11,501,899)  $(6,262,591)  $(4,241,405)
 Adjustments to reconcile
  net loss to cash
  provided by operating activities:
  Impairment of mineral interests
    and equipment                     --              --      1,972,612           --             --
     Depreciation and
     amortization                 11,750          42,536         25,637       132,458        480,999
   Expenses paid by issuance of
    notes payable                     --              --      1,321,295            --             --
  Compensation paid by issuance
    of common stock                   --              --            --        351,808         10,000
   Issuance of common stock as
    financing and finders fees   324,250              --            --             --             --

   Exchange (gain) loss           10,414              --      (331,837)        401,141        81,213
   Changes in assets and
   liabilities,
   net of acquisitions:
     Receivables                (270,664)       (235,515)        26,510       (97,595)       11,155
      Accounts payable           (73,211)        302,108      1,814,545      (210,990)      177,508
      Accrued liabilities       (104,537)      2,956,755      3,271,804     1,666,394     1,584,520
      Accrued income taxes        20,023          27,256             --            --      (468,938)
      Other                      (11,455)          5,392        156,451        33,903         9,200
                              ----------     -----------   ------------    ----------  ------------
   Net Cash Used in Operating
    Activities                (4,391,728)       (463,994)    (3,244,882)   (3,985,472)   (2,355,748)
                              ----------     -----------   ------------    ----------  ------------
Cash Flows From Investing
Activities
 Purchases of mineral interests,
  property and equipment       (2,637,721)    (1,918,050)    (5,391,568)   (3,368,342)   (1,294,324)
 Proceeds from sale of property
  and equipment                        --             --        501,646            --            --
 Acquisition of subsidiaries,
  net of cash acquired                 --     (6,252,724)    (6,314,287)      181,743            --
 (Increase) decrease  in deposits
  and prepayments                      --         38,752            --       (540,000)           --
 Cash loaned to related party  (1,100,000)            --            --             --            --
 Investment in securities
  available-for-sale           (1,411,292)            --            --             --            --
                              -----------    -----------   -----------    -----------   -----------

   Net Cash Used In Investing
    Activities                 (5,149,013)    (8,132,022)  (11,204,208)    (3,726,599)   (1,294,324)
                              -----------    -----------   -----------    -----------   -----------

Cash Flows From Financing Activities
 Proceeds from issuance of
  notes payable -
  related parties                      --             --        339,191     4,542,487     3,398,854
 Repayment of notes payable -
  related parties              (1,342,166)            --       (905,866)   (1,002,026)   (2,293,898)
 Proceeds from issuance of
  notes payable                        --             --      1,135,729     4,846,995     1,245,196
 Principal payments on notes
  payable                      (2,508,848)    (1,802,498)    (2,707,551)      (80,123)     (397,500)
 Proceeds from issuance of
  common stock, net of offering
  costs                                --     15,202,150     20,175,000         6,808       974,060
 Proceeds from issuance of
  preferred stock               7,400,000             --     13,250,000            --            --
 Dividends paid on preferred
  stock                               --              --            --       (120,000)           --
                              -----------    -----------   -----------    -----------   -----------
   Net Cash Provided By
    Financing Activities       3,548,986      13,399,652    31,286,503      8,194,141     2,926,712
                              ----------     -----------   -----------    -----------   -----------
Effect of Exchange Rate
  Changes on Cash and
  Cash Equivalents               (97,926)             --      (232,351)        88,323        (2,253)
                              ----------     -----------   -----------    -----------   -----------
Net Increase (Decrease) in
 Cash and Cash Equivalents    (6,089,681)      4,803,636    16,605,062        570,393      (725,613)
Cash and Equivalents at
 Beginning of Period          17,247,667         642,605       642,605         72,121       797,825
                              ----------     -----------   -----------    -----------   -----------

Cash and Equivalents at End
 of Period                   $11,157,986     $ 5,446,241   $ 17,247,667   $   642,605   $    72,212
                             ===========     ===========   ============   ===========   ===========


The accompanying notes are an integral part of these financial statements.

                                          F-6

Supplemental Disclosure of Cash Flow  Information

Cash in the amount of $300,557 was paid for interest during the six months ended December 31, 1998 (unaudited).

Supplemental Schedule of Noncash Investing and Financing Activities

During March 1998, the Company exercised its option to acquire a 16% carried interest in the Beaver River oil and gas project in British Columbia, Canada for $300,000 and 2,400,000 shares of common stock. The acquisition was recorded at $7,875,000. (Unaudited.)

Common stock was issued upon conversion of notes payable and accrued interest totaling $10,947,991, $4,091,750 and $1,692,108, during the years ended December 31, 1997, 1996 and 1995, respectively.

During 1997 and 1996, Eurogas made business acquisitions resulting in the following:

                                                        1997           1996
                                                 -----------    -----------
Fair value of assets acquired                    $ 7,506,621    $ 4,999,405
Liabilities assumed                                  (28,317)      (433,392)
Obligation to sellers                                    --      (2,500,000)
Minority interest recognized                             --        (950,000)
Preferred and common stock issued                        --        (516,013)
Stock options granted                            (1,150,000)             --
                                                 ----------     -----------
       Cash Paid                                   6,328,304        600,000
Less cash acquired                                   (14,017)      (781,743)
                                                 -----------    -----------
     Net Cash Paid (Received)                    $ 6,314,287    $  (181,743)
                                                 ===========    ===========
In 1997, Eurogas issued common stock worth $305,322 as payment of preferred dividends.

During November 1997, Eurogas acquired a remaining minority interest in the Danube project by issuing 250,000 shares of common stock valued at $1,000,000, which was equal to the carrying value of the minority interest after reclassification of related liabilities.

As sown in the above table, uring June 1997, the Company acquired all of the outstanding common stock of OMV (Jakutien) Exploration Gesellschaft m.b.H.,
(OMVJ) for $6,252,724 cash, expenses related to the acquisition of $75,580, a stock option to purchase 2,000,000 shares of common stock exercisable at $4.00 to $6.00 per share, and a 5% interest in OMVJ's net profits. The fair value of the stock option on the date granted was $1,150,000. The fair value of the OMVJ net assets was $7,478,304.

During June 1997 long-term notes payable of $3,950,000, and accrued interest of $102,101 were converted into 1,485,964 shares of common stock at an average conversion rate of $2.67 per share.

During May 1997 15,000 shares of the Company's 1997 Series A Preferred Stock were issued for net cash of $13,250,000, in conjunction with the issuance commissions were paid in the form of 50,000 shares of the Company's common stock.

In May 1995, Eurogas delivered and paid promissory notes to two Globegas stockholders totaling $1,150,000. These notes were issued and paid in connection with the acquisition of Energy Global in 1994 and have been accounted for as distributions to those shareholders.


                        EUROGAS, INC. AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (Information With Respect to June 30, 1998 and For the Six Months
                  Ended June 30, 1998 and 1997 is Unaudited)


NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization--Eurogas, Inc. and Subsidiaries (the Company) have acquired oil and gas properties through investments in joint ventures in Poland, Slovakia and Yukutia, Russia. The Company's operations to date have consisted of evaluation, acquisition, exploration and disposition of interests in oil and gas properties.

Principles of Consolidation--The accompanying consolidated financial statements include the accounts of all majority-owned subsidiaries and joint ventures from the date of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Investment in Securities Available-for-Sale -- Investments in equity securities are classified as available-for-sale and are carried at market value.

Oil and Gas Properties -- The full cost method of accounting is used for oil and gas properties. Under this method, all costs associated with acquisition, exploration, and development of oil and gas properties are capitalized. These costs include costs of drilling and equipping wells and directly related overhead costs. Capitalized costs are categorized either as being subject to amortization (proved properties) or not subject to amortization (unproved properties). Unproved properties are assessed periodically based upon the estimated fair value of the properties and any resulting provision for impairment is transferred to the full cost amortization base of the properties in those countries with proved reserves; otherwise, the provision for impairment is charged to operations. In addition, the capitalized costs of proved properties are subject to a "ceiling test," which generally limits such costs to the aggregate of the estimated present value of future net revenues from proved reserves discounted at ten percent based upon current economic and operating conditions, plus the lower of cost or fair market value of unproved properties. Amounts which exceed the ceiling are charged to operations. All capitalized costs of properties subject to amortization, including the estimated future costs to develop proved reserves will be amortized on the unit-of-production method using estimates of proved reserves. Amortization will begin when and if production begins.

Sales of unproved properties are accounted for as adjustments of capitalized costs by recognizing cost of properties sold equal to the sales proceeds which results in no recognition of gain or loss.

Other Property and Equipment--Other property and equipment are stated at cost. Minor repairs, enhancements and maintenance costs are expensed when incurred; major improvements are capitalized. Depreciation of property is provided on a straight-line basis over the estimated useful lives, as follows: buildings-- 40 years; equipment--3 to 5 years. Upon retirement, sale, or other disposition of other property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in operations. Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $83,885, $196,232 and $480,999, respectively, of which $65,639 and $63,773 were capitalized in mineral interests and equipment in 1997 and 1996, respectively. Depreciation expense for the six months ended June 30, 1998 and 1997 were $11,750 and $42,536, respectively.

Financial Instruments --The Company considers all highly-liquid debt instruments purchased with maturities of three months or less to be cash equivalents. The amounts reported as cash and cash equivalents, other receivables, accounts payable and notes payable are considered to be reasonable approximations of their fair values. The fair value estimates presented herein were based on estimated future cash flows.

The Company had cash in Polish banks in the amount of $532,627 and $63,385 at December 31, 1997 and 1996 for which the Company would incur certain taxes if the cash were transferred out of Poland.

Loss Per Share--In the fourth quarter of 1997 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. Prior periods have been restated to conform to the requirements of SFAS No. 128. Basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects potential dilution which could occur if all potentially issuable common shares from stock purchase warrants and options or convertible notes payable resulted in the issuance of common stock. In the Company's present position, diluted loss per share is the same as basic loss per share because potentially issuable common shares would decrease the loss per share and have been excluded from the calculation.

Foreign Currency Translation--Effective January 1, 1998, the Company changed the functional currencies of the subsidiaries operating in Poland and Slovakia from the U.S. dollar to the local currencies. The U.S. dollar is considered the functional currency of all other foreign subsidiaries. Net exchange gains or losses resulting from the translation of foreign subsidiaries' financial statements where local currencies are considered the functional currencies, are accumulated in a separate section of stockholders' equity. Where the functional currencies of foreign subsidiaries are considered to be the U.S. dollar, financial statements are translated into U.S. dollars using historical exchange rates and net foreign exchange gains and losses have been reflected in the results of operations.

Income Taxes--Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences in the balances of existing assets and liabilities on the Company's financial statements and their respective tax bases and attributable to operating loss carry forwards, computed at enacted tax rates when such amounts are expected to be realized or settled.

Stock Based Compensation--The Company accounts for stock-based compensation from stock options granted to employees and consultants based on the intrinsic value of the options on the date granted.

New Accounting Standards--The Financial Accounting Standards Board issued
SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information in 1997. These statements, which are effective for fiscal years beginning after December
15, 1997, expand or modify disclosures and will have no impact on the Company's consolidated financial position, results of operations or cash flows.

The Company adopted SFAS No. 128, Earnings per Share, and SFAS No. 129, Disclosures of Information about Capital Structure, in 1997. In accordance with SFAS Nos. 128 and 129, both basic net loss per share and diluted net loss per share as well as rights and liquidation preferences of debt and equity securities and have been presented in the accompanying consolidated financial statements.

Interim Financial Statements -- The accompanying consolidated financial statements at June 30, 1998 and for the six months ended June 30, 1998 and 1997 are unaudited. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) have been made to present fairly the financial position, results of operations and cash flows for the periods presented. The results of operations for the six month period ended June 30, 1998 and are not necessarily indicative of the operating results to be expected for the full year.

NOTE 2--BUSINESS ACQUISITIONS AND INVESTMENTS

Acquisition of Danube International Petroleum Company, Inc.-- On July 12, 1996, the Company completed an acquisition of Danube International Petroleum Company, Inc. and Subsidiaries (Danube). Danube is a joint venture partner in agreements for the exploration and production of natural gas in Slovakia and the Czech Republic. All of the issued and outstanding common stock of Danube was acquired for $500,000 paid at closing, an obligation to pay $2,500,000 on or before December 31, 1996, 15,000,000 shares of the Company's common stock, 1,250,000 shares of 1996 Series preferred stock (which is convertible into an aggregate of 2,500,000 shares of common stock), and warrants to purchase up to 5,000,000 shares of common stock at $3.00 per share during the five years subsequent to the date of the acquisition. In addition, a $100,000 finder's fee was paid to a third party. The acquisition of Danube was accomplished by Eurogas forming a wholly-owned Texas subsidiary into which Danube was merged.

The acquisition was accounted for under the purchase method of accounting, with the total purchase price being $3,616,013, determined primarily based upon the fair value of the mineral interests acquired. Accordingly, the preferred stock and common stock issued were assigned values of $73,716 and $442,297, respectively, which was equal to the par value of these shares. Goodwill was not recognized from the acquisition but the portion of the purchase price in excess of historical cost was allocated to the mineral interests in unproved properties. The operations of Danube have been included in the consolidated results of operations of the Company from July 1, 1996.

Acquisition of Remaining Interest in Pol-Tex Methane and Danube -- On May 17, 1996 the Company acquired the remaining 15% interest in the Company's subsidiary, Pol-Tex Methane Sp.Zo.o. from the Polish Government for a cash payment of $5,225 and the release of the obligation of the Polish Government to fund development costs of the concession. The Company's operations are unchanged on a proforma basis from this acquisition. On November 11, 1997, the Company acquired a remaining minority interest in the Danube project by issuing 250,000 shares of common stock valued at $1,000,000, which was equal to the carrying value of the minority interest after reclassification of related liabilities.

Acquisition of OMV (Jakutien) Exploration Gasellschaft m.b.H. -- On June 11, 1997 the Company acquired all the issued and outstanding stock of OMV (Jakutien) Exploration Gasellschaft m.b.H. (OMVJ), in exchange for $6,252,724 in cash, options to purchase 2,000,000 shares of common stock valued at $1,150,000, and a 5% interest in OMVJ's net profits. OMVJ's primary asset is a 50% interest in a joint venture in the Republic of Sakha (commonly known as Yakutia) of the Russian Federation. Expenses relating to the purchase were $75,580.

The acquisition was accounted for under the purchase method of accounting with the total purchase price of $7,478,304 determined based upon the consideration paid and the fair value of the options granted. The purchase price was allocated to the acquired assets and liabilities of OMVJ based upon their fair values on the date of the acquisition. The operations of OMVJ have been included in the consolidated results of operations of the Company since the acquisition date.

Summary unaudited pro forma results of operations for the years ended December 31, 1997, 1996 and 1995, assuming the acquisition of Danube occurred on January 1, 1995 and the acquisition of OMVJ occurred on January 1, 1996 are as follows:


                                             1997         1996        1995
                                       ------------  -----------  -----------
   Revenues                            $    500,000  $      --    $       --
   Net loss                             (11,589,555)  (7,233,786)  (4,443,798)
   Net loss applicable to common shares (12,913,085)  (8,346,878)  (4,592,474)
   Net loss per common share                  (0.23)       (0.20)       (0.10)

Acquisition of Interest in Beaver River Project and Investment in United Gunn -- In March 1998, the Company exercised its option to acquire a 16% carried interest in the Beaver River Project in British Columbia, Canada in exchange for $300,000 and the issuance of 2,400,000 shares of its common stock. The Company will retain the right to purchase back 1,900,000 of the 2,400,000 common shares any time prior to April 15,1999 by returning the carried interest, if the Company determines that the results produced do not warrant the continued holding of that carried interest. The acquisition has been valued at $7,875,000. The interest in the Beaver River Project has been classified as oil and gas properties not subject to amortization in the accompanying condensed consolidated balance sheet as of June 30, 1998.

Investment in Securities Available-for-Sale -- The Company acquired 993,333 units of United Gunn Resources, Ltd. (each unit consisting of one share of common stock and one warrant) through a private placement subscription agreement for $962,398 during the quarter ended March 31, 1998. United Gunn Resources, Ltd. holds an approximate 12% working interest in the Beaver River Project. During the 2nd quarter of 1998 the Company acquired an additional 528,000 shares of equity securities of United Gunn through market purchases at a cost of $445,802. Through the purchase of equity securities the Company holds 8.7% of the outstanding United Gunn Shares as of June 30, 1998. The investment in United Gunn Resources, Ltd. has been accounted for as a noncurrent investment in securities available-for-sale and is carried at market value. During the 2nd quarter of 1998, an unrealized loss in the amount of $454,787 on securities available for sale, resulted from the decline in the trading value of the United Gunn investment. The unrealized loss is presented in the financial statements as a component of other comprehensive loss. In summary, the cost of the investment at June 30, 1998 was $1,408,200, gross unrealized losses were $454,787 and fair value was $953,413.

NOTE 3--MINERAL INTERESTS IN PROPERTIES AND EQUIPMENT

An oil and gas reserve report was prepared for the Company's interests in the Trebisov oil and gas properties in Slovakia, dated May 1, 1998, which determined that proved reserves of oil and gas exist. Costs incurred, with respect to that project were reclassified as oil and gas properties subject to amortization during the quarter ended March 31,1998. Amortization will begin when and if production begins from wells on that property.

During the six months ended June 30, 1998, $2,637,721 of cash was invested in oil and gas properties, of which $2,337,721 related to drilling and developing the Trebisov Project in Slovakia and $300,000 related to the acquisition of an interest in the Beaver River Project.

Oil and gas properties are periodically assessed for impairment. During 1997, the investment in oil and gas interests in the Czech Republic were determined to be impaired and an impairment loss of $1,972,612 was recognized and charged to operations. The capitalized costs of the other unproved properties were also evaluated. The evaluation resulted in a determination that further recognition of impairment of those properties was not necessary. All oil and gas property interests are presently in the exploration stage and no production has been obtained. Accordingly, amortization of the cost of the properties has not begun.

Capitalized costs relating to oil and gas acquisition and exploration activities and the related valuation allowance for impairment are as follows:

                                          June 30,         December 31,
                                           1998          1997        1996
                                       ------------   ----------  -----------
       Proved Properties               $  8,503,935   $      --   $     --
       Unproved properties               27,347,131   25,665,373   15,221,855
       Less: Accumulated
         valuation allowance             (2,941,713)  (2,941,713)    (969,101)
                                      -------------  -----------  -----------
       Net Capitalized Costs          $ 32,909,353   $22,723,660  $14,252,754
                                      ============   ===========  ===========

Costs incurred in oil and gas acquisition and exploration activities during the three years ended December 31, and the six months ended June 30, 1998, are set forth below. Property acquisition costs represent costs incurred to purchase or lease oil and gas properties. Exploration costs include costs of geological and geophysical activity and drilling exploratory wells.

                                For The
                              Six Months
                             Ended June 30,   For the Years Ended December 31,
                                 1998          1997         1996        1995
                             -----------  -----------  ----------  ----------
Unproved property acquisition
 costs                       $ 8,828,413  $ 7,574,601  $4,217,069  $      --
Exploration costs              1,357,280    3,370,563   2,998,441   1,261,295
                             -----------  -----------  ----------  ----------
Total Expenditures           $10,185,693  $10,945,164  $7,215,510  $1,261,295
                             ===========  ===========  ==========  ==========

In August 1997, the Company closed a transaction with a subsidiary of Texaco for the exploration and potential development of the Company's coal bed methane gas interests held by a concession in Poland. The Company retained a 14-percent to 20-percent carried interest in the net profits from the property, computed after deducting capital and operating costs incurred by the Texaco subsidiary, and transferred the remaining interest in the property to Texaco in exchange for an initial payment of $500,000 and payments of $2,500,000 due in December 1998 and June 2000 only if Texaco elects at those dates to continue with the project. The future payments will be recorded as a reduction of unproved properties when and if received.
The agreement also granted first right of refusal to Texaco to obtain a controlling interest in two other property interests in Poland held by the Company. The payment received during 1997 was recognized as a sale of the mineral interest with costs of the property interest sold also recognized for the same amount.

NOTE 4--OTHER PROPERTY AND EQUIPMENT

Other property and equipment consist of the following:

                                      June 30,          December 31,
                                        1998          1997         1996
                                     -----------   ----------   ----------
  Land                               $    23,148   $   22,156   $   17,725
  Buildings                               95,283       92,914       92,914
  Drilling rigs and related equipment    919,369      895,702    2,312,400
                                     -----------   ----------   ----------
                                       1,037,800    1,010,772    2,423,039
  Less:  Accumulated depreciation       (779,668)    (767,177)  (2,144,113)
                                     -----------   ----------   ----------
  Net Other  Property and Equipment  $  (258,132)  $  243,595   $  278,926
                                     ===========   ==========   ==========

NOTE 5--GEOGRAPHIC SEGMENT INFORMATION

The Company has net property and equipment in the following countries:

                                         June 30,         December 31,
                                          1998         1997        1996
                                     -----------   -----------  -----------
    Canada                           $  8,175,000          --            --
    Czech Republic                             --          --     1,972,612
    Poland                              8,173,514    8,050,982    8,045,890
    Russian Federation                  7,569,429    7,515,285    4,934,892
    Slovakia                            7,617,099    7,278,612    4,484,545
    Other foreign countries               608,888      100,982       16,802
                                     ------------  -----------  -----------
    Total                            $33,167,485   $22,967,255  $14,531,680
                                     ===========   ===========  ===========

NOTE 6--NOTES PAYABLE TO RELATED PARTIES

During the six months ended June 30, 1998, notes payable to related parties were reduced $1,342,166 by cash payments. In addition, the Company is currently negotiating repayment terms (which may be cash, stock or combination thereof) of $1,100,000 which was paid to a related party lender in error. The payment has been accounted for as a receivable from the related party at June 30, 1998.

Notes payable to related parties were as follows:

                                             June 30,       December 31,
                                              1998        1997        1996
                                            ---------  ----------  -----------
 Loan from a former officer, director and
  employee, due on demand with interest
  at 10%, unsecured                         $ 107,751  $  290,206  $   290,206

 Amount due to a former officer                    --          --      652,601

 Loan from a company associated with an
  officer and director, due in 1999 with
  interest at 7.5%, unsecured                  33,547     362,477      269,643

 Loan from an officer and director, due
  in 1999, interest of 7.5% to 10%,
  unsecured                                   608,099   1,409,596    1,142,047

 Loans from an officer and director who
  is acting as trustee on behalf of others,
  interest at 7.5% to10%, due on demand
  and in 1999, unsecured                           --     119,284    1,405,439

  7.5% convertible debenture, payable to a
  consultant, converted during 1997 to
  852,630 shares of common stock                   --         --     2,200,000
                                            ---------  ----------  -----------
 Total Notes Payable to Related Parties       839,397   2,181,563    5,959,936
 Less: Current Portion                       (839,397) (1,270,547)  (1,062,091
                                            ---------  ----------  -----------
 Long-Term Notes Payable to Related Parties $     --   $  911,016  $ 4,897,845
                                            =========  ==========  ===========

NOTE 7--NOTES PAYABLE

Other loans and notes payable at December 31, 1997 and 1996 were as follows:

                                            June 30,       December 31,
                                              1998       1997         1996
                                            ---------  ----------  -----------
Loans due 1999, interest at 10%, unsecured  $ 845,868  $3,354,717  $ 4,022,591
Amount due to the former owners of Danube          --          --    1,847,399
7% note paid in February 1997                      --          --    1,802,500
7.5% convertible debentures                        --          --    1,750,000
                                            ---------  ----------  -----------
Total Notes Payable                           845,868   3,354,717    9,422,490
Less: Current Portion                        (349,284) (1,107,944)  (3,688,788)

Note Payable - Long-Term                    $ 496,584  $2,246,773  $ 5,733,702
                                            =========  ==========  ===========

Annual maturities of notes payable to related parties and others are as follows:

                                              June 30,     December 31,
         Years Ending December 31                 1998             1997
         ------------------------           ----------     ------------
         1998                               $1,188,681     $  2,378,491
         1999                                  496,584        3,157,789
                                            ----------     ------------
                                            $1,685,265     $  5,536,280
                                            ==========     ============
 NOTE 8--INCOME TAXES

                                              For the Years Ended December 31,
                                     June 30, -------------------------------
                                       1998      1997       1996         1995
                                   --------   -------    -------    ---------
Current foreign income tax
  benefit                         $     --   $    --    $    --     $ 468,148
                                  ========   =======    =======     =========

Foreign currency exchange gains of $157,745 reduced accrued income taxes by that amount during 1997 and were included in foreign currency exchange gain during 1997. The related income tax liability, which is payable in a foreign currency, did not change during 1997.

 Deferred tax assets are comprised of the following:

                                                          December 31,
                                       June 30,    ------------------------
                                           1998           1997         1996
                                    -----------    -----------   ----------
Tax loss carry forwards             $ 4,483,148    $ 2,885,384   $ 1,001,917
Reserves for contingencies              414,727        396,863            --
Less:  Valuation allowance           (4,880,011)    (3,282,247)   (1,001,917)
                                    -----------    -----------   -----------
Net Deferred Tax Asset              $        --    $        --   $        --
                                    ===========    ===========   ===========


The following is a reconciliation of the amount of tax (benefit) that would result from applying the federal statutory rate to pretax loss with the provision for income taxes for:
                                                December 31,
                          June 30,  ----------------------------------------
                             1998          1997          1996           1995
                      -----------   -----------   -----------   ------------
Tax at statutory rate
 (34%)                $(1,456,407)  $(3,910,646)  $(2,129,281)  $(1,601,248)
Non-deductible
 expenses                     --            --            --            763
State taxes, net of
 federal benefit         (141,357)     (154,969)           --            --
Deferred tax asset
 valuation change       1,597,764     2,280,330       295,877       220,563
Effect of lower tax
 rates and
 foreign losses with
 no federal benefit            --     1,785,285     1,833,404       911,774
                      -----------   -----------   -----------   -----------
Total Income Tax
 Benefit              $        --   $        --   $        --   $  (468,148)


As of June 30, 1998, and December 31, 1997, the Company has operating loss carry forwards of approximately $11,535,000 and $7,822,776, respectively, in various countries which expire from 1998 through 2012.

The Company's subsidiary, Globegas BV, has applied for a reduction in an income tax liability of $738,450 in the Netherlands. The tax arose from the sale of equipment at a profit by the former owner of Globegas to the Company's Poland subsidiary. The Company's position is that the gain on the sale should not have been taxable to Globegas. The liability will continue to be reflected in the Company's financial statements until the proposed reduction is accepted by the Netherlands' tax authorities.

NOTE 9--RELATED PARTY TRANSACTIONS

Loans from related parties are described in Note 6.

During 1996, a shareholder of the Company, through his employer, raised $1,992,000 in convertible debentures for the Company and was paid a fee for the related services of $208,000. During 1997, the shareholder advanced $2,023,306 as a short-term loan. In connection with this loan, the shareholder retained control of the proceeds from the issuance of common stock by the Company and paid Company obligations from those proceeds. The shareholder received $104,493 for management services from these funds. The shareholder received compensation of $26,000 and $70,000 during 1996 and 1995, respectively, for accounting services.

NOTE 10--OPERATING LEASES

The Company leases office space in New York, New York under the terms of a sublease ending on August 31, 2000. The rent under this lease is amortized at $11,025 per month from a required initial prepayment of $481,100 upon execution. The monthly lease payments are subject to annual escalation, based on the operating expenses of the building.

On September 3, 1996, the Company entered into a three-year lease for an office in Midvale, Utah, that requires monthly payments of $1,631. The lease provides for annual increases in the lease payment in an amount equal to the increase in the Consumer Price Index, provided that such an increase shall not be less than 6% nor greater than 10%.

The Company also leases offices in Vienna, Austria and in Hamburg, Germany under one-year contracts for $3,240 and $2,603 per month, respectively.

The five year annual lease payments are as follows:

             Years Ending
             December 31,                                     Total
             ------------                                ----------
                 1998                                    $   91,178
                 1999                                        86,613
                 2000                                        70,116
                 2001                                        70,116
                 2002                                        70,116
                                                         ----------
                                                         $  388,139
                                                         ==========
 NOTE 11--COMMITMENTS AND CONTINGENCIES

 In 1995, the Company was issued a formal order that it was the subject of an investigation by the United States Securities and Exchange Commission
 (SEC), involving the financial and other information set forth in the Company's periodic filings and press releases. The Company has produced numerous documents and the oral testimony of its officers and directors pursuant to extensive subpoenas from the SEC. The SEC has obtained similar information from the Company's prior independent public accountants. The SEC has given no formal indication that it has completed its investigation and, the Company cannot currently predict the duration or outcome of this investigation.

 Employment contracts with certain former officers of a subsidiary of the Company were terminated during 1997 with no further liability associated with those contracts.

 A financial consulting firm retained by Danube prior to its acquisition by the Company asserted a claim in 1996 that it was entitled to commissions on financing raised for Danube. The claim was settled in 1997 by the Company paying $310,000. The settlement covers all commissions due from funds raised or invested to date as well as funds which may be raised in the future from parties which were introduced directly or indirectly by the consulting firm.

 As discussed further in Note 9, the Company recently proposed a settlement of its tax liability in the Kingdom of the Netherlands.

 A bankruptcy trustee appointed for certain former shareholders of Globegas has asserted a claim to the proceeds that the Company has and may receive from the Texaco agreement discussed in Note 3. The Trustee's claim is apparently based upon the theory that the Company may have paid inadequate consideration for its acquisition of Globegas (which indirectly controlled the Pol-Tex Methane concession in Poland) from former shareholders and therefore they are the true owners of the proceeds received from the development of the Pol-Tex Concession in Poland. The Company is vigorously defending against the claim. The Company believes that the claim is totally without merit based on the fact that a condition of a prior settlement with the principal creditor of the estate bars any such claim, that the court has no jurisdiction over Pol-Tex Methane or its interests held in Poland, and that the Company paid substantial consideration for Globegas.

 During 1997, a shareholder asserted a claim against the Company based upon an alleged breach of the settlement agreement between the shareholder and the Company as a result of the Company's failure to file and obtain the effectiveness of a registration statement for the resale by the shareholder of 100,000 shares delivered to the shareholder in connection with the settlement. In addition, the shareholder has informed the Company and the court that it would be entering a claim for failure to register the resale of the shares subject to its option to purchase up to 2,000,000 shares of the Company's common stock. The Company had denied any liability and intends to vigorously defend the claims. The Company has filed a counterclaim against the shareholder for breach of contract concerning its joint activities with the bankruptcy trustee appointed for certain former shareholders of Globegas.

 As a result of the Company's analysis of the Czech properties, the Company's pursuit of those properties was terminated in 1997 and the property was returned to the Czech partner. The Company has accrued $328,000 for any continuing liability, although none has been specifically identified, with respect to the Czech properties.

 The Company paid $120,000 of dividends on its 1995 Series preferred stock during 1996. The dividends may have been inappropriately paid under Utah law due to the existence of a stockholders' deficit throughout the year ended December 31, 1996. As a result, the Company may have a claim against the preferred shareholders who received the dividends for their repayment.

 On August 30, 1997 the Company settled an obligation payable to the former shareholders of Danube. In satisfaction of the $2,500,000 obligation and $346,590 of accrued interest, the Company issued 383,790 shares of common stock valued at $2,846,590. All claims related to employment contracts with the former owners were released in connection with the settlement.

 During March of 1998 the Company was notified there may be certain title problems related to an area of mutual interest to be explored and developed by the Slovakian joint venture. The problem area is outside of the Trebisov area where the Company has drilled six wells and which are unaffected by the claim. The disputed area is located in the southern portion of the property covered by the designations contained in the Slovakian joint venture agreements and is subject to a competing claim of ownership by a private Slovakian company. To the extent the Slovakian joint venture may not have exploration rights as previously contemplated, the Company's expansion beyond the Trebisov area may be limited. Subsequent to March 31, 1998, the Company entered into a letter of intent to acquire a controlling interest in the disputed area which is located to the south of Trebisov. The terms of the letter of intent provide for the acquisition of the competing interest in exchange for 2,500,000 shares of restricted common stock and two year warrants providing for the purchase of 2,500,000 shares for $5.00 per share. The division of the working interest for this territory will then be 67.5% for the Company (rather than the 50% split which governs the Trebisov area) provided that the Company carries the cost of drilling the first two wells in the disputed area. The Company has notified the former shareholders of Danube of a claim against them by reason of this recent problem. The cost of the acquisition of the property will be based on the fair value of the common stock and warrants on the date the transaction is completed less any amounts recovered or recoverable from the former shareholders of Danube.

 The Company believes the owners of Danube knew or should have known about the problem prior to the acquisition of Danube and made no disclosure concerning the problem. The Company has made a claim against the former Danube shareholders for indemnity to the extent the Company suffers any damage by reason of the potential title claim. As the matter is in its initial stages, the Company cannot predict whether impairment of the Slovakian mineral interests will be warranted, or if impaired, whether the Company will be able to recover from the former Danube shareholders.

 The Company has determined that it has an obligation to a lender in connection with loans made principally to a subsidiary from 1995 through 1997. Management is in the process of negotiating a final agreement with the lender to settle and determine all amounts owing, but no agreement has yet been reached. Management has estimated that the obligation will not exceed $1 million which amount has been included in accrued liabilities at December 31, 1997 and charged to interest expense during the year then ended. Because the amount of the actual obligation has not been finally established with the lender, it could ultimately be determined to be in excess of the amount accrued.

 In March 1998, the Company acquired a 55% controlling interest in RimaMuran S.r.o. whose principal asset is a minority interest in a talc deposit in eastern Slovakia. RimaMuran has the obligation to fund 43% of the projected $12,000,000 of capital costs over the next two and one-half years. RimaMuran does not have the assets necessary to meet this obligation, and it is anticipated that the necessary funding will need to be provided by the Company.

 On January 28, 1998, the Company entered into an agreement with a public relations firm in Europe. The firm agreed to provide for dissemination of information regarding the Company in Germany and other European countries for a period of one year. The Company is obligated to pay the firm $9,315 per month and granted the firm an option to purchase up to 100,000 restricted shares of common stock at $6.50 per share through January 28, 2000.

 The holders of certain registration rights have requested the Company provide it with information concerning the delay in filing a required registration statement. While the shareholders have not asserted a specific legal claim against the Company to date, it may elect to do so if the Company is unable to resolve this matter.

 Eurogas has engaged technical and business consultants for its various projects under terms which will require minimum payments of $1,632,000 and $1,200,000 during the years ending December 31, 1998 and 1999, respectively.

 NOTE 12--STOCKHOLDERS' EQUITY

 The 1995 Series Preferred Stock (the 1995 Series), issued on April 12, 1995, is non-voting, non-participating , and has a liquidation preference of $0.10 per share plus unpaid dividends. The 1995 Series stockholders are entitled to an annual dividend of $0.05 per share. Each share of the 1995 Series shall be converted into two shares of the Company's common stock upon lawful presentation and shall pay dividends until converted. The Company has the right to redeem the 1995 Series, on not less than 30 days written notice, at a price of $36.84 per share, plus any accrued but unpaid dividends. Annual dividend requirements of the 1995 Series are $119,598.

 The 1996 Series Preferred Stock was issued on July 12, 1996. All of the shares of 1996 Series Preferred Stock were converted into 2,500,001 shares of common stock (at the rate of two common shares per 1996 Series Preferred share) on July 3, 1997, along with accrued but unpaid dividends.

 On May 29, 1997, the Company authorized the 1997 Series A Convertible Preferred Stock (the 1997 Series). This series of preferred stock is non-voting and accrues dividends at $60.00 per share, or six percent annually. The 1997 Series has a liquidation preference of $1,000 per share, plus unpaid dividends before liquidation payments applicable to common shares but after liquidation payments to other previously issued and outstanding preferred stock series. The 1997 Series along with unpaid dividends thereon is convertible into common stock at the rate of $1,000 divided by the lessor of 125 percent of the average closing bid price for five trading days prior to issuance or 82 percent of the average closing bid price for five trading days prior to conversion. At December 31, 1997, 14,740 of the 15,000 shares of 1997 Series preferred stock along with related accrued dividends had been converted into 2,763,165 shares of common stock.

 During May, 1998 the Company issued 8,000 shares of a newly-created 1998 Series B Convertible Preferred Stock (Series B) in a private placement.
 The Company has designated 30,000 shares of the Series B shares with a par value of $0.001 per share and a liquidation preference of $1,000 per share, plus all accrued but unpaid dividends. The Series B shares are non-voting and bear a dividend rate of 6% per annum, which dividend may be paid in shares of the Company's common stock at its option.

 The 1998 Series B shares issued during May 1998 were issued for proceeds of $7,400,000 net of finders fees of $600,000. In addition, 50,000 common shares were issued as a finder's fee in connection with issuance of the 1998 Series B shares, were valued at $262,500 and were recognized as compensation and charged to operations during the second quarter of 1998. Each of the currently issued Series B shares are convertible into that number of shares of Common Stock determined by taking the sum of $1,000, plus any accrued but unpaid dividends through the conversion date, and dividing it by the lesser of 125% of the average closing price five trading days prior to issuance of the Series B shares, or 80% of the average closing price five trading days prior to conversion. New issuances of Series B shares are similarly convertible into that number of shares of Common Stock determined by taking the sum of $1,000, plus any accrued but unpaid dividends through the conversion date, and dividing it by the lesser of 125% of the average closing price five trading days prior to issuance of the Series B shares, or 85% of the average closing price five trading days prior to conversion.

 The current 1998 Series B shareholders have committed to purchase the remaining 22,000 shares of 1998 Series B Preferred Stock in additional traunches of 4,000 shares each, subject to certain market conditions, at $1,000 per share less commissions of 71/2%. The Company filed a registration statement with the U.S. Securities and Exchange Commission relating to the common stock underlying the Series B shares, which registration statement became effective on August 7, 1997. The Company is required to maintain the effective status of the registration statement for the period the 1998 Series B Preferred shares remain outstanding.

 During 1998, the Company issued 13,000 common shares as financing fees valued at $61,750, and issued 2,400,000 shares in connection with the acquisition of an interest in the Beaver River Project.

 NOTE 13--STOCK OPTIONS AND WARRANTS

 The Company granted stock options and warrants during 1996 in connection with the acquisition of Danube and the settlement of claims relating to the Globegas reorganization in prior years.

 During 1997, options to purchase 2,000,000 common shares were issued in connection with the acquisition of OMVJ. The options are exercisable at $4.00 per share until April 1, 1998, then at $5.00 per share until March 31, 1999 and then at $6.00 per share until March 31, 2000 at which time they expire if not exercised. Options to purchase 2,200,000 shares of common stock were granted in conjunction with the issuance of 2,999,999 shares of common stock for $7,500,000 (less $75,000 in offering costs). The options are exercisable at $3.00 per share through December 31, 1998. Options to purchase 250,000 were granted in connection with an investment firm contract. The options are exercisable at $11.79 per share through August 9, 2002.

 The Company granted options to its employees and consultants during 1996 under the Stock Option and Award Plan which was adopted in January 1996. Options for 2,000,000 shares of common stock were authorized and granted in January 1996. The options granted to employees and consultants are exercisable at $1.50 over a period of five years beginning July 18, 1996 and expire January 18, 2001. The market value of the underlying common stock was equal to the exercise price on the date granted and, therefore, no compensation relating to the options was recognized during 1996 or 1997.

 The Company has accounted for stock-based compensation from stock options granted to employees and consultants based on the intrinsic value of the options on the date granted. Had compensation cost for the Company's Stock Option and Award Plan been determined based on the fair value at the grant dates for options under that plan consistent with the alternative method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's loss applicable to common shares and loss per common share for the years ended December 31, would have been increased to the pro forma amounts shown below.

                                            1997         1996         1995
                                    ------------   ----------   ----------
Net loss applicable to common
 shares:
  As reported                       $(11,925,429)  $(6,413,183) $(4,327,581)
  Pro forma                          (11,925,429)   (8,492,547)  (4,327,581)

Basic and diluted net loss per
 common share:
  As reported                       $      (0.22)  $     (0.16)  $   (0.13)
  Pro forma                                (0.22)        (0.21)      (0.13)

 The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1997 and 1996, respectively: average risk-free interest rate - 5.7% and 5.7%; expected volatility - 95.5% and 82.6%; expected life - 1.4 years and 5.0 years.

 A summary of the status of stock options as of December 31, 1997 and 1996 and changes during the years ended December 31, are presented below:

                                   1997                      1996
                           ---------------------   ------------------------
                                       Weighted-                  Weighted-
                                         Average                    Average
                                        Exercise                   Exercise
                              Shares       Price      Shares          Price
                           ---------    --------   ---------    -----------
Outstanding at beginning
  of year                  9,000,000    $   2.78          --    $        --
Granted                    4,450,000        3.94   9,000,000           2.78
                           ---------               ---------
Outstanding at end of
  year                    13,450,000        3.54   9,000,000           2.78
                          ==========               =========
Exercisable at end
  of year                 13,300,000        3.56   8,800,000           2.81
Weighted-average fair
 value of options granted
 during the year               $2.07                   $1.04

 At June 30, 1998, there remained 13,450,000 options outstanding of which 13,300,000 were exercisable.

 Options and warrants outstanding at December 31, 1997 were exercisable at prices ranging from $1.50 to $11.75 with remaining contractual lives from
 1.0 to 4.6 years.

 NOTE 14--SUBSEQUENT EVENTS (UNAUDITED)

 Conversion of 1998 Series B Convertible Preferred Stock -- During July and August 1998, holders of 1998 Series B Preferred shares converted 5,350 Series B shares into 1,995,194 common shares at a weighted-average conversion price of $2.71 per share.

 Issuance of Common Stock -- During August 1998, 107,500 shares of common stock were issued upon exercise of options for $150,000. The Company issued 40,000 shares of common stock as payment for consulting services.

 Joint Venture Agreements - During July, 1998 the Company entered into agreements which grant right to explore prospects within the Ukraine with two Ukraine companies. The agreements require the Company to fund the exploration using the licenses of the joint venture partners for a net 70% interest in the profits until costs are recovered, then a 50% profits interest in the projects.

 The Company has very recently entered into a joint venture with RWE-DEA Altiengesellschaft for Mineraloel and Chemie AG ("RWE-DEA") that gives RWE-DEA the right to select which of the Company's Ukrainian properties that the joint venture will explore and, if justified, develop. Under the terms of the joint venture, the Company and RWE-DEA will be equal owners, although RWE-DEA will maintain administrative control and will be the operator of any proposed activities.

 Commitments - During July 1998, the Company acquired directors and officers liability insurance for a term of one year with a commitment of $67,500.

 The Company filed a registration statement with the U.S. Securities and Exchange Commission relating to the common stock underlying the 1998 Series B Preferred stock, shares which registration statement became effective on August 7, 1997. The Company is required to maintain the effective status of the registration statement for the period the 1998 Series B preferred shares remain outstanding.



                                    PART  II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


             ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee               $  10,879
Legal fees                                                           58,000
State "blue sky" fees and expenses (including attorneys' fees)        5,000
Accounting fees and expenses                                         25,000
Printing expenses                                                     1,121
Listing fees                                                              0
                                                                  ---------
                                                        Total     $ 100,000
                                                                  =========

     All expenses, except the SEC fees, are estimates.

     The Selling Shareholders will not bear any portion of the foregoing expenses, but will pay fees in connection with the sale of the Common Stock offered hereby in those transactions completed to or through securities broker and/or dealers in the form of markups, markdowns, or commissions.


              ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 16-10a-901 et seq. of the Utah Revised Business Corporation Act and "ARTICLE VII. INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS" of the Registrant's articles of incorporation provide for indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. (See "ITEM 17. UNDERTAKINGS.")


               ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In May 1998, the Company entered into a Subscription Agreement pursuant to which it agreed to sell up to 30,000 shares of its 1998 Series B Convertible Preferred Stock for an aggregate of $30,000,000 gross proceeds. At the time of the execution of the agreement, 8,000 shares were sold by the Company for gross proceeds of $8,000,000 to three sophisticated investors. The Company obtained representations that the purchasers were acquiring the securities for their own investment and without the intent to make a distribution of such securities, placed a restrictive legend on the certificates representing the securities, and relied on the non-public offering exemption to the registration requirements of the Securities Act in making this sale. The Common Stock issuable on conversion of the 1998 Series B Convertible Preferred Stock is also restricted, but the resale of such securities by the Selling Shareholders is covered by this Prospectus.

     During 1997, the Company sold or delivered 10,544,030 shares of common stock and 4,450,000 options in transactions that were not registered under the Securities Act as described in more detail below. Unless otherwise noted, the sales were made without the participation of underwriters and without the payment of any commission. The Company relied upon the exemptions from registration provided in Section 4(2) of the Securities Act and Regulation D.

     No placement of securities involved a public offering. The two offerings for cash proceeds were to sophisticated institutions. The balance of shares and options were delivered in connection with either a conversion of outstanding indebtedness or the acquisition of property or mineral interests. In each instance, the Company used the proceeds for general working capital.

     The following summary does not include two sales previously reported in which the Company relied principally on Regulation S as an exemption from registration. The reports considering those sales were on the Company's Form 8-K dated March 24, 1997, covering the sale of 500,000 shares for gross proceeds of $2.5 million and Form 8-K dated May 30, 1997, covering the issuance of a newly created preferred stock for gross proceeds of $15 million.

     On June 11, 1997, the Company delivered an option to OMV A.G. in connection with its purchase of a subsidiary of OMV A.G. whose principal asset was a joint venture in the Sakha Republic as described under "BUSINESS & PROPERTIES:
Activities in the Sakha Republic." The terms of the option provide for an exercise price of $4.00 per share until April 1, 1998, $5.00 per share until March 31, 1999, and $6.00 per share until March 31, 2000, at which time the unexercised portion expires.

     On June 30, 1997, the Company sold 1,430,000 shares of its restricted stock, at $7.00 per share, for a gross purchase price of $10 million (US) to Chemilabco B.V., a principal shareholder of the Company. (See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     Also on June 30, 1997, the Company sold to Finance Credit & Development Corporation, Ltd., in a transaction that amended a prior financing agreement, a total of 2,999,999 shares of restricted common stock for $7.5 million and converted a $1 million outstanding debenture to 333,334 shares of restricted common stock. In connection therewith, the Company also granted a warrant for the acquisition of 2,200,000 shares of the Company's common stock at $3.00 per share. The option expires December 31, 1998.

     During the 1997 fiscal year, holders of convertible debenture notes (proceeds of which were received prior to 1997), converted a total of $10,947,991 of principal and accrued interest into 2,646,907 shares of the Company stock pursuant to the terms of the various debentures.

     On July 3, 1997, 1,250,000 shares of the 1996 Preferred Stock were automatically converted into 2,500,000 shares of common stock. The shares were held by the former shareholders of Danube that the Company acquired during fiscal 1996.

     On August 9, 1997, the Company sold an option to purchase 250,000 shares to CIBC Oppenheimer in connection with the entering into of a financial advisory agreement. The option provides for an exercise price $11.79, expires August 9, 2002, and provides CIBC Oppenheimer with registration and cashless exercise rights.

     On August 30, 1997, the Company converted a promissory note held by the former Danube shareholders in the amount of $2,846,590 of principal and accrued interest into 383,790 shares of the Company's common stock.

     On November 11, 1997, the Company delivered 250,000 shares of restricted common stock for the acquisition of the 5% interest in the Danube subsidiary which had been held by two foreign individuals which had invested $1 million with the Danube project prior to its acquisition by the Company in 1996.


              ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     Copies of the following documents are included as exhibits to this Registration Statement, pursuant to Item 601 of Regulation S-K.

Exhibits

                SEC
Exhibit      Reference
Number        Number                           Title of Document                               Location
-------      ---------     ---------------------------------------------------------   ----------------------
Item 2.

2.01            (2)        Agreement and Plan of Merger between EuroGas, Inc., and     Report on Form 8-K
                           Danube International Petroleum Company, Inc., dated July    dated July 12, 1996,
                           3, 1996, as amended                                         Exhibit No. 5*

2.02            (2)        English translation of Transfer Agreement between           Report on Form 8-K
                           EuroGas, Inc., and OMV, Inc. for the Acquisition of OMV     dated June 11, 1997
                           (Yakut) Exploration GmbH dated June 11, 1997                Exhibit No. 1*

2.03            (2)        Asset Exchange Agreement between EuroGas, Inc., and         Initial Filing
                           Beaver River Resources, Ltd., dated April 1, 1998
Item 3.                    Articles of Incorporation and Bylaws

3.01            (3)        Articles of Incorporation                                   Registration Statement
                                                                                       on Form S-18, File
                                                                                       No. 33-1381-D
                                                                                       Exhibit No. 1*

3.02            (3)        Amended Bylaws                                              Quarterly Report on
                                                                                       Form 10-Q for the
                                                                                       quarter ended
                                                                                       December 31, 1988,
                                                                                       Exhibit No. 1*

3.03            (3)        Designation of Rights, Privileges, and Preferences of       Quarterly Report on
                           1995 Series Preferred Stock                                 Form 10-QSB dated
                                                                                       March 31, 1995,
                                                                                       Exhibit No. 1*

3.04            (3)        Designation of Rights, Privileges, and Preferences of       Report on Form 8-K
                           1996 Series Preferred Stock                                 dated July 12, 1996,
                                                                                       Exhibit No. 1*

3.05            (3)        Designation of Rights, Privileges, and Preferences of       Report on Form 8-K
                           1997 Series A Convertible Preferred Stock                   dated May 30, 1997
                                                                                       Exhibit No. 1*

3.06            (3)        Designation of Rights, Privileges, and Preferences of       Initial Filing
                           1998 Series B Convertible Preferred Stock

3.07            (3)        Articles of Share Exchange                                  Report on Form 8-K
                                                                                       dated August 3, 1994,
                                                                                       Exhibit No. 6*
Item 4.                    Instruments Defining the Rights of Security Holders

4.01            (4)        Subscription Agreement between EuroGas, Inc., and Thomson   Initial Filing
                           Kernaghan & Co., Ltd., dated May 29, 1998

4.02            (4)        Registration Rights Agreement between EuroGas, Inc., and    Initial Filing
                           Thomson Kernaghan & Co., Ltd., dated May 29, 1998

4.03            (4)        Warrant Agreement between EuroGas, Inc., and Oppenheimer    Initial Filing
                           & Co., Inc.

4.04            (4)        Warrant Agreement dated July 12, 1996, with Danube          Report on Form 8-K
                           shareholders                                                dated July 12, 1996,
                                                                                       Exhibit No. 2*

4.05            (4)        Registration Rights Agreement dated July 12, 1996, with     Report on Form 8-K
                           Danube shareholders                                         dated July 12, 1996
                                                                                       Exhibit No. 3*

4.06            (4)        Registration Rights Agreement by and among EuroGas, Inc.,   Initial Filing
                           and Finance Credit & Development Corporation, Ltd., dated
                           June 30, 1997

4.07            (4)        Option granted to the Trustees of the Estate of Bernice     Annual Report on
                           Pauahi Bishop                                               Form 10-KSB for the
                                                                                       fiscal year ended
                                                                                       December 31, 1995,
                                                                                       Exhibit No. 10*

4.08            (4)        Registration Rights Agreement by and among EuroGas, Inc.,   Annual Report on
                           and Kukui, Inc., and the Trustees of the Estate of          Form 10-KSB for the
                           Bernice Pauahi Bishop                                       fiscal year ended
                                                                                       December 31, 1995,
                                                                                       Exhibit No. 11*

4.09            (4)        Convertible Debenture issued to Lux Immobilien for          Annual Report on
                           $2,200,000                                                  Form 10-KSB for the
                                                                                       fiscal year ended
                                                                                       December 31, 1995,
                                                                                       Exhibit No. 12*

4.10            (4)        Option issued to OMV Aktiengesellschaft to acquire up to    Annual Report on
                           2,000,000 shares of restricted common stock                 Form 10-KSB for the
                                                                                       fiscal year ended
                                                                                       December 31, 1996,
                                                                                       Exhibit No. 13*
Item 5.                    Opinion Regarding Legality

5.01       (5) & (23)      Opinion of Kruse, Landa & Maycock, L.L.C.                   This Filing

Item 10.                   Material Contracts

10.01          (10)        Agreement in Principle between EuroGas, Inc., and           Annual Report on
                           Chemilabco B.V., dated June 1996, as amended November       Form 10-KSB for the
                           1996                                                        fiscal year ended
                                                                                       December 31, 1995,
                                                                                       Exhibit No. 13*

10.02          (10)        1996 Stock Option and Award Plan                            Annual Report on
                                                                                       Form 10-KSB for the
                                                                                       fiscal year ended
                                                                                       December 31, 1995,
                                                                                       Exhibit No. 14*

10.03          (10)        Settlement Agreement by and among Kukui, Inc., and Pol-     Annual Report on
                           Tex Methane, Sp. zo.o., McKenzie Methane Rybnik, McKenzie   Form 10-KSB for the
                           Methane Jastrzebie, GlobeGas, B.V. (formerly known as       fiscal year ended
                           McKenzie Methane Poland, B.V.), and the Unsecured           December 31, 1995,
                           Creditors' Trust of the Bankruptcy Estate of McKenzie       Exhibit No. 15*
                           Methane Corporation

10.04          (10)        Employment Agreement with Martin A. Schuepbach dated July   Report on Form 8-K
                           12, 1996                                                    dated July 12, 1996,
                                                                                       Exhibit No. 6*

10.05          (10)        English translation of General Agreement governing the      Report on Form 8-K
                           operation of McKenzie Methane Poland, B.V.                  dated August 3, 1994,
                                                                                       Exhibit No. 2*

10.06          (10)        English translation of Concession Agreement between         Annual Report on
                           Ministry of Environmental Protection, Natural Resources,    Form 10-KSB for the
                           and Forestry of Poland and Pol-Tex Methane Ltd.             fiscal year ended
                                                                                       December 31, 1995,
                                                                                       Exhibit No. 18*

10.07          (10)        Association Agreement between NAFTA a.s. Gbely and Danube   Annual Report on
                           International Petroleum Company                             Form 10-KSB for the
                                                                                       fiscal year ended
                                                                                       December 31, 1995,
                                                                                       Exhibit No. 19*

10.08          (10)        Agreement between Moravske' Naftove' Doly a.s. and Danube   Annual Report on
                           International Petroleum Company                             Form 10-KSB for the
                                                                                       fiscal year ended
                                                                                       December 31, 1995,
                                                                                       Exhibit No. 20*

10.09          (10)        Form of Convertible Debenture                               Report on Form 8-K
                                                                                       dated August 3, 1994,
                                                                                       Exhibit No. 7*

10.10          (10)        Form of Promissory Note, as amended, with attached list     Annual Report on
                           of holders                                                  Form 10-KSB for the
                                                                                       fiscal year ended
                                                                                       December 31, 1995,
                                                                                       Exhibit No. 23*

10.11          (10)        Amendment #1 to the Association Agreement Entered on 13th   Annual Report on
                           July 1995, between NAFTA a.s. Gbely and Danube              Form 10-KSB for the
                           International Petroleum Company                             fiscal year ended
                                                                                       December 31, 1996,
                                                                                       Exhibit No. 25*

10.13          (10)        Purchase and Sale Agreement between Texaco Slask Sp.        Report on Form 8-K
                           zo.o., Pol-Tex Methane Sp. zo.o. and GlobeGas B.V.          dated March 24, 1997
                                                                                       Exhibit No. 1*

10.14          (10)        English translation of Articles of Association of the       Report on Form 8-K/A
                           TAKT Joint Venture dated June 7, 1991, as amended April     dated June 11, 1997
                           4, 1993                                                     Exhibit No. 3*

10.15          (10)        English translation of Proposed Exploration and             Report on Form 8-K/A
                           Production Sharing Contract for Hydrocarbons between the    dated June 11, 1997
                           Republic of Sakha (Yakutia) and the Russian Federation      Exhibit No. 4*
                           and the TAKT Joint Venture

10.16          (10)        English translation of Mining Usufruct Contract between     Quarterly Report on
                           The Minister of Environmental Protection, Natural           Form 10-Q dated
                           Resources and Forestry of the Republic of Poland and Pol-   September 30, 1997
                           Tex Methane, dated October 3, 1997                          Exhibit No. 1*

10.17          (10)        Agreement between Polish Oil and Gas Mining Joint Stock     Quarterly Report on
                           Company and EuroGas, Inc., dated October 23, 1997           Form 10-Q dated
                                                                                       September 30, 1997
                                                                                       Exhibit No. 2*

10.18          (10)        Agreement for Acquisition of 5% Interest in a Subsidiary    Quarterly Report on
                           by and between EuroGas, Inc., B. Grohe, and T. Koerfer,     Form 10-Q dated
                           dated November 11, 1997                                     September 30, 1997
                                                                                       Exhibit No. 3*

10.19          (10)        Option Agreement by and between EuroGas, Inc., and Beaver   Quarterly Report on
                           River Resources, Ltd., dated October 31, 1997               Form 10-Q dated
                                                                                       September 30, 1997
                                                                                       Exhibit No. 4*

10.20          (10)        Acquisition Agreement between EuroGas, Inc., and Belmont    Initial Filing
                           Resources, Inc., dated July 22, 1998

10.21          (10)        English translation of Agreement on Joint Investment and    Initial Filing
                           Production Activities between EuroGas, Inc., and
                           Zahidukrgeologia, dated May 14, 1998

10.22          (10)        English translation of Statutory Agreement of Association   Initial Filing
                           of Limited Liability Company With Foreign Investments
                           between EuroGas, Inc., and Makyivs'ke Girs'ke Tovarystvo,
                           dated June 17, 1998

10.23          (10)        Partnership Agreement between EuroGas, Inc., and RWE-DEA    Amendment No. 1
                           Altiengesellschaft for Mineraloel and Chemie AG, dated
                           July 22, 1998

Item 21.                   Subsidiaries of the Registrant

21.01          (21)        Schedule of Subsidiaries                                    Annual Report on
                                                                                       Form 10-KSB for the
                                                                                       fiscal year ended
                                                                                       December 31, 1995,
                                                                                       Exhibit No. 24*
Item 23.                   Consents of Experts and Counsel

23.01          (23)        Consent of Hansen, Barnett & Maxwell, auditors of the       This Filing
                           Registrant

23.02          (23)        Consent of Ryder Scott Company, Petroleum Engineers         This Filing

23.03          (23)        Consent of Kruse, Landa & Maycock, L.L.C., counsel to the   This Filing (See Item 5)
                           Registrant

Item 24.                   Power of Attorney

24.01          (24)        Power of Attorney                                           Initial Filing (See
                                                                                       Signature Page)

[FN]
*Incorporated by reference


                             ITEM 17.  UNDERTAKINGS

Post-Effective Amendments.  [Regulation S-K, Item 512(a)]

     The undersigned Registrant will:

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Indemnification.  [Regulation S-K, Item 512(h)]

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Rule 430.  [Regulation S-K, Item 512(i)]

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this preliminary prospectus in reliance on rule 430A and contained in the form of prospectus filed by the Registrant pursuant to rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this preliminary prospectus of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamburg, Germany, on the 3rd day of September, 1998.

                                          EUROGAS, INC.


                                          By   /s/ Paul Hinterthur
                                            Paul Hinterthur, President
                                            (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on this 3rd day of September, 1998.



   /s/ Paul Hinterthur
Paul Hinterthur, Director


   /s/ Dr. Reinhard Rauball
Dr. Reinhard Rauball, Director
                                          By /s/ Hank Blankenstein
                                            Hank Blankenstein, Attorney-in-fact
   /s/ Hank Blankenstein
Hank Blankenstein, Director
(Principal Financial and Accounting
Officer)


   /s/ Dr. Gregory P. Fontana
Dr. Gregory P. Fontana, Director


   /s/ Dr. Hans Fischer
Dr. Hans Fischer, Director